EXHIBIT 4.1
                                  -----------

                                                                  EXECUTION COPY
                                                                    29455-004-00



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                   FIRST AMENDED AND RESTATED CREDIT AGREEMENT

                                   dated as of

                                November 2, 1998

                                     between

                            CANANDAIGUA BRANDS, INC.

                     The SUBSIDIARY GUARANTORS Party Hereto

                            The LENDERS Party Hereto

                                       and

                            THE CHASE MANHATTAN BANK,
                             as Administrative Agent

                                 $1,000,000,000



                            THE CHASE MANHATTAN BANK,
                                 as Book Runner

                            THE BANK OF NOVA SCOTIA,
                              as Syndication Agent

                           CREDIT SUISSE FIRST BOSTON
                                       and
                              FLEET NATIONAL BANK,
                           as Co-Documentation Agents


================================================================================

                                TABLE OF CONTENTS

                                                                            Page


                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.01.  Defined Terms...................................................1
SECTION 1.02.  Classification of Loans and Borrowings.........................31
SECTION 1.03.  Terms Generally................................................32
SECTION 1.04.  Accounting Terms; GAAP.........................................32
SECTION 1.05.  Currency Equivalents...........................................32

                                   ARTICLE II

                                   THE CREDITS

SECTION 2.01.  The Commitments................................................33
SECTION 2.02.  Loans and Borrowings...........................................35
SECTION 2.03.  Requests for Syndicated Borrowings.............................36
SECTION 2.04.  Competitive Bid Procedure......................................37
SECTION 2.05.  Swingline Loans................................................39
SECTION 2.06.  Letters of Credit..............................................41
SECTION 2.07.  Funding of Borrowings..........................................46
SECTION 2.08.  Interest Elections.............................................47
SECTION 2.09.  Termination and Reduction of the Commitments...................48
SECTION 2.10.  Repayment of Loans; Evidence of Debt...........................49
SECTION 2.11.  Prepayment of Loans............................................53
SECTION 2.12.  Fees...........................................................59
SECTION 2.13.  Interest.......................................................61
SECTION 2.14.  Alternate Rate of Interest.....................................62
SECTION 2.15.  Increased Costs................................................63
SECTION 2.16.  Break Funding Payments.........................................64
SECTION 2.17.  Taxes..........................................................65
SECTION 2.18.  Payments; Pro Rata Treatment; Sharing of Setoffs, Etc..........66
SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.................68

                                   ARTICLE III

                                    GUARANTEE

SECTION 3.01.  The Guarantee..................................................69
SECTION 3.02.  Obligations Unconditional......................................70
SECTION 3.03.  Reinstatement..................................................75
SECTION 3.04.  Subrogation....................................................75
SECTION 3.05.  Remedies.......................................................76
SECTION 3.06.  Continuing Guarantee...........................................76
SECTION 3.07.  Limitation on Guarantee Obligations............................76

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Organization; Powers...........................................77
SECTION 4.02.  Authorization; Enforceability..................................77
SECTION 4.03.  Governmental Approvals; No Conflicts...........................77
SECTION 4.04.  Financial Condition; No Material Adverse Change................78
SECTION 4.05.  Properties.....................................................78
SECTION 4.06.  Litigation.....................................................79
SECTION 4.07.  Environmental Matters..........................................79
SECTION 4.08.  Compliance with Laws and Agreements............................81
SECTION 4.09.  Investment and Holding Company Status..........................81
SECTION 4.10.  Taxes..........................................................81
SECTION 4.11.  ERISA..........................................................81
SECTION 4.12.  Disclosure.....................................................82
SECTION 4.13.  Use of Credit..................................................82
SECTION 4.14.  Material Agreements and Liens..................................82
SECTION 4.15.  Capitalization.................................................83
SECTION 4.16.  Subsidiaries and Investments...................................83
SECTION 4.17.  Real Property..................................................84
SECTION 4.18.  Year 2000 Issues...............................................84
SECTION 4.19.  Target Credit Facilities.......................................84

                                    ARTICLE V

                                   CONDITIONS

SECTION 5.01.  Effective Date.................................................85
SECTION 5.02.  Initial Funding Date...........................................86
SECTION 5.03.  Subsequent Tender Offer Loans..................................89
SECTION 5.04.  Each Credit Event..............................................90

                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

SECTION 6.01.  Financial Statements and Other Information.....................90
SECTION 6.02.  Notices of Material Events.....................................92
SECTION 6.03.  Existence; Conduct of Business.................................92
SECTION 6.04.  Payment of Obligations.........................................93
SECTION 6.05.  Maintenance of Properties; Insurance...........................93
SECTION 6.06.  Books and Records; Inspection Rights...........................93
SECTION 6.07.  Compliance with Laws...........................................93
SECTION 6.08.  Use of Proceeds and Letters of Credit..........................93
SECTION 6.09.  Certain Obligations Respecting Subsidiaries;
               Further Assurances ............................................94
SECTION 6.10.  Hedging Agreements.............................................96

                                   ARTICLE VII

                               NEGATIVE COVENANTS

SECTION 7.01.  Indebtedness...................................................96
SECTION 7.02.  Liens..........................................................97
SECTION 7.03.  Fundamental Changes............................................98
SECTION 7.04.  Investments...................................................101
SECTION 7.05.  Restricted Payments...........................................102
SECTION 7.06.  Transactions with Affiliates..................................104
SECTION 7.07.  Certain Restrictions on Subsidiaries..........................104
SECTION 7.08.  Certain Financial Covenants...................................105
SECTION 7.09.  Subordinated Indebtedness.....................................106
SECTION 7.10.  Modifications of Certificate of Incorporation.................107
SECTION 7.11.  Inventory Located in Off-Premises Warehouses..................107
SECTION 7.12.  Certain Matters Relating to the Tender Offer, Etc.............108

                                  ARTICLE VIII

                               EVENTS OF DEFAULT.............................110


                                   ARTICLE IX

                               THE ADMINISTRATIVE AGENT......................114

                                    ARTICLE X

                                  MISCELLANEOUS

SECTION 10.01.  Notices......................................................117
SECTION 10.02.  Waivers; Amendments..........................................118
SECTION 10.03.  Expenses; Indemnity; Damage Waiver...........................119
SECTION 10.04.  Successors and Assigns.......................................121
SECTION 10.05.  Survival.....................................................123
SECTION 10.06.  Counterparts; Integration; Effectiveness.....................124
SECTION 10.07.  Severability.................................................124
SECTION 10.08.  Right of Setoff..............................................124
SECTION 10.09.  Governing Law; Jurisdiction; Consent to Service of Process...125
SECTION 10.10.  Waiver Of Jury Trial.........................................125
SECTION 10.11.  Headings.....................................................126
SECTION 10.12.  Treatment of Certain Information; Confidentiality............126
SECTION 10.13.  "Credit Agreement" under Senior Subordinated Indentures......127
SECTION 10.14.  Exceptions to Certain Covenants..............................127
SECTION 10.15.  European Monetary Union......................................127
SECTION 10.16.  Judgment Currency............................................130
SECTION 10.17.  Cleanup Period...............................................130

SCHEDULE I        -        Commitments
SCHEDULE II       -        Material Agreements and Liens
SCHEDULE III      -        Disclosed Matters
SCHEDULE IV       -        Subsidiaries and Investments
SCHEDULE V        -        Stock Options
SCHEDULE VI       -        Real Property
SCHEDULE VII      -        Life Insurance Agreements
SCHEDULE VIII     -        Calculation of MCR Cost
SCHEDULE IX       -        Certain Non-Recurring Charges

EXHIBIT A         -        Form of Assignment and Acceptance
EXHIBIT B-1       -        Form of Security Agreement
EXHIBIT B-2       -        Form of U.K. Pledge Agreement (Borrower)
EXHIBIT B-3       -        Form of U.K. Pledge Agreement (U.K. Acquisition)
EXHIBIT C-1       -        Form of Mortgage Modification (Gonzalez)
EXHIBIT C-2       -        Form of Mortgage Modification (Madera/Vintners)
EXHIBIT C-3       -        Form of Mortgage Modification (Madera/Canandaigua)
EXHIBIT C-4       -        Form of Mortgage Modification (Bardstown)
EXHIBIT C-5       -        Form of Mortgage Modification (Canandaigua)
EXHIBIT C-6       -        Form of Mortgage Modification (Naples/Ontario Co.)
EXHIBIT C-7       -        Form of Mortgage Modification (Naples/Yates Co.)
EXHIBIT D         -        Form of Guarantee Assumption Agreement
EXHIBIT E-1       -        Form of Opinion of Counsel to the Obligors
                           (Effective Date)
EXHIBIT E-2       -        Form of Opinion of Counsel to the Obligors
                           (Initial Funding Date)
EXHIBIT E-3       -        Form of Opinion of Special California Counsel to the
                           Obligors
EXHIBIT E-4       -        Form of Opinion of Special Kentucky Counsel to the
                           Obligors
EXHIBIT F         -        Form of Opinion of Special New York Counsel to Chase

          FIRST AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 2, 1998, between CANANDAIGUA BRANDS, INC. (formerly known as Canandaigua Wine Company, Inc.), a Delaware corporation (the "Borrower"), the SUBSIDIARY GUARANTORS party hereto, the LENDERS party hereto, and THE CHASE MANHATTAN BANK, a New York State banking corporation ("Chase"), as administrative agent for such Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent").

          The Borrower, certain of the Subsidiary Guarantors party hereto, Chase (as the sole Lender thereunder), and the Administrative Agent are party to a Credit Agreement dated as of November 2, 1998 (said Credit Agreement, as in effect on the date hereof immediately before giving effect to the amendment and restatement contemplated hereby, being herein called the "Existing Credit Agreement"). Pursuant to the Existing Credit Agreement, Chase committed to make revolving credit and term loans to the Borrower in an original aggregate principal amount not exceeding $1,000,000,000 at any one time outstanding (subject to increase as therein provided to $1,200,000,000).

          The parties hereto wish to amend the Existing Credit Agreement in certain respects to provide for, among other things, for additional lenders to become parties thereto and, as so amended, to restate the Existing Credit Agreement in its entirety. Accordingly, the parties hereto hereby agree that the Existing Credit Agreement shall, subject to the execution and delivery of this Agreement by each of the intended parties hereto, but with effect as of the date hereof, be amended and restated to read in its entirety as follows:


                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

          "ABR", when used in reference to any Loan or Borrowing denominated in Dollars, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

          "Acceleration Date" has the meaning assigned to such term in the penultimate paragraph of Article VIII.

          "Acquisition" means an acquisition by the Borrower or any of its Subsidiaries of a business and the related assets of any Person (whether by way of purchase of assets or stock, including any tender for outstanding shares of stock, by merger or consolidation, by acceptance of a contribution of capital from another Person, or otherwise). For purposes hereof, the term "Acquisition" shall include the acquisition of the Target pursuant to the Tender Offer.

          "Adjusted Cash Flow" means, for any period (the "calculation period"), the sum, for the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) Operating Cash Flow for the calculation period minus (b) Capital Expenditures made during the calculation period (excluding Capital Expenditures made from the proceeds of Indebtedness other than Indebtedness hereunder).

          "Adjusted LIBO Rate" means, with respect to any Eurocurrency Borrowing for the Interest Period applicable thereto, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

          "Adjustment Amount" means, for any period, for the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), the amount of any income or expense included in the determination of net operating income for such period as a result of changes in the LIFO Reserve.

          "Administrative Agent" has the meaning assigned to such term in the recitals hereof.

          "Administrative Agent's Account" shall mean, for each Currency, an account in respect of such Currency designated by the Administrative Agent in a notice to the Borrower and the Lenders.

          "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "Applicable Percentage" means (a) with respect to any Tranche I Revolving Lender for purposes of Sections 2.05 or 2.06 or Article VIII, the percentage of the total Tranche I Revolving Commitments represented by such Tranche I Revolving Lender's Tranche I Revolving Commitment, (b) with respect to any Tranche II Revolving Lender for purposes of Section 2.06 or Article VIII, the percentage of the total Tranche II Revolving Commitments represented by such Tranche II Revolving Lender's Tranche II Revolving Commitment, (c) with respect to any Tranche III Revolving Lender for purposes of Section 2.06 or Article VIII, the percentage of the total Tranche III Revolving Commitments represented by such Tranche III Revolving Lender's Tranche III Revolving Commitment, (d) with respect to any Revolving Lender in respect of any indemnity claim under Section 10.03(c) arising out of an action or omission of the Administrative Agent, the Swingline Lender or the Issuing Lender under this Agreement relating to Swingline Loans or Letters of Credit, the percentage of the total Revolving Commitments of the applicable Class represented by such Revolving Lender's Revolving Commitments of such Class and (e) with respect to any Lender in respect of any indemnity claim under Section 10.03(c) arising out of an action or omission of the Administrative Agent under this Agreement (other than one relating to Swingline Loans or Letters of Credit), the percentage of the total Commitments or Loans of all Classes hereunder represented by the aggregate amount of such Lender's Commitments or Loans of all Classes hereunder. If the Tranche I Revolving Commitments, Tranche II Revolving Commitments or Tranche III Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Tranche I Revolving Commitments or Tranche III Revolving Commitments, as applicable, most recently in effect (and giving effect to any assignments).

          "Applicable Rate" means, for any day, with respect to any ABR Borrowing (including any Swingline ABR Borrowing), Syndicated Eurocurrency Borrowing, Swingline FFBR Borrowing or Swingline Eurocurrency Borrowing, or with respect to the facility fees or commitment fees payable hereunder, as the case may be, the rate per annum set forth in the schedule below, as applicable, based upon the Debt Ratio as of the most recent determination date, provided that prior to the later of November 30, 1999 and the payment in full of the Tranche II Term Loans, the Applicable Rate for any Borrowing shall not be lower than the rates set forth below for Category 2:

                                      -4-


-------------- --------------- ----------------- -------------- --------------- ------------- --------------- -------------------
 DEBT RATIO:
                                 REVOLVING AND      TRANCHE I    TRANCHE I AND   TRANCHE III    TRANCHE III       FACILITY/
                               SWINGLINE LOAN:    AND II TERM      II TERM       TERM LOAN:     TERM LOAN:       COMMITMENT
                  REVOLVING     EURODOLLAR AND     LOAN: ABR        LOAN:         ABR RATE      EURODOLLAR        FEE RATE
                      LOAN:     SWINGLINE FFBR       RATE         EURODOLLAR                       RATE
                    ABR RATE          RATE                            RATE
----------------- --------------- ----------------- -------------- --------------- ------------- --------------- -----------------
 Category 1
   >4.00x         1.000            2.000            1.500          2.500          1.750          2.750            0.500
   -
----------------- --------------- ----------------- -------------- --------------- ------------- --------------- -----------------
 Category 2
 < 4.00x and       0.750            1.750            1.250          2.250          1.500          2.500            0.500
   > 3.65x
   -
----------------- --------------- ----------------- -------------- --------------- ------------- --------------- -----------------
 Category 3
 < 3.65x and       0.500            1.500            1.000          2.000          1.500          2.500            0.500
   > 3.00x
   -
----------------- --------------- ----------------- -------------- --------------- ------------- --------------- -----------------
 Category 4
 < 3.00x and       0.375            1.375            0.750          1.750          1.500          2.500            0.375
   > 2.50x
   -
----------------- ----------------- ----------------- ----------------- ----------------- ----------------- ----------------- ------
 Category 5
   < 2.50x         0.125            1.125            0.500          1.500          1.500          2.500            0.375

----------------- ----------------- ------------------ ----------------- ----------------- ----------------- ----------------- -----

          For purposes of the foregoing, (i) the Debt Ratio shall be determined as of the end of each fiscal quarter of the Borrower's fiscal year based upon the Borrower's consolidated financial statements delivered pursuant to Section 6.01(a) or (b) (or, prior to the first such delivery, referred to in Section 4.04(a)(iii)) and (ii) subject to the foregoing provisions of this definition, each change in the Applicable Rate resulting from a change in the Debt Ratio shall be effective during the period commencing on and including the date three Business Days after delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Debt Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing and (B) if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to
Section 6.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

          "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

          "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

          "Borrower" has the meaning assigned to such term in the recitals hereof.

          "Borrowing" means (a) Syndicated Loans of the same Class, Type and Currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Competitive Loan or group of Competitive Loans of the same Type and Currency made on the same date and as to which a single Interest Period is in effect or
(c) a Swingline Loan. For all purposes of this Agreement, the date of a Borrowing initially shall be the date on which the Borrowing is made and, in the case of a Syndicated Eurocurrency Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

          "Borrowing Request" means a request by the Borrower for a Syndicated Borrowing in accordance with Section 2.03.

          "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurocurrency Borrowing or a notice by the Borrower with respect to any such borrowing, continuation, payment, prepayment or Interest Period, that is also a day on which dealings in deposits denominated in the Currency of such Borrowing are carried out in the London (or, as applicable, Paris) interbank market.

          "Capital Expenditures" means, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by the Borrower or any of its Consolidated Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP. Notwithstanding the foregoing, no Acquisition permitted pursuant to Section 7.03(d) or 7.03(e) shall be treated as a Capital Expenditure.

          "Capital Lease" of any Person means any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

          "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          "Casualty Event" means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

          "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or either Issuing Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or such Issuing Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          "Chase" has the meaning assigned to such term in the recitals hereof.

          "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche I Revolving Loans, Tranche II Revolving Loans, Tranche III Revolving Loans, Tranche I Term Loans, Tranche II Term Loans, Tranche III Term Loans, Competitive Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Tranche I Revolving Commitment, Tranche II Revolving Commitment, Tranche III Revolving Commitment, Tranche I Term Loan Dollar Commitment, Tranche I Term Loan Sterling Commitment, Tranche II Term Loan Commitment or Tranche III Term Loan Commitment.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral Account" has the meaning assigned to such term in Section
4.01 of the Security Agreement.

          "Commitment" means a Tranche I Revolving Commitment, Tranche II Revolving Commitment, Tranche I Term Loan Dollar Commitment, Tranche I Term Loan Sterling Commitment, Tranche II Term Loan Commitment or Tranche III Term Loan Commitment, or any combination thereof (as the context requires).

          "Companies Act" means the Companies Act of 1985 of England and Wales, as amended from time to time.

          "Competitive Bid" means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

          "Competitive Bid Rate" means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

          "Competitive Bid Request" means a request by the Borrower for Competitive Bids in accordance with Section 2.04.

          "Competitive Loan" means a Loan made pursuant to Section 2.04.

          "Compulsory Acquisition" means the acquisition by U.K. Acquisition, pursuant to Sections 428 to 430F of the Companies Act, of all of the issued and outstanding Target Shares not then owned by U.K. Acquisition.

          "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be

(or should have been) consolidated with the financial statements of such Person in accordance with GAAP. For purposes hereof, upon the Initial Funding Date, the Target and its Subsidiaries shall be deemed to be "Consolidated Subsidiaries".

          "Consolidated Tangible Assets" means, as at any date, the total assets of the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) that would be shown as tangible assets on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries. For purposes hereof, "tangible assets" means all assets of the Borrower and its Consolidated Subsidiaries other than assets that should be classified as intangibles including goodwill, minority interests, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, all reserves and any write-up in the book value of assets resulting from a revaluation thereof subsequent to February 28, 1998.

          "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

          "Currency" means Dollars or Sterling.

          "Debt Incurrence" means the incurrence by the Borrower or any of its Subsidiaries after the Effective Date of any Subordinated Indebtedness.

          "Debt Ratio" means, as at the last day of any fiscal quarter of the Borrower (the "day of determination"), the ratio of (a) the average of the aggregate amounts of Indebtedness of the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis, without duplication, in accordance with GAAP) as at such day and as at the last days of each of the three immediately preceding fiscal quarters to (b) Operating Cash Flow for the period of four consecutive fiscal quarters ending on such day of determination. Notwithstanding the foregoing, (i) Indebtedness as at the last day of each fiscal quarter included in the determination of average Indebtedness pursuant to clause (a) above shall be determined under the assumption that any prepayment of Term Loans hereunder from the proceeds of any Equity Issuance at any time during any such fiscal quarter included in the calculation thereof shall have been made in the first such fiscal quarter, (ii) for the last day of any fiscal quarter ending prior to the end of the Term Loan Availability Period, the average Indebtedness specified in clause (a) above shall be increased by an amount equal to the aggregate principal amount of Loans that would be required to be borrowed under this Agreement to finance in full the acquisition by U.K. Acquisition of all of the Target Shares pursuant to the Tender Offer and the repayment in full of all Indebtedness outstanding under the Target Credit Facilities (but without duplication of (x) any Loans actually outstanding under this Agreement on such date and applied to such purpose and (y) any Indebtedness outstanding under the Target Credit Facilities on such date) and (iii) for purposes of determining Operating Cash Flow pursuant to clause (b) above for any period ending on or prior to the end of the Term Loan Availability Period, the Target and its Subsidiaries shall in any event be deemed to be Consolidated Subsidiaries of the Borrower.

          "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule III.

          "Disposition" means any sale, assignment, transfer or other disposition of any Property (whether now owned or hereafter acquired) by the Borrower or any of its Subsidiaries to any other Person excluding (a) any sale, assignment, transfer or other disposition of any Property sold or disposed of in the ordinary course of business and on ordinary business terms and (b) any Sale and Leaseback Transaction.

          "Dollar Equivalent" means, with respect to any Borrowing denominated in Sterling, or with respect to any other amount payable or calculated hereunder in Sterling, the amount of Dollars that would be required to purchase such amount of Sterling on the date two Business Days prior to the date of such Borrowing, payment or calculation (or in the case of any determination made under Section 2.11(d) or redenomination under the last sentence of Section 2.18(a), on the date of determination or redenomination therein referred to), based upon the spot selling rate appearing on Page 3750 of the Telerate Service of Bridge Information Services for sales of Sterling for Dollars at approximately 11:00 a.m. London time for delivery two Business Days later, or if such spot selling rate is not available at such time for any reason, then the spot selling rate at which Chase offers to sell Sterling for Dollars in the London foreign exchange market at approximately 11:00 a.m. London time for delivery two Business Days later.

          "Dollars" or "$" refers to the lawful currency of the United States of America.

          "Dormant Subsidiary" means any Subsidiary that is a "Dormant Company" under (and as defined in) the Companies Act.

          "Dutch Acquisition" means Canandaigua B.V., a company organized under the laws of the Netherlands for the purposes described in Section 6.08, and a Wholly-Owned Subsidiary of the Borrower.

          "Effective Date" has the meaning assigned to such term in Section
5.01.

          "Employee Stock Purchase Plan" means the Canandaigua Brands, Inc. 1989 Employee Stock Purchase Plan.

          "Environmental Claim" means, with respect to any Person, (a) any written or oral notice, claim, demand or other communication (collectively, a "claim") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any

Environmental Law. The term "Environmental Claim" shall include, without limitation, any claim by any governmental authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

          "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law,
(b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials,
(d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          "Equity Issuance" means (a) any issuance or sale by the Borrower or any of its Subsidiaries after the Effective Date of (i) any of its capital stock, (ii) any warrants or options exercisable in respect of its capital stock or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Borrower or any of its Subsidiaries or (b) the receipt by the Borrower or any of its Subsidiaries after the Effective Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (x) any such issuance or sale by any Subsidiary of the Borrower to the Borrower, any Wholly-Owned Subsidiary of the Borrower or any Joint Venture Entity or (y) any capital contribution by the Borrower, any Wholly-Owned Subsidiary of the Borrower or any Joint Venture Entity to any Subsidiary of the Borrower.

          "Equity Rights" means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind for the issuance or sale by such Person of, or securities convertible into, any additional shares of capital stock of any class of such Person, or partnership or other ownership interests of any type in such Person.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

          "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;
(e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          "Eurocurrency", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to (a) in the case of a Syndicated Loan or Borrowing or Swingline Loan or Borrowing, the Adjusted LIBO Rate, or (b) in the case of a Competitive Loan or Borrowing, the LIBO Rate.

          "Event of Default" has the meaning assigned to such term in Article VIII.

          "Excess Cash Flow" means, for any fiscal year, the sum of (a) Adjusted Cash Flow for such fiscal year (determined without regard to the Adjustment Amount) minus (b) Fixed Charges for such fiscal year plus (c) the sum (if positive), or minus the sum (if negative), of the aggregate amount of "change in operating assets and liabilities, net of effects from purchases of businesses" as set forth on the consolidated statements of cash flows for the Borrower and its Subsidiaries for such fiscal year, excluding, however, any portion of such amount attributable to non-cash adjustments (other than any non-cash adjustments related to Acquisitions) plus (d) the aggregate amount (if positive), or minus the aggregate amount (if negative), of "(repayment of) proceeds from notes payable, short-term borrowings" as set forth on the consolidated statements of cash flows for the Borrower and its Subsidiaries for such fiscal year (excluding borrowings the proceeds of which are applied to make Restricted Payments permitted under Section 7.05(b) and excluding also the repayment of short-term borrowings from the proceeds of an Equity Issuance or Debt Incurrence).

          "Excluded Entities" means, collectively, Inactive Subsidiaries, Joint Venture Entities and Foreign Subsidiaries.

          "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, either Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender's failure or inability to comply with Section 2.17(e), except to the extent that such Foreign Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

          "Existing Credit Agreement" has the meaning assigned to such term in the recitals hereof.

          "FFBR", when used in reference to any Swingline Loan, refers to whether such Loan bears interest at a rate determined by reference to the Federal Funds Base Rate.

          "Federal Funds Base Rate" means, for any Interest Period for any Swingline Loan, the rate per annum (rounded upwards, if necessary to the nearest 1/100 of 1%) determined by the Swingline Lender to be equal to the rate charged to the Swingline Lender on Federal funds transactions for such Interest Period with members of the Federal Reserve System arranged by Federal funds brokers on such day.

          "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

          "First Chicago" means The First National Bank of Chicago.

          "Fixed Charges" means, for any period, the sum, for the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all payments of principal of Indebtedness scheduled to be made during such period plus (b) all Interest Expense for such period plus (c) the aggregate amount of federal, state and foreign taxes paid during such period to the extent that net operating income for such period pursuant to clause (a) of the definition of "Operating Cash Flow" in this Section has been calculated before giving effect to such taxes plus (d) the aggregate amount of Restricted Payments made pursuant to
Section 7.05 (other than on a non-cash basis pursuant to clauses (a)(i), (ii) and (iii) thereof, pursuant to paragraph (b) thereof or those referred to in paragraph (c) thereof) during such period.

          "Fixed Charges Ratio" means, as at any date, the ratio of (a) Adjusted Cash Flow for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date to (b) Fixed Charges for such period.

          "Fixed Rate" means, with respect to any Competitive Loan (other than a Competitive Eurocurrency Loan) for any Interest Period, the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid for such Interest Period.

          "Fixed Rate Loan" means a Competitive Loan bearing interest at a Fixed Rate.

          "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          "Foreign Subsidiaries" means any Subsidiary organized under the laws of any country other than the United States of America, or a State thereof, which (if such Subsidiary were to become a Subsidiary Guarantor hereunder) the Borrower and the Administrative Agent have determined would result in adverse tax consequences under Section 956 of the Code. For purposes hereof, it is agreed that as of the date hereof each of Canandaigua World Sales Limited and BB Servicios, S.A. de C.V. are "Foreign Subsidiaries" and as of the Initial Funding Date Target and each of its Subsidiaries (other than any thereof organized in the United States of America or a State thereof) shall be "Foreign Subsidiaries".

          "Funding Percentage" means, as of the Acceleration Date, (a) in the case of the Tranche I Revolving Lenders, a percentage derived by dividing (i) the total Tranche I Revolving Exposures (excluding Competitive Loans) as of such Acceleration Date by (ii) the total Tranche I Revolving Commitments in effect immediately prior to such Acceleration Date and (b) in the case of the Tranche II Revolving Lenders, a percentage derived by dividing (i) the total Tranche II Revolving Exposures (excluding Competitive Loans) as of such Acceleration Date by (ii) the total Tranche II Revolving Commitments in effect immediately prior to such Acceleration Date.

          "GAAP" means generally accepted accounting principles in the United States of America.

          "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

          "Guarantee Assumption Agreement" means a Guarantee Assumption Agreement substantially in the form of Exhibit D by an entity that, pursuant to
Section 6.09(a) is required to become a "Subsidiary Guarantor" hereunder in favor of the Administrative Agent.

          "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

          "Inactive Subsidiary" means, as at any date, (i) any Subsidiary of the Borrower that, as at the end of and for the fiscal quarter ending on or most recently ended prior to such date, shall have less than $100,000 in assets and less than $100,000 in gross revenues and (ii) any Dormant Subsidiary (other than any such Subsidiary that has previously been designated under this definition as no longer being an Inactive Subsidiary), provided, that if on the last day of any fiscal quarter the aggregate total assets as at such date or gross revenues for such quarter of all Dormant Subsidiaries that are Inactive Subsidiaries exceeds $1,000,000, and there is on such date one or more Dormant Subsidiaries that would not satisfy the criteria specified in clause (i) above, then the Borrower shall (commencing with the Dormant Subsidiary having the greatest assets or gross revenues and continuing with other Dormant Subsidiaries in decreasing size or revenues, as applicable) designate one or more of its Dormant Subsidiaries that would otherwise be "Inactive Subsidiaries" hereunder as no longer being "Inactive Subsidiaries" for purposes hereof until the aggregate total assets or gross revenues of all Dormant Subsidiaries that are Inactive Subsidiaries does not exceed $1,000,000).

          "Incentive Stock Option Plan" means the Canandaigua Brands, Inc. Incentive Stock Option Plan dated June 23, 1997.

          "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          "Indemnified Taxes" means Taxes other than Excluded Taxes.

          "Initial Funding Date" has the meaning assigned to such term in
Section 5.02.

          "Interest Coverage Ratio" means, as at any date of determination thereof, the ratio of (a) Operating Cash Flow for the period of four fiscal quarters ending on or most recently ended prior to such date to (b) Interest Expense for such period.

          "Interest Election Request" means a request by the Borrower to convert or continue a Syndicated Borrowing in accordance with Section 2.08.

          "Interest Expense" means, for any period, the sum, for the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amounts payable (or minus the net amounts receivable) under Interest Rate Protection Agreements accrued during such period (whether or not actually paid or received during such period) minus (c) all interest income during such period.

          Notwithstanding the foregoing, if during any period for which Interest Expense is being determined the Borrower shall have consummated any Acquisition or Disposition then, for all purposes of this Agreement (other than for purposes of the definition of Excess Cash Flow), Interest Expense shall be determined on a pro forma basis as if such Acquisition or Disposition (and any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with such Acquisition or repaid as a result of such Disposition) had been made or consummated (and such Indebtedness incurred or repaid) on the first day of such period (and interest on any such

Indebtedness shall be deemed to be calculated for such period at a rate per annum equal to the actual rate of interest in effect in respect of Indebtedness under this Agreement outstanding during such period).

          "Interest Payment Date" means (a) with respect to any Syndicated ABR Borrowing, each Quarterly Date, (b) with respect to any Eurocurrency Borrowing, the last day of the Interest Period applicable to such Borrowing and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, (c) with respect to any Fixed Rate Borrowing, the last day of the Interest Period applicable to such Borrowing and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

          "Interest Period" means (a) with respect to any Syndicated Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or (with the consent of each Lender directly affected thereby) nine months thereafter, as the Borrower may elect, (b) with respect to any Competitive Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or nine months thereafter, as specified in the applicable Competitive Bid Request, (c) with respect to any Fixed Rate Borrowing, the period (which shall not be more than 90 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request, (d) with respect to any Swingline FFBR Borrowing, the period commencing on the date of such Borrowing and ending on the date that is not earlier than one day and not later than fifteen days after such Swingline Loan is made, as the Borrower may elect and (e) with respect to any Swingline Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar week that is two weeks thereafter, as the Borrower may elect; provided, that

               (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and

               (ii) any Interest Period pertaining to a Eurocurrency Borrowing (other than a Swingline Eurocurrency Borrowing) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

          "Interest Rate Protection Agreement" means any Hedging Agreement that consists of an interest rate protection agreement or other interest rate hedging arrangement providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

          "Investment" means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 120 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.

          "Issuing Lender" means (i) Chase, in its capacity as the issuer of Letters of Credit (other then the Qingdao Letter of Credit) hereunder and (ii) First Chicago, in its capacity as the issuer of the Qingdao Letter of Credit hereunder, and their respective successors in such capacity as provided in
Section 2.06(j).

          "Joint Venture Entity" means, collectively, (i) any Subsidiary of the Borrower that is not a Wholly-Owned Subsidiary (other than the Target) and (ii) any Subsidiary of any Joint Venture Entity described in the foregoing clause
(i).

          "LC Disbursement" means a payment made by an Issuing Lender pursuant to a Letter of Credit.

          "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure in respect of all Letters of Credit that constitute utilizations of such Lender's Class of Revolving Commitments.

          "Lenders" means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

          "Letter of Credit" means any letter of credit issued pursuant to this Agreement.

          "Letter of Credit Documents" means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

          "LIBO Rate" means, with respect to any Eurocurrency Borrowing in any Currency for the Interest Period applicable thereto, the rate appearing (a) in the case of any such Borrowing denominated in Dollars, on Page 3750 of the Telerate Service of Bridge Information Services and (b) in the case of any such Borrowing denominated in Sterling, on Page 3750 of the Telerate Service of Bridge Information Services (or, in each case, on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar or Sterling deposits, as applicable, in the London (or, in the case of Sterling deposits, Paris) interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar or Sterling deposits, as applicable, with a maturity comparable to such Interest Period; provided that the LIBO Rate for any Eurocurrency Borrowing denominated in Sterling shall be increased by the MCR Cost.

          In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which (a) in the case of any such Borrowing denominated in Dollars, Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Chase in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period and (b) in the case of any such Borrowing denominated in Sterling, pounds sterling deposits of (pound)3,000,000 and for a maturity comparable to such Interest Period are offered by the principal Paris office of Chase in immediately available funds in the Paris interbank market at approximately 11:00 a.m., Paris time, two Business Days prior to the commencement of such Interest Period .

          "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          "LIFO Reserve" means, for any period, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), the reserve established as at the end of such period by the Borrower to reflect the difference, if any, between (a) the cost of inventory using the last-in first-out method of accounting therefor and (b) the cost of inventory using the first-in first-out method of accounting therefor.

          "Loan Documents" means, collectively, this Agreement, the Letter of Credit Documents, the Security Documents and the Tranche III Revolving Loan Agreements (if any).

          "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

          "Local Time" means, with respect to any Loan or Borrowing denominated in or any payment to be made in either Currency, the local time in the Principal Financial Center for the Currency in which such Loan is denominated or such payment is to be made.

          "Long-Term Stock Incentive Plan" means the Canandaigua Brands, Inc. Long-Term Stock Incentive Plan dated June 23, 1997.

          "Margin" means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

          "Margin Stock" means "margin stock" within the meaning of Regulations T, U and X of the Board.

          "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the legal ability or financial capacity of any Obligor to perform any of its obligations under this Agreement or any of the other Loan Documents to which it is a party or (c) the rights of or benefits available to the Lenders under this Agreement or any of the other Loan Documents. Material Adverse Effect shall also include, for purposes of Section 4.07, any material adverse effect upon the operation of any of the facilities owned, operated or leased by the Borrower or any of its Subsidiaries.

          "Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

          "MCR Cost" means, with respect to any Lender, the cost imputed to such Lender of compliance with the Mandatory Cost Rate requirements of the Bank of England during the relevant period, determined in accordance with Schedule VIII.

          "Mortgages" means, collectively, the respective Deeds of Trust and Mortgages executed and delivered by the Borrower and its Subsidiaries pursuant to the 1997 Credit Agreement (or the Credit Agreement dated as of September 30, 1991 between the Borrower, the Subsidiary Guarantors named therein, the lenders named therein and Chase, as Agent, or subsequent restatements thereof), covering the properties of the respective Obligors identified in Parts A and B of
Schedule VI, in each case as such Deeds of Trust and Mortgages have been heretofore modified, as such Deeds of Trust and Mortgages shall be modified pursuant to instruments of Modification and Confirmation executed and delivered pursuant to Section 5.02(e), and as such Deeds of Trust and Mortgages shall be further modified and supplemented and in effect from time to time.

          "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Net Available Proceeds" means:

               (i) in the case of any Disposition, the amount of Net Cash Payments received in connection with such Disposition;

               (ii) in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Borrower and its Subsidiaries in respect of such Casualty Event net of (A) reasonable expenses incurred by the Borrower and its Subsidiaries in connection therewith and (B) contractually required repayments of Indebtedness (other than Indebtedness to the Lenders hereunder) to the extent secured by a Lien on such Property and any income and transfer taxes payable by the Borrower or any of its Subsidiaries in respect of such Casualty Event;

               (iii) in the case of any Equity Issuance, the aggregate amount of all cash received by the Borrower and its Subsidiaries in respect of such Equity Issuance (net of reasonable expenses incurred by the Borrower and its Subsidiaries in connection therewith), other than payments made by the Target or any of its Subsidiaries to the Borrower (or to a Person nominated by the Borrower) in connection with any stock options or other types of stock based awards (including stock appreciation rights) that may be or may have been issued by the Borrower to any employee of Target or its Subsidiaries; and

               (iv) in the case of any Debt Incurrence, the aggregate amount of all cash received by the Borrower and its Subsidiaries in respect of such Debt Incurrence (net of (x) reasonable expenses incurred by the Borrower and its Subsidiaries in connection therewith and (y) cash proceeds so received and applied to refinance other Subordinated Indebtedness as contemplated by Section 7.09).

          "Net Cash Payments" means, with respect to any Disposition, the aggregate amount of all cash payments received by the Borrower and its Subsidiaries directly or indirectly in connection with such Disposition; provided that (a) Net Cash Payments shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Borrower and its Subsidiaries in connection with such Disposition and
(ii) any Federal, state, local and foreign income or other taxes estimated to be payable by the Borrower and its Subsidiaries as a result of such Disposition (but only to the extent that such estimated taxes are in fact paid to the relevant Federal, state, local or foreign governmental authority within three months of the date of such Disposition) and (b) Net Cash Payments shall be net of any repayments by the Borrower or any of its Subsidiaries of Indebtedness to the extent that (i) such Indebtedness is secured by a Lien on the Property that is the subject of such Disposition and (ii) the transferee of (or holder of a Lien on) such Property requires that such Indebtedness be repaid as a condition to the purchase of such Property.

          "1997 Credit Agreement" means the Credit Agreement dated as of December 19, 1997 between the Borrower, the lenders party thereto, and Chase, as Administrative Agent, as in effect on the date hereof.

          "Notes" means promissory notes from time to time executed and delivered pursuant to Section 2.10(f).

          "Obligor" means the Borrower and each Subsidiary Guarantor.

          "Off-Premises Warehouses" means all warehouses and other bailment facilities owned and operated by Persons other than any Obligor that are not located on Property owned or leased by any Obligor and in which inventory is maintained from time to time.

          "Offer Documents" means, collectively, the Press Release and the Tender Offer documentation posted on November 3, 1998 by U.K. Acquisition to the holders of Target Shares setting out the detailed terms of the Tender Offer.

          "Operating Cash Flow" means, for any period, the sum, for the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) net operating income (calculated before income taxes, interest income, Interest Expense, extraordinary and unusual items and income or loss attributable to equity in Affiliates) for such period plus (b) depreciation and amortization (to the extent deducted in determining net operating income) for such period plus (c) the Adjustment Amount for such period, if such Adjustment Amount is expense (or minus the Adjustment Amount for such period, if such Adjustment Amount is income) plus (d) unusual non-recurring charges against net operating income of the Target and its Subsidiaries described on Schedule IX hereto (as such Schedule may be amended from time to time with the consent of the Borrower and the Required Lenders).

          Notwithstanding the foregoing, if during any period for which Operating Cash Flow is being determined the Borrower or any of its Subsidiaries shall have consummated any Acquisition or Disposition then, for all purposes of this Agreement (other than for purposes of determining Excess Cash Flow), Operating Cash Flow shall be determined on a pro forma basis as if such Acquisition or Disposition had been made or consummated on the first day of such period.

          "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

          "Overfunded Revolving Lenders" has the meaning assigned to such term in the penultimate paragraph of Article VIII.

          "Panel" means the Panel on Takeovers and Mergers in the City of London.

          "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

          "Permitted Encumbrances" means:

          (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.04;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, bankers' and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.04;

          (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII;

          (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected Property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

          (g) liens arising under standard custodial, bailee or depositary arrangements (including (i) in respect of deposit accounts with banks and other financial institutions and (ii) standard customer agreements in respect of accounts for the purchase and sale of securities and other property with brokerage firms or other types of financial institutions), provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness, and "Permitted Encumbrances of the type described in the foregoing clause (g) shall not secure any obligations (including obligations under Hedging Agreements), other than obligations incidental to the respective custodial, bailee or depositary arrangements or customer agreements referred to in said clause (g).

          "Permitted Investments" means:

          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's Ratings Services or from Moody's Investors Services, Inc.;

          (c) investments in certificates of deposit, bankers acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of (x) any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 or (y) any Lender hereunder; and

          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition.

          "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Press Release" means the press release referred to in Section
5.01(f).

          "Prime Rate" means the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          "Principal Financial Center" shall mean, in the case of either Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent.

          "Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

          "Qingdao Letter of Credit" means Letter of Credit No. 04021104 issued by First Chicago to Qingdao Brewery, 56 Dengzhou Road, Qingdao, People's Republic of China, as such Letter of Credit shall, subject to the provisions of Sections 2.06(b) and 2.06(l), be modified, renewed and reissued from time to time.

          "Qingdao Letter of Credit Limit" means (i) as of the Effective Date, $553,407, and (ii) as of the date of any modification or renewal or reissuance of the Qingdao Letter of

Credit, the amount specified by First Chicago, as an Issuing Lender, to the Administrative Agent and the Borrower at the time of such modification, renewal or reissuance as the new "Qingdao Letter of Credit Limit" for purposes of this Agreement.

          "Quarterly Dates" means the 1st day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof; provided that if any such day is not a Business Day, then such Quarterly Date shall be the next succeeding Business Day.

          "Register" has the meaning set forth in Section 10.04.

          "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

          "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

          "Required Lenders" means, at any time, any two or more Lenders having Revolving Exposures, Term Loans and unused Commitments representing at least 51% of the sum of the total Revolving Exposures, Term Loans and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VIII, and for all purposes after the Loans become due and payable pursuant to Article VIII or the Revolving Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Exposures in determining the Required Lenders. The "Required Lenders" of a particular Class of Loans means two or more Lenders having Revolving Exposures, Term Loans and unused Commitments of such Class representing at least 51% of the total Revolving Exposures, Term Loans and unused Commitments of such Class at such time.

          "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other Property) with respect to any shares of any class of capital stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or such Subsidiary or any option, warrant or other right to acquire any such shares of capital stock of the Borrower or such Subsidiary.

          "Revolving Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Revolving Commitment Termination Date and the date that all Revolving Commitments are otherwise terminated.

          "Revolving Commitments" means, collectively, the Tranche I Revolving Commitments, the Tranche II Revolving Commitments and the Tranche III Revolving Commitments.

          "Revolving Commitment Termination Date" means the Quarterly Date falling on or nearest to December 1, 2004.

          "Revolving Exposure" means, collectively, the Tranche I Revolving Exposure, the Tranche II Revolving Exposure and the Tranche III Revolving Exposure.

          "Revolving Lenders" means, collectively, the Tranche I Revolving Lenders, the Tranche II Revolving Lenders and the Tranche III Revolving Lenders.

          "Revolving Loans" means, collectively, the Tranche I Revolving Loans, the Tranche II Revolving Loans and the Tranche III Revolving Loans.

          "Sale and Leaseback Transaction" means a transaction or series of transactions pursuant to which the Borrower or any Subsidiary shall sell or transfer to any Person (other than the Borrower or a Subsidiary) any Property, whether now owned or hereafter acquired, and, as part of the same transaction or series of transactions, the Borrower or any Subsidiary shall rent or lease as lessee, or similarly acquire the right to possession or use of, such Property or one or more Properties which it intends to use for the same purpose or purposes as such Property, and in circumstances that give rise to a Capital Lease Obligation of the Borrower or one or more of its Subsidiaries.

          "Security Agreement" means a Security Agreement substantially in the form of Exhibit B-1 between the Borrower, the Subsidiary Guarantors and the Administrative Agent.

          "Security Documents" means, collectively, the Security Agreement, the Mortgages, the U.K. Pledge Agreements, the pledge agreement in respect of the shares of Dutch Acquisition referred to in Section 6.09(a), and all Uniform Commercial Code financing statements required by the Security Agreement or the Mortgages to be filed with respect to the security interests in personal Property and fixtures created pursuant to the Security Agreement or the Mortgages.

          "Senior Debt Ratio" means, as at the last day of any fiscal quarter of the Borrower (the "day of determination"), the ratio of (a) the average of the aggregate amounts of Indebtedness (other than any Subordinated Indebtedness) of the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis, without duplication, in accordance with GAAP) as at such day and as at the last days of each of the three immediately preceding fiscal quarters to (b) Operating Cash Flow for the period of four consecutive fiscal quarters ending on such day of determination. Notwithstanding the foregoing, (i) Indebtedness as at the last day of each fiscal quarter included in the determination of average Indebtedness pursuant to clause (a) above shall be determined under the assumption that any prepayment of Term Loans hereunder from the proceeds of any Equity Issuance or Debt Incurrence at any time during any such fiscal quarter included in the calculation thereof shall have been made in the first such fiscal quarter,

(ii) for the last day of any fiscal quarter ending prior to the end of the Term Loan Availability Period, the average Indebtedness specified in clause (a) above shall be increased by an amount equal to the aggregate principal amount of Loans that would be required to be borrowed under this Agreement to finance in full the acquisition by U.K. Acquisition of all of the Target Shares pursuant to the Tender Offer and the repayment in full of all Indebtedness outstanding under the Target Credit Facilities (but without duplication of (x) any Loans actually outstanding under this Agreement on such date and applied to such purpose and
(y) any Indebtedness outstanding under the Target Credit Facilities on such date) and (iii) for purposes of determining Operating Cash Flow pursuant to clause (b) above for any period ending on or prior to the end of the Term Loan Availability Period, the Target and its Subsidiaries shall in any event be deemed to be Consolidated Subsidiaries of the Borrower.

          "Senior Subordinated Note Guarantees" means, collectively, the Guarantees, pursuant to Section 1014 or Article 14 of the Senior Subordinated
Note Indentures, by each Subsidiary Guarantor of the punctual payment and performance when due of all of the Borrower's Indenture Obligations (as defined in the Senior Subordinated Note Indentures).

          "Senior Subordinated Notes" means the Borrower's Senior Subordinated Notes due 2003 issued pursuant to the Senior Subordinated Note Indentures.

          "Senior Subordinated Note Indentures" means, collectively, (a) the Indenture dated as of December 27, 1993 between the Borrower, the Subsidiary Guarantors and Chase (as successor by merger to Chemical Bank), as trustee, and
(b) the Indenture dated as of October 29, 1996 between the Borrower, the Subsidiary Guarantors and Harris Trust and Savings Bank, as trustee.

          "Series" has the meaning set forth in Section 2.01(c).

          "Statutory Reserve Rate" means, for the Interest Period for any Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Chase is subject for eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "Sterling" or "(pound)" refers to the lawful currency of England.

          "Sterling Equivalent" means, with respect to any amount in Dollars, the amount of Sterling that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term "Dollar Equivalent", as determined by the Administrative Agent.

          "Subordinated Indebtedness" means, collectively, (a) Indebtedness of the Borrower in respect of the Senior Subordinated Notes and (b) other Indebtedness incurred in accordance with the provisions of Section 7.09.

          "Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, "Subsidiary" means a Subsidiary of the Borrower.

          "Subsidiary Guarantor" means each of the Subsidiaries of the Borrower identified under the caption "SUBSIDIARY GUARANTORS" on the signature pages hereto and each Subsidiary of the Borrower that becomes a "Subsidiary Guarantor" after the date hereof pursuant to Section 6.09(a).

          "Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

          "Swingline Lender" means Chase, in its capacity as lender of Swingline Loans hereunder, or such other Lender as the Borrower may from time to time select as the Swingline Lender hereunder pursuant to Section 2.05(e).

          "Swingline Loan" means a Loan made pursuant to Section 2.05.

          "Syndicated Loans" means, collectively, the Tranche I Revolving Loans, Tranche II Revolving Loans, Tranche III Revolving Loans, Tranche I Term Loans, Tranche II Term Loans and Tranche III Term Loans.

          "Takeovers Code" means the City Code on Takeovers and Mergers, as issued by the Panel.

          "Target" means Matthew Clark plc, a company organized under the laws of England and Wales.

          "Target Credit Facilities" means, collectively, (a) the Revolving Credit Agreement dated July 16, 1997, between the Target, the "Original Guarantors" identified therein,

BZW as Co-ordinator, Barclays Bank plc, as Agent, and the financial institutions identified therein, (b) the uncommitted facility in the amount of (pound) 5,000,000 provided by Allied Irish Banks p.l.c. to the Target pursuant to a letter dated July 24, 1998, (c) the short term facilities up to a gross limit of (pound)20,100,000 and a net limit of (pound)5,100,000 provided by Barclays Bank PLC to the Target and its Subsidiaries pursuant to a letter dated August 1, 1997 and (d) the facilities in the respective amounts specified provided by National Westminster Bank Plc to the Target pursuant to an Advice of Borrowing Terms dated September 7, 1998.

          "Target Shares" means the issued and outstanding ordinary shares, 25 pence par value, of the Target.

          "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          "Tender Offer" means the offer made on a recommended basis (i.e. with the concurrence of the board of directors of the Target) and commenced on November 3, 1998 by U.K. Acquisition for up to 100% of the Target Shares, and options related thereto.

          "Term Loan Availability Period" means the period from and including the Effective Date to and including the earliest of (a) the date five months after the date hereof (or, if such date is not a Business Day, the next succeeding Business Day), (b) the date immediately following the day on which the Tender Offer lapses or is withdrawn by U.K. Acquisition or (c) the date that the Target becomes a Wholly-Owned Subsidiary of the Borrower (so long as U.K. Acquisition has made payment in full of, and related Loans hereunder have been made to fund, the purchase price of all outstanding Target Shares and related options and the refinancing of the then-outstanding Indebtedness under the Target Credit Facilities).

          "Term Loan Commitments" means, collectively, the Tranche I Term Loan Dollar Commitments, the Tranche I Term Loan Sterling Commitments, the Tranche II Term Loan Commitments and the Tranche III Term Loan Commitments.

          "Term Loan Lenders" means, collectively, the Tranche I Term Loan Lenders, the Tranche II Term Loan Lenders and the Tranche III Term Loan Lenders.

          "Term Loan Principal Payment Dates" means the Quarterly Dates falling on or nearest to March 1, June 1, September 1 and December 1 of each year, commencing with December 1, 1999, through and including December 1, 2005.

          "Term Loans" means, collectively, the Tranche I Term Loans, the Tranche II Term Loans and the Tranche III Term Loans.

          "Tranche I Revolving Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Tranche I Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Tranche I Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Tranche I Revolving Commitment is set forth on Schedule I, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche I Revolving Commitment, as applicable. The initial aggregate amount of the Lenders' Tranche I Revolving Commitments is $209,400,000.

          "Tranche I Revolving Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Tranche I Revolving Loans and its LC Exposure and Swingline Exposure at such time.

          "Tranche I Revolving Lenders" means a Lender with a Tranche I Revolving Commitment or, if the Tranche I Revolving Commitments have terminated or expired, a Lender with Tranche I Revolving Exposure.

          "Tranche I Revolving Loan" means a Loan made pursuant to Section 2.01(a), which may be ABR Loans and/or Eurocurrency Loans.

          "Tranche I Term Loan" means a Loan made pursuant to Section 2.01(d)(i) or (ii), which may be ABR Loans and/or Eurocurrency Loans and may be denominated in Dollars or in Sterling.

          "Tranche I Term Loan Dollar Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make one or more Tranche I Term Loans hereunder in Dollars during the Term Loan Availability Period, expressed as an amount in Dollars representing the maximum aggregate principal amount of the Tranche I Term Loans denominated in Dollars to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Tranche I Term Loan Dollar Commitment is set forth on Schedule I, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche I Term Loan Dollar Commitment, as applicable. The initial aggregate amount of the Lenders' Tranche I Term Loan Dollar Commitments is $64,170,000.

          "Tranche I Term Loan Dollar Lender" means a Lender with a Tranche I Term Loan Dollar Commitment or an outstanding Tranche I Term Loan denominated in Dollars.

          "Tranche I Term Loan Lender" means a Tranche I Term Loan Dollar Lender or a Tranche I Term Loan Sterling Lender.

          "Tranche I Term Loan Sterling Commitment" means, with respect to each Tranche I Term Loan Lender, the commitment, if any, of such Lender to make one or more Tranche I Term Loans hereunder in Sterling during the Term Loan Availability Period, expressed as an amount in Dollars representing the maximum aggregate principal amount of the Tranche I Term Loans denominated in Sterling to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Tranche I Term Loan Sterling Commitment is set forth on Schedule I, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche I Term Loan Sterling Commitment, as applicable. The initial aggregate amount of the Lenders' Tranche I Term Loan Sterling Commitments is $285,830,000.

          "Tranche I Term Loan Sterling Lender" means a Lender with a Tranche I Term Loan Sterling Commitment or an outstanding Tranche I Term Loan denominated in Sterling.

          "Tranche II Revolving Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Tranche II Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Tranche II Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Tranche II Revolving Commitment is set forth on
Schedule I, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche II Revolving Commitment, as applicable. The initial aggregate amount of the Lenders' Tranche II Revolving Commitments is $90,600,000.

          "Tranche II Revolving Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Tranche II Revolving Loans denominated in Dollars and the Dollar Equivalent of such Lender's Tranche II Revolving Loans denominated in Sterling and its LC Exposure at such time.

          "Tranche II Revolving Lenders" means a Lender with a Tranche II Revolving Commitment or, if the Tranche II Revolving Commitments have terminated or expired, a Lender with Tranche II Revolving Exposure.

          "Tranche II Revolving Loan" means a Loan made pursuant to Section 2.01(b), which may be ABR Loans and/or Eurocurrency Loans.

          "Tranche II Term Loan" means a Loan made pursuant to Section 2.01(e), which may be ABR Loans and/or Eurocurrency Loans.

          "Tranche II Term Loan Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make one or more Tranche II Term Loans hereunder during the Term Loan Availability Period, expressed as an amount representing the maximum aggregate principal amount of the Tranche II Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section
10.04. The initial amount of each Lender's Tranche II Term Loan Commitment is set forth on Schedule I, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche II Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders' Tranche II Term Loan Commitments is $200,000,000.

          "Tranche II Term Loan Lender" means a Lender with a Tranche II Term Loan Commitment or an outstanding Tranche II Term Loan.

          "Tranche III Revolving Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Tranche III Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Tranche III Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Tranche III Revolving Commitment shall be determined in accordance with the provisions of Section 2.01(c).

          "Tranche III Revolving Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Tranche III Revolving Loans and its LC Exposure at such time.

          "Tranche III Revolving Lenders" means a Lender with a Tranche III Revolving Commitment or, if the Tranche III Revolving Commitments have terminated or expired, a Lender with Tranche III Revolving Exposure.

          "Tranche III Revolving Loan" means a "Tranche III Revolving Loan" provided for by Section 2.01(c), which may be ABR Loans and/or Eurocurrency Loans.

          "Tranche III Revolving Loan Agreement" means, with respect to any Series of Tranche III Revolving Loans, an agreement between the Borrower and one or more Lenders pursuant to which each such Lenders agrees to become obligated in respect of a Tranche III Revolving Commitment of such Series hereunder.

          "Tranche III Term Loan" means a Loan made pursuant to Section 2.01(f), which may be ABR Loans and/or Eurocurrency Loans.

          "Tranche III Term Loan Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make one or more Tranche III Term Loans hereunder on the Initial Funding Date, expressed as an amount representing the maximum aggregate principal amount of the Tranche III Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Tranche III Term Loan Commitment is set forth on
Schedule I, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche III Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders' Tranche III Term Loan Commitments is $150,000,000.

          "Tranche III Term Loan Lender" means a Lender with a Tranche III Term Loan Commitment or an outstanding Tranche III Term Loan.

          "Transactions" means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder and the consummation of the Tender Offer.

          "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or (in the case of a Competitive Loan or Borrowing) the LIBO Rate or a Fixed Rate, or (in the case of Swingline Loans) the Alternate Base Rate or Federal Funds Base Rate.

          "Underfunded Revolving Lenders" has the meaning assigned to such term in the penultimate paragraph of Article VIII.

          "U.K. Acquisition" means Canandaigua Limited (formerly known as Walnutglade Limited), a company organized under the laws of England and Wales with registered number 3649497 and a Wholly-Owned Subsidiary of the Borrower.

          "U.K. Pledge Agreements" means, collectively, (a) a Mortgage of Shares substantially in the form of Exhibit B-2, executed and delivered by the Borrower in favor of the Administrative Agent creating in favor of the Administrative Agent, for the benefit of the Lenders, a security interest in the shares of U.K. Acquisition and (b) a Mortgage of Shares substantially in the form of Exhibit B-3, executed and delivered by U.K. Acquisition in favor of the Administrative Agent creating in favor of the Administrative Agent, for the benefit of the Lenders, a security interest in Target Shares owned by U.K. Acquisition up to but not exceeding such portion thereof as does not represent more than 65% of the aggregate outstanding Target Shares issued by Target.

          "Wholly-Owned Subsidiary" means, with respect to any Person, any corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. For purposes hereof, BB Servicios, S.A. de C.V. shall be deemed to be a Wholly-Owned Subsidiary so long as the direct or indirect ownership interest of the Borrower therein shall not fall below that indicated on Schedule IV.

          "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Tranche I Revolving Loan") or by Type (e.g., a "Eurocurrency Loan") or by Class and Type (e.g., a "Tranche I Revolving Eurocurrency Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Tranche I Revolving Borrowing") or by Type (e.g., a "Eurocurrency Borrowing") or by Class and Type (e.g., a "Tranche I Revolving Eurocurrency Borrowing"). Swingline ABR

Loans, Swingline Eurocurrency Loans and Swingline FFBR Loans shall be deemed to be Loans of the same Class but different Types. Loans and Borrowings may also be identified by Currency.

          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "Property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

          SECTION 1.05. Currency Equivalents. Except as provided in Section 2.11(d), for purposes of determining (i) whether the amount of any Borrowing, together with all other Borrowings then outstanding, would exceed the aggregate amount of Commitments, (ii) the aggregate unutilized amount of the Commitments and (iii) the outstanding aggregate principal amount of Borrowings, the outstanding principal amount of any Borrowing that is denominated in Sterling shall be deemed to be the Dollar Equivalent of the amount of Sterling of such Borrowing determined as of the date of such Borrowing (determined in accordance with the last sentence of the definition of the term "Borrowing"). Wherever in this Agreement in connection with a Borrowing or Loan a required minimum or multiple amount is expressed in Dollars, but such Borrowing or Loan is denominated in Sterling, the minimum or multiple amount will be the relevant Sterling Equivalent of such Dollar amount (rounded to the nearest 1,000 units of Sterling).

                                   ARTICLE II

                                   THE CREDITS

          SECTION 2.01. The Commitments.

          (a) Tranche I Revolving Loans. Subject to the terms and conditions set forth herein, each Tranche I Revolving Lender agrees to make Tranche I Revolving Loans to the Borrower from time to time during the Revolving Availability Period in Dollars in an aggregate principal amount that will not result in (i) such Lender's Tranche I Revolving Exposure exceeding such Lender's Tranche I Revolving Commitment and (ii) the sum of the total Tranche I Revolving Exposures plus the aggregate principal amount of outstanding Competitive Loans made by Tranche I Revolving Lenders exceeding the total Tranche I Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Tranche I Revolving Loans.

          (b) Tranche II Revolving Loans. Subject to the terms and conditions set forth herein, each Tranche II Revolving Lender agrees to make Tranche II Revolving Loans to the Borrower from time to time during the Revolving Availability Period in Dollars or in Sterling in an aggregate principal amount that will not result in (i) such Lender's Tranche II Revolving Exposure exceeding such Lender's Tranche II Revolving Commitment, (ii) the sum of the total Tranche II Revolving Exposures plus the aggregate principal amount of outstanding Competitive Loans made by Tranche II Revolving Lenders exceeding the total Tranche II Revolving Commitments,
     (iii) the aggregate principal amount of outstanding Tranche II Revolving Loans and Competitive Loans denominated in Sterling to exceed (pound)50,000,000 and (iv) (x) the percentage obtained by dividing (A) the aggregate principal amount of outstanding Tranche II Revolving Loans denominated in Dollars by (B) the total Tranche II Revolving Commitments exceeding by more than 110% (y) the percentage obtained by dividing (A) the aggregate principal amount of outstanding Tranche I Revolving Loans by (y) the total Tranche I Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Tranche II Revolving Loans.

          (c) Tranche III Revolving Loans. In addition to borrowings of Tranche I Revolving Loans and Tranche II Revolving Loans specified in Section 2.01(a) and (b), respectively, at any time and from time to time during the Revolving Availability Period, the Borrower may request that the Lenders offer to enter into commitments to make Tranche III Revolving Loans to the Borrower in Dollars (it being understood that such offer may be made by any financial institution that is to become a Lender hereunder in connection with the making of such offer under this paragraph (b), so long as the Administrative Agent shall have consented to such financial institution being a Lender hereunder (such consent shall not be unreasonably withheld)). In the event that one or more of the Lenders offer, in their sole discretion, to enter into such commitments, and such Lenders and the Borrower agree as to the amount of such commitments that shall be allocated to the respective Lenders making such offers, as to the fees (if any) to be payable by the Borrower in connection therewith and the Applicable Rate relating thereto, the Borrower, the Administrative Agent and such Lenders shall execute and deliver a Tranche III Revolving Loan Agreement and such Lenders shall become obligated to make

     Tranche III Revolving Loans under this Agreement in an amount equal to the amount of their respective Tranche III Revolving Commitments, as specified in such Tranche III Revolving Loan Agreement. The Tranche III Revolving Loans to be made pursuant to any Tranche III Revolving Loan Agreement in response to any such request by the Borrower shall be deemed to be a separate "Series" of Tranche III Revolving Loans for all purposes of this Agreement.

          Anything herein to the contrary notwithstanding, (i) the minimum aggregate principal amount of Tranche III Revolving Commitments entered into pursuant to any request specified above (and, accordingly, the minimum aggregate principal amount of any Series of Tranche Revolving II Loans) shall be $50,000,000 and (ii) the aggregate outstanding principal amount of Tranche III Revolving Loans of all Series, together with the aggregate unutilized Tranche III Revolving Commitments of all Series, shall not exceed $200,000,000 at any time.

          Following agreement by the Borrower and one or more of the Lenders as provided above, subject to the terms and conditions set forth herein, each Tranche III Revolving Lender of any Series agrees to make Tranche III Revolving Loans of such Series to the Borrower from time to time during the Revolving Availability Period, in Dollars in an aggregate principal amount up to but not exceeding the amount of the Tranche III Revolving Commitment of such Series of such Tranche III Revolving Lender; within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Tranche III Revolving Loans of any Series as the Borrower shall from time to time select.

          (d) Tranche I Term Loans.

               (i) Dollar Loans. Subject to the terms and conditions set forth herein, each Tranche I Term Loan Dollar Lender agrees to make one or more Tranche I Term Loans to the Borrower during the Term Loan Availability Period in Dollars in a principal amount not exceeding its Tranche I Term Loan Dollar Commitment. Amounts repaid in respect of Tranche I Term Loans denominated in Dollars may not be reborrowed hereunder. No Tranche I Term Loans may be made pursuant to this clause
          (d)(i) until the full original amount of the Tranche II and Tranche III Term Loan Commitments shall have been utilized.

               (ii) Sterling Loans. Subject to the terms and conditions set forth herein, each Tranche I Term Loan Sterling Lender agrees to make one or more Tranche I Term Loans to the Borrower during the Term Loan Availability Period in Sterling in a principal amount not exceeding its Tranche I Term Loan Sterling Commitment. Amounts repaid in respect of Tranche I Term Loans denominated in Sterling may not be reborrowed hereunder. No Tranche I Term Loans may be made pursuant to this clause
          (d)(ii) until the full original amount of the Tranche II and Tranche III Term Loan Commitments shall have been utilized.

          (e) Tranche II Term Loans. Subject to the terms and conditions set forth herein, each Tranche II Term Loan Lender agrees to make one or more Tranche II Term Loans to the Borrower during the Term Loan Availability Period in Dollars in a principal amount not exceeding its Tranche II Term Loan Commitment. Amounts repaid in respect of Tranche II Term Loans may not be reborrowed. No Tranche II Term Loans may be made until the full original amount of the Tranche III Term Loan Commitments shall have been utilized.

          (f) Tranche III Term Loans. Subject to the terms and conditions set forth herein, each Tranche III Term Loan Lender agrees to make one or more Tranche III Term Loans to the Borrower on the Initial Funding Date in Dollars in a principal amount equal to its Tranche III Term Loan Commitment. Amounts repaid in respect of Tranche III Term Loans may not be reborrowed.

          SECTION 2.02. Loans and Borrowings.

          (a) Obligations of Lenders. Each Syndicated Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Currency and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

          (b) Type of Loans. Subject to Section 2.14, (i) each Syndicated Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be comprised entirely of Eurocurrency Loans or Fixed Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

          (c) Minimum Amounts. Each Syndicated Eurocurrency Borrowing shall be in an aggregate amount of $3,000,000 or a larger multiple of $100,000. Each Syndicated ABR Borrowing shall be in an aggregate amount equal to $3,000,000 or a larger multiple of $100,000; provided that a Syndicated ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of the applicable Class or (in the case of a Revolving ABR Borrowing) that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f). Each Competitive Borrowing shall be in an aggregate amount equal to $5,000,000 or a larger multiple of $100,000. Each Swingline Loan shall be in an amount equal to $500,000 or a larger multiple of $100,000. Borrowings of more than one Type, Currency and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of thirty (30) Syndicated Eurocurrency Borrowings outstanding.

          (d) Conversion or Continuation of Eurocurrency Loans. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue as a Syndicated Eurocurrency Borrowing: (i) any Revolving Borrowing or Competitive Borrowing if the Interest Period requested with respect thereto would end after the Revolving Commitment Termination Date; or (ii) any Term Loan Borrowing of any Class if the Interest Period requested with respect thereto would commence before and end after any Term Loan Principal Payment Date unless, after giving effect thereto, the aggregate principal amount of the Tranche I Term Loans, Tranche II Term Loans or Tranche III Term Loans, as the case may be, having Interest Periods that end after such Term Loan Principal Payment Date shall be equal to or less than the aggregate principal amount of the Tranche I Term Loans, Tranche II Term Loans or Tranche III Term Loans, respectively, permitted to be outstanding after giving effect to the payments of principal required to be made on such Term Loan Principal Payment Date.

          SECTION 2.03. Requests for Syndicated Borrowings. To request a Syndicated Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Syndicated Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days (or, in the case of a Borrowing denominated in Sterling, 3:00 p.m. New York time, four Business Days) before the date of the proposed Borrowing or (b) in the case of a Syndicated ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of a Revolving ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

               (i) whether the requested Borrowing is to be a Tranche I Revolving Borrowing, Tranche II Revolving Borrowing, Tranche III Revolving Borrowing, Tranche I Term Loan Borrowing, Tranche II Term Loan Borrowing or Tranche III Term Loan Borrowing;

               (ii) the aggregate amount and Currency of the requested
          Borrowing;

               (iii) the date of such Borrowing, which shall be a Business Day;

               (iv) in the case of any Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

               (v) in the case of a Syndicated Eurocurrency Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term "Interest Period"; and

               (vi) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of
          Section 2.07.

If no election as to the Type of Syndicated Borrowing denominated in Dollars is specified, then the requested Syndicated Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Syndicated Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

          SECTION 2.04. Competitive Bid Procedure.

          (a) Requests for Bids by the Borrower. Subject to the terms and conditions set forth herein, from time to time during the Revolving Availability Period the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans denominated in Dollars or Sterling; provided that (i) the sum of the total Tranche I Revolving Exposures plus the aggregate principal amount of outstanding Competitive Loans made by Tranche I Revolving Lenders at any time shall not exceed the total Tranche I Revolving Commitments,
     (ii) the sum of the total Tranche II Revolving Exposures plus the aggregate principal amount of outstanding Competitive Loans made by Tranche II Revolving Lenders at any time shall not exceed the total Tranche II Revolving Commitments, (iii) the sum of the total Tranche III Revolving Exposures plus the aggregate principal amount of outstanding Competitive Loans made by Tranche III Revolving Lenders at any time shall not exceed the total Tranche III Revolving Commitments and (iv) the sum of the aggregate principal amount of outstanding Tranche II Revolving Loans and Competitive Loans denominated in Sterling at any time shall not exceed (pound)50,000,000. To request Competitive Bids, the Borrower shall notify the Administrative Agent of such request by telephone, in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, four Business Days (or, in the case of any such Borrowing denominated in Sterling, 11:00 a.m., London time, five Business Days) before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time (or, in the case of any such Borrowing denominated in Sterling, London time), one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

               (i) the aggregate amount and Currency of the requested Borrowing;

               (ii) the date of such Borrowing, which shall be a Business Day;

               (iii) whether such Borrowing is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing;

               (iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term "Interest Period"; and

               (v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of
          Section 2.07.

          Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Revolving Lenders of the details thereof by telecopy, inviting the Revolving Lenders to submit Competitive Bids.

          (b) Making of Bids by Lenders. Each Revolving Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Revolving Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Competitive Eurocurrency Borrowing, not later than 9:30 a.m., New York City time, three Business Days (or, in the case of any such Borrowing denominated in Sterling, 1:00 p.m., London time, four Business Days) before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time (or, in the case of any such Borrowing denominated in Sterling, London time), on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender of such rejection as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be $5,000,000 or a larger multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Competitive Bid Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

          (c) Notification of Bids by Administrative Agent. The Administrative Agent shall promptly notify the Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

          (d) Acceptance of Bids by the Borrower. Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Competitive Eurocurrency Borrowing, not later than 10:30 a.m., New York City time, three Business Days (or, in the case of any such Borrowing denominated in Sterling, 2:00 p.m. London time, four Business
     Days) before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time (or, in the case of any such Borrowing denominated in Sterling, London time), on the proposed date of the Competitive Borrowing; provided, that
     (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) of this proviso, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) of this proviso, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a principal amount of $5,000,000 or a larger multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) of the first proviso of this paragraph, such Competitive Loan may be in an amount of $1,000,000 or any multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to such clause (iv) the amounts shall be rounded to multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

          (e) Notification of Acceptances by the Administrative Agent. The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

          (f) Bids by the Administrative Agent. If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

          SECTION 2.05. Swingline Loans.

          (a) Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period in Dollars in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $30,000,000 or (ii) the sum of the total Tranche I Revolving Exposures plus the aggregate principal amount of outstanding Competitive Loans made by Tranche I Revolving Lenders exceeding the total Tranche I Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

          (b) Interest Rates. Swingline Loans shall be ABR Loans, FFBR Loans or Eurocurrency Loans (with an Interest Period of two weeks), as selected by the Borrower, except that the Swingline Lender and the Borrower may agree that the interest rate in respect of a Swingline Loan made by the Swingline Lender, for a period ending on the date that is not earlier than one day and not later than fifteen days after such Swingline Loan is made, be at an alternative rate of interest (and with such applicable margins and prepayment premiums) as may from time to time be offered by the Swingline Lender to the Borrower in its sole discretion; provided that upon any sale pursuant to Section 2.05(d) of participations in any Swingline Loan the interest on which is determined by reference to the Federal Funds Base Rate or any such alternative rate, such Swingline Loans shall automatically be converted into an ABR Loan.

          (c) Notice of Swingline Loans by the Borrower. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan (or, in the case of a Swingline Eurocurrency Loan, 11:00 a.m., Local Time, three Business Days before such day). Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), amount and Type of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f), by remittance to the respective Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

          (d) Participations by Lenders in Swingline Loans. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Tranche I Revolving Lenders to acquire participations on such Business Day (or, in the case of any Swingline Eurocurrency Loan, on the third succeeding Business Day) in all or a portion of the Swingline Loans outstanding. Such notice to the Administrative Agent shall specify the aggregate amount of Swingline Loans in which Tranche I Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Tranche I Revolving Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Tranche I Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans on the applicable Business Day as provided above. Each Tranche I Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Tranche I Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in
     Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

          (e) Replacement of Swingline Lender. The Borrower may at any time, and from time to time, request that the then-current Swingline Lender be replaced with another Lender hereunder designated by the Borrower and reasonably satisfactory to the Administrative Agent. Any such replacement shall be effected pursuant to a written instrument, in form and substance reasonably satisfactory to the Administrative Agent, under which such new Lender agrees to become the "Swingline Lender" hereunder, and the predecessor Swingline Lender is relieved of all of its obligations hereunder as the "Swingline Lender", provided that in no event shall any such replacement occur unless the principal of and interest on all of the Swingline Loans of the predecessor Swingline Lender shall have been paid in full.

          SECTION 2.06. Letters of Credit.

          (a) General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request Chase, as an Issuing Lender, to issue, at any time and from time to time during the Revolving Availability Period, Letters of Credit for its own account in such form as is acceptable to such Issuing Lender in its reasonable determination. In addition, First Chicago has issued the Qingdao Letter of Credit for the account of the Borrower. Letters of Credit issued hereunder shall be issued in Dollars and shall constitute utilization of the Revolving Commitments of a Class specified by the Borrower at the time it requests such Letter of Credit to be issued hereunder.

          (b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Issuing Lender) to the applicable Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit and the Class of Revolving Commitments to be utilized thereby, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the respective Issuing Lender, the Borrower also shall submit a letter of credit application on such Issuing Lender's standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Upon any modification or renewal or reissuance by First Chicago, as an Issuing Lender, of the Qingdao Letter of Credit, First Chicago shall forthwith notify the Administrative Agent and the Borrower of the new Qingdao Letter of Credit Limit for purposes of this Agreement.

          (c) Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of Chase, as an Issuing Lender (determined for these purposes without giving effect to the participations therein of the Revolving Lenders pursuant to paragraph
     (e) of this Section), shall not exceed $20,000,000, (ii) the aggregate LC Exposure of First Chicago, as an Issuing Lender (determined for these purposes without giving effect to the participations therein of the Revolving Lenders pursuant to paragraph(e) of this Section), shall not exceed the Qingdao Letter of Credit Limit, (iii) the sum of the total Tranche I Revolving Exposures plus the aggregate principal amount of outstanding Competitive Loans made by Tranche I Revolving Lenders shall not exceed the total Tranche I Revolving Commitments, (iv) the sum of the total Tranche II Revolving Exposures plus the aggregate principal amount of outstanding Competitive Loans made by Tranche II Revolving Lenders shall not exceed the total Tranche II Revolving Commitments and (v) the sum of the total Tranche III Revolving Exposures plus the aggregate principal amount of outstanding Competitive Loans made by Tranche III Revolving Lenders shall not exceed the total Tranche III Revolving Commitments.

          (d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date) and (ii) the date that is five Business Days prior to the Revolving Commitment Termination Date.

          (e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by either Issuing Lender in respect of any Class of Revolving Commitments, and without any further action on the part of such Issuing Lender or the Lenders, such Issuing Lender hereby grants to each Revolving Lender of such Class, and each such Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the respective Issuing Lender, such Lender's Applicable Percentage of each LC Disbursement made by an Issuing Lender in respect of each Letter of Credit issued in respect of such Lender's

     Class, promptly upon the request of such Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Each such payment shall be made in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Lender the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Lender or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

          (f) Reimbursement. If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such LC Disbursement is not less than $100,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a Revolving ABR Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting Revolving ABR Borrowing or Swingline Loan.

          If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof.

          (g) Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower's obligations hereunder.

          Neither the Administrative Agent, the Lenders nor either Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the respective Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the respective Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender's negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

               (i) an Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

               (ii) an Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

               (iii) this sentence shall establish the standard of care to be exercised by an Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

          (h) Disbursement Procedures. The Issuing Lender for any Letter of Credit shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the Lenders with respect to any such LC Disbursement.

          (i) Interim Interest. If the Issuing Lender for any Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Syndicated ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Lender shall be for the account of such Lender to the extent of such payment.

          (j) Replacement of an Issuing Lender. Either Issuing Lender may be replaced at any time pursuant to a written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender, such agreement to provide for the succession of the successor Issuing Lender in place of the replaced Issuing Lender (and for the release of the replaced Issuing Lender from its obligations, in its capacity as an Issuing Lender, hereunder) and to be in form and substance reasonably satisfactory to the replaced Issuing Lender and the Administrative Agent. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term "Issuing Lender" shall be deemed to include such successor or any previous Issuing Lender, or such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

          (k) Cash Collateralization. If either (i) an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing at least 66-2/3% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, or (ii) the Borrower shall be required to provide cover for LC Exposure pursuant to Section 2.11, the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to, in the case of an Event of Default, the LC Exposure as of such date plus any accrued and unpaid interest thereon and, in the case of cover pursuant to Section 2.11, the amount required under Section 2.11, as the case may be; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VIII. Such deposit shall be held by the Administrative Agent in the Collateral Account as collateral in the first instance for the LC Exposure under this Agreement and thereafter for the payment of the "Secured Obligations" under and as defined in the Security Agreement.

          (l) Qingdao Letter of Credit. Anything herein to the contrary notwithstanding, the amount of the Qingdao Letter of Credit for all purposes of this Agreement and the other Loan Documents (including, without limitation, the usage of the Revolving Commitments hereunder, the calculation of fees under Section 2.12 and the obligation of the Revolving Lenders to participate in Letters of Credit arising upon drawings thereunder) shall be deemed to be equal to the Qingdao Letter of Credit Limit and any LC Exposure arising in respect of the Qingdao Letter of Credit in excess of the Qingdao Letter of Credit Limit shall be solely for the account of First Chicago, as an Issuing Lender, and no other Lender shall be obligated to participate in such excess amount, nor shall such excess amount be entitled to the benefits of the Security Documents.

          (m) Existing Letters of Credit. Pursuant to Section 2.06 of the 1997 Credit Agreement, Chase, as an "Issuing Lender" thereunder, has issued various "Letters of Credit" under and as defined in the 1997 Credit Agreement and First Chicago, as an "Issuing Lender" thereunder, has issued the "Qingdao Letter of Credit". On the Initial Funding Date, subject to the satisfaction of the conditions to effectiveness of the obligations of the Lenders hereunder set forth in Article V, each of such "Letters of Credit" and the "Qingdao Letter of Credit" under the 1997 Credit Agreement shall automatically, and without any action on the part of any Person, become a Letter of Credit hereunder and constitute a utilization of the Tranche I Revolving Commitments.

          SECTION 2.07. Funding of Borrowings.

          (a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request; provided that Revolving ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f) shall be remitted by the Administrative Agent to the respective Issuing Lender.

          (b) Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

          SECTION 2.08. Interest Elections.

          (a) Elections by the Borrower for Syndicated Borrowings. Each Syndicated Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Syndicated Eurocurrency Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert any such Borrowing denominated in Dollars to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Syndicated Eurocurrency Borrowing, may elect the Interest Period therefor, all as provided in this Section (provided that Syndicated Eurocurrency Borrowings denominated in Sterling may not be converted). The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing; provided that no Syndicated Eurocurrency Borrowing denominated in Sterling may be continued if, after giving effect thereto, (i) the sum of the Tranche II Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans made by Tranche II Revolving Lenders would exceed the Tranche II Revolving Commitments or (ii) the sum of the aggregate principal amount of outstanding Tranche II Revolving Loans and Competitive Loans denominated in Sterling would exceed (pound)50,000,000. This Section shall not apply to Competitive Borrowings or Swingline Borrowings, which may not be converted or continued.

          (b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under
     Section 2.03 if the Borrower were requesting a Syndicated Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

          (c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

               (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

               (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

               (iii) whether, in the case of a Eurocurrency Borrowing denominated in Dollars, the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

               (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

     If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

          (d) Notice by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

          (e) Presumption if No Notice. If the Borrower fails to deliver a timely Interest Election Request with respect to a Syndicated Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (x) if denominated in Dollars be converted to a Syndicated ABR Borrowing and (y) otherwise be deemed to have an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Syndicated Borrowing denominated in Dollars may be converted to or continued as a Syndicated Eurocurrency Borrowing and (ii) unless repaid, each Syndicated Eurocurrency Borrowing denominated in Dollars shall be converted to a Syndicated ABR Borrowing at the end of the Interest Period applicable thereto and (iii) no outstanding Syndicated Borrowing denominated in Sterling may have an Interest Period of more than one month.

          SECTION 2.09. Termination and Reduction of the Commitments.

          (a) Scheduled Termination. Unless previously terminated, (i) the Tranche I Term Loan Dollar Commitments, the Tranche I Term Loan Sterling Commitments and the Tranche II Term Loan Commitments shall terminate at 5:00 p.m. on the last day of the Term Loan Availability Period, (ii) the Tranche III Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Initial Funding Date, and (iii) the Revolving Commitments shall terminate on the Revolving Commitment Termination Date.

          (b) Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class (including the Tranche I Term Loan Dollar Commitments and the Tranche I Term Loan Sterling Commitments); provided that (i) each reduction of the Commitments of any Class pursuant to this Section shall be in an amount that is $3,000,000 or a larger multiple of $100,000, (ii) the Borrower shall not reduce the Tranche I Revolving Commitments without concurrently reducing the Tranche II Revolving Commitments by a ratable amount and shall not reduce the Tranche II Revolving Commitments without concurrently reducing the Tranche I Revolving Commitments by a ratable amount and (iii) the Borrower shall not terminate or reduce the Revolving Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Loans of such Class in accordance with Section 2.11, the sum of the total Revolving Exposures of such Class plus the aggregate principal amount of outstanding Competitive Loans made by Lenders of such Class would exceed the total Revolving Commitments of such Class.

          (c) Notice of Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

          (d) Effect of Termination or Reduction. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

          SECTION 2.10. Repayment of Loans; Evidence of Debt.

          (a) Repayment. The Borrower hereby unconditionally promises to pay the Loans outstanding hereunder as follows:

               (i) to the Administrative Agent for account of the Revolving Lenders the outstanding principal amount of the Revolving Loans on the Revolving Commitment Termination Date,

               (ii) to the Administrative Agent (x) for account of the Tranche I Term Loan Dollar Lenders the outstanding principal amount of the Tranche I Term Loans denominated in Dollars and (y) for account of the Tranche I Term Loan Sterling Lenders the outstanding principal amount of the Tranche I Term Loans denominated in Sterling, on each Term Loan Principal Payment Date set forth below in an aggregate principal amount equal to the percentage set forth below opposite such Term Loan Principal Payment Date of the aggregate principal amount of Tranche I Term Loans denominated in Dollars or Sterling, as the case may be, and outstanding at 5:00 p.m., New York City time, on the last day of the Term Loan Availability Period:

      Term Loan
Principal Payment Date                                      Percentage (%)

  December 1, 1999                                                 1.79

  March 1, 2000                                                    1.79
  June 1, 2000                                                     1.79
  September 1, 2000                                                1.79
  December 1, 2000                                                 2.86

  March 1, 2001                                                    2.86
  June 1, 2001                                                     2.86
  September 1, 2001                                                2.86
  December 1, 2001                                                 3.57

  March 1, 2002                                                    3.57
  June 1, 2002                                                     3.57
  September 1, 2002                                                3.57
  December 1, 2002                                                 4.29

  March 1, 2003                                                    4.29
  June 1, 2003                                                     4.29
  September 1, 2003                                                4.29
  December 1, 2003                                                 4.64

  March 1, 2004                                                    4.64
  June 1, 2004                                                     4.64
  September 1, 2004                                                4.64
  December 1, 2004                                                 31.40

               (iii) to the Administrative Agent for account of the Tranche II Term Loan Lenders the outstanding principal amount of the Tranche II Term Loans on the date eighteen months after the Initial Funding Date (or, if such later date is not a Business Day, on the next succeeding Business Day),

               (iv) to the Administrative Agent for account of the Tranche III Term Loan Lenders the outstanding principal amount of the Tranche III Term Loans on each Term Loan Principal Payment Date set forth below in the aggregate principal amount set forth opposite such Term Loan Principal Payment Date:

      Term Loan
Principal Payment Date                                            Amount ($)

  December 1, 1999                                                  375,000

  March 1, 2000                                                     375,000
  June 1, 2000                                                      375,000
  September 1, 2000                                                 375,000
  December 1, 2000                                                  375,000

  March 1, 2001                                                     375,000
  June 1, 2001                                                      375,000
  September 1, 2001                                                 375,000
  December 1, 2001                                                  375,000

  March 1, 2002                                                     375,000
  June 1, 2002                                                      375,000
  September 1, 2002                                                 375,000
  December 1, 2002                                                  375,000

  March 1, 2003                                                     375,000
  June 1, 2003                                                      375,000
  September 1, 2003                                                 375,000
  December 1, 2003                                                  375,000

  March 1, 2004                                                  17,953,125
  June 1, 2004                                                   17,953,125
  September 1, 2004                                              17,953,125
  December 1, 2004                                               17,953,125

  March 1, 2005                                                  17,953,125
  June 1, 2005                                                   17,953,125
  September 1, 2005                                              17,953,125
  December 1, 2005                                               17,953,125

               (v) to the Administrative Agent for account of the respective Lender the then unpaid principal amount of each Competitive Loan of such Lender on the last day of the Interest Period applicable to such Loan, and

               (vi) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earliest of (A) the Revolving Commitment Termination Date, (B) the fifteenth day after such Loan is made (but not earlier than one Business Day after such Swingline Loan is made) and (C) in the case of any Swingline FFBR Loan or Swingline Eurocurrency Loan, the last day of the Interest Period for such Loan; provided that (i) if any such day is not a Business Day, then the Borrower shall pay such Swingline Loan on the next preceding Business Day and (ii) on each date that a Tranche I Revolving Borrowing or Tranche I Competitive Borrowing is made, the Borrower shall repay all Swingline ABR Loans then outstanding.

          (b) Manner of Payment. Prior to any repayment or prepayment of any Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., Local Time, three Business Days before the scheduled date of such payment; provided that each payment of Borrowings of any Class shall be applied to pay any outstanding ABR Borrowings of such Class before any other Borrowings of such Class. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings of the applicable Class and, second, to other Borrowings of such Class in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be paid first), and for these purposes, Competitive Loans shall be deemed to be in the same Class as Revolving Loans. Each payment of a Syndicated Borrowing shall be applied ratably to the Loans included in such Borrowing.

          (c) Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.

          Anything herein to the contrary notwithstanding, the Term Loans of each Class made by each Lender shall be divided into two portions which shall be accounted for separately on the books of such Lender. The first of such portions (the "Mortgage Portion") shall be in a principal amount equal to 2/700 of the amount of such Lender's Term Loan Commitment of such Class and shall be secured by all of the collateral security provided for pursuant to the Security Documents (including, without limitation, the Mortgages covering real property of the Obligors in New York) and the second of such portions (the "Non-Mortgage Portion") shall be in a principal amount equal to 698/700 of the amount of such Lender's Term Loan Commitment of such Class and shall be secured by all of the collateral security provided for pursuant to the Security Documents (excluding, however, the Mortgages covering real property of the Obligors in New York). Anything in this Agreement to the contrary notwithstanding, all payments and prepayments of the Term Loans hereunder shall be deemed to be applied first to Non-Mortgage Portion (until the same shall have been paid in full) and last to the Mortgage Portion.

          (d) Maintenance of Loan Accounts by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

          The Administrative Agent shall account for the Mortgage Portions and Non-Mortgage Portions of the Term Loans, as described in paragraph (c) above.

          (e) Effect of Loan Accounts. The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

          (f) Promissory Notes. Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          SECTION 2.11. Prepayment of Loans.

          (a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section, provided that (i) the aggregate principal amount of any prepayment on any date pursuant to this paragraph shall be at least equal to $1,000,000 and (ii) the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof. Any prepayment of a Tranche I Term Loan Borrowing (denominated in Dollars or in Sterling) or a Tranche III Term Loan Borrowing pursuant to this paragraph shall be applied first to reduce the next three scheduled repayments thereof in direct chronological order and second to reduce the remaining scheduled repayments thereof on a pro rata basis.

          (b) Mandatory Prepayments -- All Loans. The Borrower will make prepayments of the Loans hereunder as follows:

               (i) Casualty Events. Upon the date 180 days following the receipt by the Borrower of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any Property of the Borrower or any of its Subsidiaries (or upon such earlier date as the Borrower or such Subsidiary, as the case may be, shall have determined not to repair or replace the Property affected by such Casualty Event), the Borrower shall prepay the Loans in an aggregate amount, if any, equal to 100% of the Net Available Proceeds of such Casualty Event not theretofore applied to the repair or replacement of such Property, such prepayment to be effected in each case in the manner and to the extent specified in clause (vi) below. Notwithstanding the foregoing, in the event that a Casualty Event shall occur with respect to Property covered by any Mortgage, the Borrower shall, if required by the terms of such Mortgage, prepay the Loans on the dates, and in the amounts, of the required prepayments specified in accordance with such Mortgage. Nothing in this paragraph shall be deemed to limit any obligation of the Borrower or any of its Subsidiaries pursuant to any of the Security Documents to remit to a collateral or similar account maintained by the Administrative Agent pursuant to any of the Security Documents the proceeds of insurance, condemnation award or other compensation received in respect of any Casualty Event.

               (ii) Equity Issuance. On or prior to the date 90 days after any Equity Issuance, the Borrower shall prepay the Loans in an aggregate amount equal to 50% of the Net Available Proceeds thereof (or, for so long as any Tranche II Term Loans remain outstanding and the Borrower would be obligated to apply such Net Available Proceeds to the prepayment thereof as provided in clause (vi)(B) below, 100% of such Net Available Proceeds), such prepayment to be effected in each case in the manner and to the extent specified in clause (vi) below, provided that, notwithstanding the foregoing, the Borrower shall not be required to make a prepayment under this clause (ii) (x) from the first $5,000,000 of Net Available Proceeds during any fiscal year received from the issuance or sale of capital stock in connection with the Employee Stock Purchase Plan, the Long-Term Stock Incentive Plan or the Incentive Stock Option Plan or similar plans of the Borrower in effect from time to time or (y) to the extent that

                    (A) the Borrower advises the Administrative Agent at the
               time of the relevant Equity Issuance that it intends to use such Net Available Proceeds to finance one or more Acquisitions pursuant to Section 7.03(d),

                    (B) such Net Available Proceeds are held by the Borrower in a segregated investment or other account (or, alternatively, applied to the prepayment of Revolving Loans), until so used to finance one or more Acquisitions as contemplated above, and

                    (C) such Net Available Proceeds are in fact so applied to
               such Acquisition(s) within 180 days of such Equity Issuance (it being understood that, in the event Net Available Proceeds from more than one Equity Issuance are held by the Borrower, or have been applied to the prepayment of Revolving Loans, such Net Available Proceeds shall be deemed to be utilized in the same order in which such Equity Issuances occurred and, accordingly, any such Net Available Proceeds so held or applied to the prepayment of Revolving Loans for more than 180 days shall be forthwith applied to the prepayment of Loans as provided above), it being understood that, if the Borrower does not so advise the Administrative Agent that it intends to use such Net Available Proceeds to finance one or more Acquisitions, or does not in fact apply such Net Available Proceeds to one or more Acquisitions within the time periods specified above, the Borrower shall immediately prepay the Loans in an amount equal to the amount specified above.

               (iii) Excess Cash Flow. Not later than the date 90 days after the end of each fiscal year of the Borrower ending on or after February 28, 2000 (unless the Debt Ratio is less than or equal to 3.125 to 1 as of the last day thereof, in which case this clause (iii) shall not apply), the Borrower shall prepay the Loans in an aggregate amount equal to 50% of Excess Cash Flow for such fiscal year.

               (iv) Sale of Assets. Without limiting the obligation of the Borrower to obtain the consent of the Required Lenders to any Disposition not otherwise permitted hereunder, in the event that the Net Available Proceeds of any Disposition (herein, the "Current Disposition"), and of all prior Dispositions consummated in the then-current fiscal year of the Borrower as to which a prepayment has not yet been made under this paragraph, shall exceed $8,000,000 then, no later than 180 days after the occurrence of the Current Disposition, the Borrower will deliver to the Lenders a statement, certified by a Financial Officer of the Borrower, in form and detail satisfactory to the Administrative Agent, of the amount of the Net Available Proceeds of the Current Disposition and of all such prior Dispositions and will prepay the Loans in an aggregate amount equal to 100% of the Net Available Proceeds of the Current Disposition and such prior Dispositions, such prepayment to be effected in each case in the manner and to the extent specified in clause (vi) below, provided that, notwithstanding the foregoing, the Borrower shall not be required to make a prepayment under this clause (iv) to the extent that

                    (A) the Borrower advises the Administrative Agent at the
               time of the relevant Disposition that it intends to use such Net Available Proceeds to finance one or more Acquisitions pursuant to Section 7.03(d), or otherwise to reinvest the proceeds thereof into the business of the Borrower and its Subsidiaries,

                    (B) such Net Available Proceeds are held by the Borrower in a segregated investment or other account (or, alternatively, applied to the prepayment of Revolving Loans), until so used to finance one or more Acquisitions or to make such reinvestment as contemplated above, and

                    (C) such Net Available Proceeds are in fact so applied to
               such Acquisition(s) or reinvestment within 180 days of such Disposition (it being understood that, in the event Net Available Proceeds from more than one Disposition are held by the Borrower, or have been applied to the prepayment of Revolving Loans, such Net Available Proceeds shall be deemed to be utilized in the same order in which such Dispositions occurred and, accordingly, any such Net Available Proceeds so held or applied to the prepayment of Revolving Loans for more than 180 days shall be forthwith applied to the prepayment of Loans as provided above), it being understood that, if the Borrower does not so advise the Administrative Agent that it intends to use such Net Available Proceeds to finance one or more Acquisitions or make such reinvestment, or does not in fact apply such Net Available Proceeds to one or more Acquisitions or reinvestments within the time periods specified above, the Borrower shall immediately prepay the Loans in an amount equal to the amount specified above.

               Notwithstanding the foregoing, to the extent that the amount of the required prepayment on any date is not greater than $20,000,000, the Borrower shall not be required to make any prepayment of a Eurocurrency or Competitive Borrowing until the expiration(s) of the then-current Interest Periods.

               (v) Debt Incurrence. Without limiting the obligation of the Borrower to obtain the consent of the Required Lenders to any Debt Incurrence not permitted hereunder, on or prior to the date 90 days after the date of any Debt Incurrence, the Borrower shall prepay the Loans in an aggregate amount equal to the portion of the Net Available Proceeds thereof that exceeds (in the aggregate for all Debt Incurrences after the date hereof) $50,000,000, such prepayment to be effected in each case in the manner and to the extent specified in clause (vi) below, provided that, notwithstanding the foregoing, the Borrower shall not be required to make a prepayment under this clause
          (v) to the extent that

                    (A) the Borrower advises the Administrative Agent at the
               time of the relevant Debt Incurrence that it intends to use such Net Available Proceeds to finance one or more Acquisitions pursuant to Section 7.03(d),

                    (B) such Net Available Proceeds are held by the Borrower in a segregated investment or other account (or, alternatively, applied to the prepayment of Revolving Loans), until so used to finance one or more Acquisitions as contemplated above, and

                    (C) such Net Available Proceeds are in fact so applied to
               such Acquisition(s) within 120 days of such Debt Incurrence (it being understood that, in the event Net Available Proceeds from more than one Debt Incurrence are held by the Borrower, or have been applied to the prepayment of Revolving Loans, such Net Available Proceeds shall be deemed to be utilized in the same order in which such Debt Incurrence occurred and, accordingly, any such Net Available Proceeds so held or applied to the prepayment of Revolving Loans for more than 120 days shall be forthwith applied to the prepayment of Loans as provided above), it being understood that, if the Borrower does not so advise the Administrative Agent that it intends to use such Net Available Proceeds to finance one or more Acquisitions, or does not in fact apply such Net Available Proceeds to one or more Acquisitions within the time periods specified above, the Borrower shall immediately prepay the Loans in an amount equal to the amount specified above.

               (vi) Application.

                    (A) Prepayments pursuant to clauses (b)(i), (iii) and (iv)
               of this paragraph shall be applied as follows:

                    first, such prepayment shall be applied to any then
               outstanding Tranche I and Tranche III Term Loans (ratably in accordance with the then-outstanding aggregate principal amounts thereof), each such prepayment of Tranche I and Tranche III Term Loans to be applied to reduce the scheduled repayments thereof in reverse chronological order and, after the prepayment in full of any then-outstanding Tranche I and Tranche III Term Loans, to the prepayment of any then-outstanding Tranche II Term Loans; and

                    second, after the payment in full of any then-outstanding
               Term Loans of any Class, to prepay Revolving Loans (without reduction of Revolving Commitments).

                    (B) Prepayments pursuant to clauses (b)(ii) and (v) of this paragraph shall be applied as follows:

                    first, such prepayment shall be applied to any
               then-outstanding Tranche II Term Loans and, after the prepayment in full of any then-outstanding Tranche II Term Loans, to the prepayment of the Tranche I and Tranche III Term Loans (ratably in accordance with the then-outstanding aggregate principal amounts thereof), each such prepayment of Tranche I and Tranche III Term Loans to be applied to reduce the scheduled repayments thereof in reverse chronological order; and

                    second, after the payment in full of any then-outstanding
               Term Loans of any Class, to prepay Revolving Loans (without reduction of Revolving Commitments).

               Any prepayments to be applied to the Tranche I Term Loans or to the Revolving Loans pursuant to this clause (b)(vi) shall be applied to any then outstanding Tranche I Term Loans or Revolving Loans denominated in Dollars and Tranche I Term Loans and Revolving Loans denominated in Sterling ratably in accordance with the then outstanding principal amounts thereof (in the case of the Tranche I Term Loans or Revolving Loans denominated in Sterling, based on the Dollar Equivalent thereof as in effect on the date of prepayment).

                    Notwithstanding the foregoing, if any event described in the foregoing provisions of this Section 2.11(b) shall occur prior to the Initial Funding Date, then the prepayment that would otherwise be required to be made hereunder shall be applied to the prepayment of the "Term Loans" and "Revolving Loans" under the 1997 Credit Agreement in the manner provided in Section 2.11 thereof, and the Commitments hereunder shall be automatically reduced in an amount equal to such prepayment, such reduction to be applied first to the Tranche II Term Loan Commitments, second to the Tranche I and Tranche III Term Loan Commitments (ratably in accordance with the respective principal amounts thereof) and third to the Revolving Commitments.

          (c) Mandatory Prepayments -- Change of Control. In the event that the Borrower shall be required pursuant to the provisions of any instrument evidencing or governing any Subordinated Indebtedness to redeem, or make an offer to redeem or repurchase, all or any portion of such Subordinated Indebtedness as a result of a change of control (however defined), then, concurrently with the occurrence of the event giving rise to such change of control, the Borrower shall prepay the Loans (and/or provide cover for LC Exposure as specified in Section 2.06(k)) in full, and the Commitments shall be automatically reduced to zero.

          (d) Currency Valuation. Upon the receipt by the Administrative Agent of a Currency Valuation Notice (as defined below) and on each Quarterly Date, the Administrative Agent shall promptly determine the aggregate outstanding principal amount of all Loans, for which purpose the outstanding principal amount of any Loan that is denominated in Sterling shall be deemed to be the Dollar Equivalent (determined at the applicable times specified in clause (i) or (ii) below) of the amount in Sterling of such Loan. Upon making such determination, the Administrative Agent shall promptly notify the Lenders and the Borrower thereof and:

               (i) if, on the date of any such determination, (A) the aggregate outstanding principal amount of all Tranche II Revolving Loans and Tranche II Competitive Loans (with Dollar Equivalents being determined
          (x) as of the Business Day on which the Administrative Agent shall have received such Currency Valuation Notice if received prior to 11:00 a.m. New York time, (y) if received by the Administrative Agent after such time on any Business Day, as of the next succeeding Business Day or (z) as of such Quarterly Date, as applicable) exceeds 105% of (B) the total Tranche II Revolving Commitments, the Borrower shall, if requested by the Required Tranche II Revolving Lenders (through the Administrative Agent), prepay outstanding Tranche II Revolving Loans and Tranche II Competitive Loans (ratably in accordance with then then-outstanding aggregate principal amounts thereof), whether denominated in Dollars or Sterling (at the option of the Borrower), in an amount so that after giving effect thereto the amount referred to in subclause (A) is no more than 105% of the amount in subclause (B); or

               (ii) if, on the date of any such determination, (A) the total of the Tranche I and Tranche II Revolving Commitments on such date, together with the aggregate principal amount of all Term Loans outstanding on such date (with Dollar Equivalents being determined (x) as of the Business Day on which the Administrative Agent shall have received such Currency Valuation Notice if received prior to 11:00 a.m. New York time, (y) if received by the Administrative Agent after such time on any Business Day, as of the next succeeding Business Day or (z) as of such Quarterly Date, as applicable), exceeds 103% of (B) the sum of the total Tranche I and Tranche II Revolving Commitments on such date, together with the aggregate principal amount of all Term Loans outstanding on such date (with Dollar Equivalents being determined at 1.6575

          Dollars per one Sterling), the Borrower shall, if requested by the Required Lenders (through the Administrative Agent), prepay outstanding Loans of any Class (ratably in accordance with the then-outstanding aggregate principal amounts thereof), whether denominated in Dollars or Sterling (at the option of the Borrower), in an amount so that after giving effect thereto the amount referred to in subclause (A) is no more than 103% of the amount in subclause (B);

provided that, any such payment under clause (i) or (ii) above shall be accompanied by any amounts payable under Sections 2.13(f) and 2.16 hereof.

          For purposes of this Section 2.11(d), "Currency Valuation Notice" shall mean a notice given by the Required Lenders to the Administrative Agent stating that such notice is a "Currency Valuation Notice" and requesting that the Administrative Agent determine the aggregate outstanding principal amount of all Loans.

          Anything in this Section 2.11(d) to the contrary notwithstanding, the Administrative Agent shall not be required to make more than one valuation determination pursuant to Currency Valuation Notices within any rolling three month period.

          (e) Notices, Etc. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Syndicated Eurocurrency Borrowing, of a Competitive Borrowing or of a Swingline Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Syndicated ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Syndicated Borrowing or Competitive Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Syndicated Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

          SECTION 2.12. Fees.

          (a) Facility Fee and Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee, which shall accrue at the Applicable Rate on the greater of (i) the daily average amount of the Revolving Commitment of such Lender (whether used or unused) and (ii) such Lender's aggregate

     Revolving Exposure, such fee to accrue during the period from and including the date hereof to but excluding the date such Revolving Commitment shall have terminated and the date the Revolving Exposure shall have been reduced to zero. The Borrower agrees to pay to the Administrative Agent for account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Tranche I, Tranche II and Tranche III Term Loan Commitments of such Lender for the period from and including the date hereof to but not including the earlier of the date such Term Loan Commitments terminate and the last day of the Term Loan Availability Period.

          Accrued facility fees and commitment fees shall be payable on each Quarterly Date and on the earlier of the date the relevant Commitment terminates and the Revolving Commitment Termination Date (in the case of the Revolving Commitments), the last day of the Term Loan Availability Period (in the case of the Tranche I and Tranche II Term Loan Commitments) and the Initial Funding Date (in the case of the Tranche III Term Loan Commitments), commencing on the first such date to occur after December 1, 1998; provided that any facility or commitment fees accruing after the date on which interest on Loans of the respective Class shall be payable on demand shall similarly be payable on demand. All facility fees and commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate applicable to interest on Syndicated Eurocurrency Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Initial Funding Date to but excluding the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to Chase, as an Issuing Lender, a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements and to the Qingdao Letter of Credit) during the period from and including the Initial Funding Date to but excluding the date on which there ceases to be any LC Exposure, and to each Issuing Lender, such Issuing Lender's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Initial Funding Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to either Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

          (d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the respective Issuing Lender, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

          SECTION 2.13. Interest.

          (a) ABR Borrowings. The Loans comprising each ABR Borrowing (other than in respect of Swingline Loans, as to which paragraph (d) below shall apply) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

          (b) Eurocurrency Borrowings. The Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to (i) in the case of a Syndicated Eurocurrency Loan or a Swingline Eurocurrency Loan, the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Rate, or (ii) in the case of a Competitive Eurocurrency Borrowing, the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

          (c) Fixed Rate Borrowings. Each Fixed Rate Loan shall bear interest at a rate per annum equal to the Fixed Rate applicable to such Loan.

          (d) Swingline ABR and FFBR Borrowings. Each ABR Borrowing constituting a Swingline Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate. Each Swingline Borrowing the interest on which is determined by reference to the Federal Funds Base Rate for any Interest Period therefor shall bear interest at a rate per annum, for each day during such Interest Period, equal to the Federal Funds Base Rate for such period plus the then-applicable "Facility Fee Rate" specified in the definition of "Applicable Rate" in Section 1.01 plus the Applicable Rate plus .50%. Each Swingline Borrowing the interest on which is determined at an alternate rate of interest as contemplated in Section 2.05(b), shall bear interest at the respective alternate rate of interest so agreed for the period so contemplated by Section 2.05(b).

          (e) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

          (f) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving ABR Loan prior to the Revolving Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Syndicated Eurocurrency Borrowing denominated in Dollars prior to the end of the current Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

          (g) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

          (b) if such Borrowing is of a particular Class of Loans, the Administrative Agent is advised by the Required Lenders of such Class (or, in the case of a Competitive Eurocurrency Loan, the Lender that is required to make such Loan) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Syndicated Borrowing to, or continuation of any Syndicated Borrowing as, a Syndicated Eurocurrency Borrowing denominated in Dollars shall be ineffective, (ii) if any Borrowing Request requests a Syndicated Eurocurrency Borrowing, such Borrowing shall be made as a Syndicated ABR Borrowing, (iii) any request by the Borrower for a Swingline Eurocurrency Borrowing shall be deemed to be a request for a Swingline FFBR Borrowing and (iv) any request by the Borrower for a Competitive Eurocurrency Borrowing, or for the continuance of a Syndicated Eurocurrency Borrowing denominated in Sterling, shall be ineffective; provided that if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for Competitive Eurocurrency Borrowings may be made to Lenders that are not affected thereby.

          SECTION 2.15. Increased Costs.

          (a) Increased Costs Generally. If any Change in Law shall:

               (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or either Issuing Lender; or

               (ii) impose on any Lender or either Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein;

     and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurocurrency Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

          (b) Capital Requirements. If any Lender or either Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or such Issuing Lender's capital or on the capital of such Lender's or such Issuing Lender's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender's or such Issuing Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or such Issuing Lender's policies and the policies of such Lender's or such Issuing Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender's or such Issuing Lender's holding company for any such reduction suffered.

          (c) Certificates from Lenders. A certificate of a Lender or either Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d) Delay in Requests. Failure or delay on the part of any Lender or either Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or such Issuing Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or such Issuing Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

          (e) Competitive Loans. Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

          SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan, Fixed Rate Loan or Swingline FFBR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Syndicated Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Syndicated Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11(d) and is revoked in accordance herewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurocurrency Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (and for avoidance of doubt excluding the Applicable Rate).

          In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period (and for avoidance of doubt excluding the Applicable Rate), over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits in the Currency of such Loan from other banks in the eurocurrency market at the commencement of such period.

          In the case of a Swingline FFBR Loan, the loss to the Swingline Lender attributable to any such event shall be deemed to include an amount determined by the Swingline Lender to be equal to the excess, if any, of (i) the Federal Funds Base Rate for the period commencing on the date of such payment to but not including the last day of the Interest Period for such Swingline FFBR Loan, over
(ii) the Federal Funds Base Rate for such Interest Period.

          A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          SECTION 2.17. Taxes.

          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.

          (d) Receipt for Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

          SECTION 2.18. Payments; Pro Rata Treatment; Sharing of Setoffs, Etc.

          (a) Payments by the Obligors. Each Obligor shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.15, 2.16 or 2.17, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent's Account, except as otherwise expressly provided in the relevant Loan Document, and except payments to be made directly to an Issuing Lender or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement (including facility fees, but not including principal of, and interest on, Loans denominated in Sterling, which are payable in Sterling) are payable in Dollars.

          Notwithstanding the foregoing, if the Borrower shall fail to pay any principal of any Loan when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Loan shall, if such Loan is denominated in Sterling, automatically be redenominated in Dollars on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal shall be payable on demand; and if the Borrower shall fail to pay any interest on any Loan that is denominated in Sterling, such interest shall automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.

          (b) Application if Payments Insufficient. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

          (c) Pro Rata Treatment. Except to the extent otherwise provided herein (including in Section 2.10(a)(ii)): (i) each Syndicated Borrowing of a particular Class shall be made from the relevant Lenders, each payment of facility fee and commitment fee under Section 2.12 in respect of Commitments of a particular Class shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.09 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Syndicated Borrowing of any Class shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Syndicated Loans) or their respective Loans of such Class (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Revolving Loans, Tranche I Term Loans, Tranche II Term Loans and Tranche III Term Loans by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Syndicated Loans of such Class held by them; and (iv) each payment of interest on Revolving Loans, Tranche I Term Loans, Tranche II Term Loans and Tranche III Term Loans by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

          (d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Syndicated Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Syndicated Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Syndicated Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Syndicated Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Obligor in the amount of such participation.

          (e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

          (f) Certain Deductions by Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(e) or (f), 2.07(b) or 2.18(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

          (g) Exercises of Remedies by Lenders. Anything in this Agreement to the contrary notwithstanding (including Section 10.08), each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement (including, without limitation, exercising any rights of off-set) without first obtaining the prior written consent of the Administrative Agent or the Required Lenders, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement shall be taken in concert and at the direction or with the consent of the Administrative Agent or the Required Lenders and not individually by a single Lender.

          SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

          (a) Designation of Different Lending Office. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) Replacement of Lenders. If any Lender requests compensation under
     Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Lender and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.


                                   ARTICLE III

                                    GUARANTEE

          SECTION 3.01. The Guarantee. The Subsidiary Guarantors hereby jointly and severally guarantee to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Borrower, all indebtedness of the Borrower to any of the Lenders (or any affiliate thereof) in respect of Hedging Agreements, and all other amounts from time to time owing to the Lenders or the Administrative Agent by the Borrower under this Agreement and by any Obligor under any of the other Loan Documents, in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the "Guaranteed Obligations"). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

          SECTION 3.02. Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 3.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. In full recognition and in furtherance of the foregoing, each Subsidiary Guarantor agrees that:

          (a) Without affecting the enforceability or effectiveness of Section
     3.01 in accordance with its terms and without affecting, limiting, reducing, discharging or terminating the liability of such Subsidiary Guarantor, or the rights, remedies, powers and privileges of the Administrative Agent and the Lenders under this Agreement or any other agreement or instrument referred to herein or therein, the Administrative Agent and the Lenders may, at any time and from time to time and without notice or demand of any kind or nature whatsoever:

               (i) amend, supplement, modify, extend, renew, waive, accelerate or otherwise change the time for payment or performance of, or the terms of, all or any part of the Guaranteed Obligations (including any increase or decrease in the rate or rates of interest on all or any part of the Guaranteed Obligations);

               (ii) amend, supplement, modify, extend, renew, waive or otherwise change, or enter into or give, any Loan Document or any agreement, security document, guarantee, approval, consent or other instrument with respect to all or any part of the Guaranteed Obligations, any Loan Document or any such other instrument or any term or provision of the foregoing (it being understood that this clause (ii) shall not be deemed to constitute a consent by any Subsidiary Guarantor to any such amendment with respect to any Loan Document to which it is a party);

               (iii) accept or enter into new or additional agreements, security documents, guarantees (including letters of credit) or other instruments in addition to, in exchange for or relative to any Loan Document, all or any part of the Guaranteed Obligations or any collateral now or in the future serving as security for the Guaranteed Obligations;

               (iv) accept or receive (including from any other Subsidiary Guarantor) partial payments or performance on the Guaranteed Obligations (whether as a result of the exercise of any right, remedy, power or privilege or otherwise);

               (v) accept, receive and hold any additional collateral for all or any part of the Guaranteed Obligations (including from any other Guarantor);

               (vi) release, reconvey, terminate, waive, abandon, allow to lapse or expire, fail to perfect, subordinate, exchange, substitute, transfer, foreclose upon or enforce any collateral, security documents or guarantees (including Letters of Credit or the obligations of any other Subsidiary Guarantor) for or relative to all or any part of the Guaranteed Obligations;

               (vii) apply any collateral or the proceeds of any collateral or guarantee (including any Letter of Credit or the obligations of any other Subsidiary Guarantor) to all or any part of the Guaranteed Obligations in such manner and extent as the Administrative Agent or any Lender may in its discretion determine;

               (viii) release any Person (including any other Subsidiary Guarantor) from any personal liability with respect to all or any part of the Guaranteed Obligations;

               (ix) settle, compromise, release, liquidate or enforce upon such terms and in such manner as the Administrative Agent or the Lenders may determine or as applicable law may dictate all or any part of the Guaranteed Obligations or any collateral on or guarantee (including any Letter of Credit issued with respect to) of all or any part of the Guaranteed Obligations;

               (x) consent to the merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of the Borrower or any other Person (including any other Subsidiary Guarantor);

               (xi) proceed against the Borrower, such or any other Subsidiary Guarantor or any other guarantor of (including any issuer of any letter of credit issued with respect to) all or any part of the Guaranteed Obligations or any collateral provided by any Person and exercise the right, remedies, powers and privileges of the Administrative Agent and the Lenders under this Agreement or any other agreement or instrument referred to herein or therein, or otherwise in such order and such manner as the Administrative Agent or any Lender may, in its discretion, determine, without any necessity to proceed upon or against or exhaust any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce Section
          3.01 as to any Subsidiary Guarantor;

               (xii) foreclose upon any deed of trust, mortgage or other instrument creating or granting liens on any interest in real property by judicial or nonjudicial sale or by deed in lieu of foreclosure, bid any amount or make no bid in any foreclosure sale or make any other election of remedies with respect to such liens or exercise any right of set-off;

               (xiii) obtain the appointment of a receiver with respect to any collateral for all or any part of the Guaranteed Obligations and apply the proceeds of such receivership as the Administrative Agent or any Lender may in its discretion determine (it being agreed that nothing in this clause (xiii) shall be deemed to make the Administrative Agent or any Lender a party in possession in contemplation of law, except at its option);

               (xiv) enter into such other transactions or business dealings with any other Subsidiary Guarantor, the Borrower, any Subsidiary or Affiliate of the Borrower or any other guarantor of all or any part of the Guaranteed Obligations as the Administrative Agent or any Lender may desire; and

               (xv) do all or any combination of the actions set forth in this Section.

          (b) The enforceability and effectiveness of this Article and the liability of the Subsidiary Guarantors, and the rights remedies, powers and privileges of the Administrative Agent and the Lenders, under this Agreement or any other agreement or instrument referred to herein or therein, shall not be affected, limited, reduced, discharged or terminated, and each Subsidiary Guarantor hereby expressly waives any defense now or in the future arising, by reason of:

               (i) the illegality, invalidity, irregularity, authenticity, or unenforceability of all or any part of the Guaranteed Obligations, this Agreement or any other agreement or instrument referred to herein or therein, or any agreement, security document, guarantee or other instrument relative to all or any part of the Guaranteed Obligations;

               (ii) any disability or other defense of the Borrower or any other Subsidiary Guarantor with respect to all or any part of the Guaranteed Obligations or any other guarantor of all or any part of the Guaranteed Obligations (including any issuer of any letters of credit), including the effect of any statute of limitations that may bar the enforcement of all or any part of the Guaranteed Obligations or the obligations of any such other guarantor;

               (iii) the illegality, invalidity, irregularity, authenticity or unenforceability of any security or guarantee (including any letter of credit) for all or any part of the Guaranteed Obligations or the lack of perfection or continuing perfection or failure of the priority of any lien on any collateral for all or any part of the Guaranteed Obligations;

               (iv) the cessation, for any cause whatsoever, of the liability of the Borrower or any other Subsidiary Guarantor (other than subject to Section 3.05, by reason of the full payment and performance of all Guaranteed Obligations);

               (v) any failure of the Administrative Agent or any Lender to marshal assets in favor of the Borrower or any other Person (including any other Subsidiary Guarantor), to exhaust any collateral for all or any part of the Guaranteed Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against any other Subsidiary Guarantor, the Borrower, any other guarantor, all or any part of the Guaranteed Obligations (including either

          Issuing Lender in respect of Letters of Credit) or any other Person or to take any action whatsoever to mitigate or reduce such or any other Subsidiary Guarantor's liability under this Article, neither the Administrative Agent nor any Lender being under any obligation to take any such action notwithstanding the fact that all or any part of the Guaranteed Obligations may be due and payable and that the Borrower may be in default of its obligations under this Agreement or any other agreement or instrument referred to herein or therein;

               (vi) any failure of the Administrative Agent or any Lender to give notice after any Default of sale or other disposition of any collateral (including any notice of any judicial or nonjudicial foreclosure or sale of any interest in real property serving as collateral for all or any part of the Guaranteed Obligations) for all or any part of the Guaranteed Obligations to the Borrower, any Subsidiary Guarantor or any other Person or any defect in, or any failure by any Subsidiary Guarantor or any other Person to receive, any notice that may be given in connection with any sale or disposition of any collateral;

               (vii) any failure of the Administrative Agent or any Lender to comply with applicable laws in connection with the sale or other disposition of any collateral for all or any part of the Guaranteed Obligations, including any failure to conduct a commercially reasonable sale or other disposition of any collateral for all or any part of the Guaranteed Obligations;

               (viii) any judicial or nonjudicial foreclosure or sale of, or other election of remedies with respect to, any interest in real property or other collateral serving as security for all or any part of the Guaranteed Obligations, even though such foreclosure, sale or election of remedies may impair the subrogation rights of any Subsidiary Guarantor or may preclude any Subsidiary Guarantor from obtaining reimbursement, contribution, indemnification or other recovery from any other Subsidiary Guarantor, the Borrower any other guarantor or any other Person and even though the Borrower may not, as a result of such foreclosure, sale or election of remedies, be liable for any deficiency;

               (ix) any benefits the Borrower, any Subsidiary Guarantor or any other guarantor may otherwise derive from Sections 580(a), 580(b), 580(d) or 726 of the California Code of Civil Procedure or any comparable provisions of the laws of any other jurisdiction;

               (x) any act or omission of the Administrative Agent, any Lender or any other person that directly or indirectly results in or aids the discharge or release of the Borrower or any other Subsidiary Guarantor, of all or any part of the Guaranteed Obligations or any security or guarantee (including any letter of credit) for all or any part of the Guaranteed Obligations by operation of law or otherwise;

               (xi) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's principal obligation;

               (xii) the possibility that the obligations of the Borrower to the Administrative Agent and the Lenders may at any time and from time to time exceed the aggregate liability of the Subsidiary Guarantors under this Article;

               (xiii) any counterclaim, set-off or other claim which the Borrower or any other Subsidiary Guarantor has or alleges to have with respect to all or any part of the Guaranteed Obligations;

               (xiv) any failure of the Administrative Agent or any Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person;

               (xv) the election by the Administrative Agent or any Lender, in a bankruptcy proceeding of any Person, of the application or nonapplication of Section 1111(b)(2) of the United States Bankruptcy Code;

               (xvi) any extension of credit or the grant of any lien under
          Section 364 of the United States Bankruptcy Code;

               (xvii) any use of cash collateral under Section 363 of the United States Bankruptcy Code;

               (xviii) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person;

               (xix) the avoidance of any lien in favor of the Administrative Agent or any Lender for any reason;

               (xx) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the Guaranteed Obligations (or any interest on all or any part of the Guaranteed Obligations) in or as a result of any such proceeding;

               (xxi) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, including by reason of Sections 2809, 2810, 2819, 2839, 2845, 2850, 2899, 3275 and 3433 of the California Civil Code, and any future judicial decisions or legislation or of any comparable provisions of the laws of any other jurisdiction; or

               (xxiii) diligence, presentment, demand of payment, protest and all notices whatsoever.

          (c) Each Subsidiary Guarantor represents and warrants to the Administrative Agent that it has established adequate means of obtaining financial and other information pertaining to the business, operations and condition (financial and otherwise) of the Borrower and its properties on a continuing basis and that such Subsidiary Guarantor is now and will in the future remain fully familiar with the business, operations and condition (financial and otherwise) of the Borrower and its properties. Each Subsidiary Guarantor further represents and warrants that it has reviewed and approved this Agreement and the related Loan Documents and is fully familiar with the transactions contemplated by such Loan Documents and that it will in the future remain fully familiar with such transaction and with any new Loan Documents and the transaction contemplated by such Loan Documents. Each Subsidiary Guarantor hereby expressly waives and relinquishes any duty on the part of the Administrative Agent or the Lenders (should any such duty exist) to disclose to such or any other Subsidiary Guarantor any matter of fact or other information related to the business, operations or condition (financial or otherwise) of the Borrower or its properties or to any Loan Documents or the transactions undertaken pursuant to, or contemplated by, such Loan Documents, whether now or in the future known by the Administrative Agent or any Lender.

          SECTION 3.03. Reinstatement. The obligations of the Subsidiary Guarantors under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

          SECTION 3.04. Subrogation. Each Subsidiary Guarantor hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code) or otherwise by reason of any payment by it pursuant to the provisions of this Article. Each Subsidiary Guarantor understands that, by reason of the foregoing provisions of this Section, the exercise by the Administrative Agent or any Lender of the rights, remedies, powers and privileges that it has under this Article and under the other Loan Documents will result in nonreimbursable liabilities under this Agreement. Nevertheless, each Subsidiary Guarantor hereby authorizes and empowers the Administrative Agent and the Lenders to exercise, in its or their sole discretion, any combination of such rights, remedies, powers and privileges as they, in their sole discretion, shall deem appropriate.

          SECTION 3.05. Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 3.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 3.01.

          SECTION 3.06. Continuing Guarantee. The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

          SECTION 3.07. Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally (including "financial assistance" rules under the laws of England, including Sections 151 to and including 158 of the Companies Act), if the obligations of any Subsidiary Guarantor under Section 3.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding (or, in the case of U.K. Acquisition, be limited so as not to guarantee the portion of the Loans that are not permitted to be guaranteed under such "financial assistance" rules, including any portion of the Loans made hereunder that are used to purchase shares in U.K. Acquisition).


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants to the Lenders that (with respect to the Target, on and after the Initial Funding Date and subject to Section 10.17):

          SECTION 4.01. Organization; Powers. Each of the Borrower and its Subsidiaries (excluding Inactive Subsidiaries) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

          SECTION 4.02. Authorization; Enforceability. The Transactions are within each Obligor's corporate powers and (other than with respect to Borrowings of Tranche III Revolving Loans until such date as any such Borrowings are made) have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          SECTION 4.03. Governmental Approvals; No Conflicts. The Transactions
(a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents,
(b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) subject to the repayment of all of the Borrower's obligations under the 1997 Credit Agreement, will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

          SECTION 4.04. Financial Condition; No Material Adverse Change.

          (a) Financial Statements. The Borrower has heretofore furnished to the Lenders the following:

               (i) the consolidated balance sheet and statements of income, stockholders' equity and cash flows of the Borrower (x) as of and for the fiscal year ended February 28, 1998, certified by Arthur Andersen LLP, independent public accountants, and (y) as of and for the fiscal quarter and the portion of the fiscal year ended August 31, 1998, certified by its chief financial officer;

               (ii) the consolidated balance sheet and statements of income, stockholders' equity and cash flows of the Target as of and for the fiscal year ended April 30, 1998, certified by KPMG Audit, Plc, independent public accountants; and

               (iii) the pro forma consolidated balance sheet of the Borrower (including of the Target and its Subsidiaries) as at August 31, 1998 and based on estimates with respect to the Target as at October 31, 1998 prepared under the assumption that the Tender Offer and the Compulsory Acquisition, had been consummated on August 31, 1998.

     Such financial statements present fairly, in all material respects, the actual or pro forma (as applicable) financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP (or, in the case of the financial statements referred to in clause (ii) above, accounting principles generally accepted in England), subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in subclause (y) of clause (i) above; provided, that any representation herein with respect to the pro forma consolidated balance sheet specified in clause (a)(iii) above, insofar as such representation relates to the Target, is based on the Borrower's actual knowledge (after due inquiry) and reasonable estimates.

          (b) No Material Adverse Change. Since February 28, 1998, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.

          SECTION 4.05. Properties.

          (a) Property Generally. Each of the Borrower and its Subsidiaries (excluding Inactive Subsidiaries) has good title to, or valid leasehold interests in, all its real and personal Properties material to its business, subject only to Liens permitted by Section 7.02 and except for minor defects in title or leasehold interests that do not interfere with its ability to conduct its business as currently conducted or to utilize such Properties for their intended purposes.

          (b) Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 4.06. Litigation.

          (a) Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters) or
     (ii) that involve this Agreement or the Transactions.

          (b) Disclosed Matters. Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

          SECTION 4.07. Environmental Matters. Except as described in the Disclosed Matters, each of the Borrower and its Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization would not (either individually or in the aggregate) have a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect and each of the Borrower and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except as described in Disclosed Matters and except to the extent failure to comply therewith would not (either individually or in the aggregate) have a Material Adverse Effect.

          In addition, except as described in Disclosed Matters:

          (a) No Pending Environmental Matters. No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by the Borrower or any of its Subsidiaries to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of the Borrower or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release of any Hazardous Materials generated by the Borrower or any of its Subsidiaries, in each case in circumstances which may reasonably be expected to have a Material Adverse Effect.

          (b) No Permits Required; Certain Specific Representations. Neither the Borrower nor any of its Subsidiaries owns, operates or leases a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act of 1976, as amended, or under any comparable state or local statute; and

               (i) no polychlorinated biphenyls (PCB's) are or have been present at any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries;

               (ii) no asbestos or asbestos-containing materials is or has been present at any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries;

               (iii) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, at any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries;

               (iv) no Hazardous Materials have been Released at, on or under any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries in a reportable quantity established by statute, ordinance, rule, regulation or order; and

               (v) no Hazardous Materials have been otherwise Released at, on or under any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries;

that, in the case of any of clauses (i) through (v) above, may reasonably be expected to have a Material Adverse Effect.

          (c) No Hazardous Material Transported to NPL Sites. Neither the Borrower nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location that is listed on the National Priorities List ("NPL") under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed for possible inclusion on the NPL by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. ss. 300.5 ("CERCLIS"), or on any similar state or local list or that is the subject of Federal, state or local enforcement actions or other investigations that may lead to Environmental Claims against the Borrower or any of its Subsidiaries.

          (d) No Notifications or Listings. No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Borrower or any of its Subsidiaries and no site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries is listed or proposed for listing on the NPL, CERCLIS or any similar state list of sites requiring investigation or clean-up that in any such case could reasonably be expected to result in remediation costs and fines in excess of $5,000,000.

          (e) No Liens or Restrictions. No Liens have arisen under or pursuant to any Environmental Laws on any site or facility owned, operated or leased by the Borrower or any of its Subsidiaries, and no government action has been taken or is in process that could subject any such site or facility to such Liens and neither the Borrower nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the real Property on which such site or facility is located.

          (f) Full Disclosure. All environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of the Borrower or any of its Subsidiaries in relation to facts, circumstances or conditions at or affecting any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries and that could result in a Material Adverse Effect have been made available to the Lenders.

          SECTION 4.08. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its Property and all indentures, agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

          SECTION 4.09. Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

          SECTION 4.10. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 4.11. ERISA. The Borrower and its ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions, pay annual PBGC premiums or pay out benefits in the ordinary course of business).

          SECTION 4.12. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Obligors to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and does not omit information that would render such projections misleading in any material respect.

          SECTION 4.13. Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

          SECTION 4.14. Material Agreements and Liens.

          (a) Material Agreements. Part A of Schedule II is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries outstanding on the date hereof (or to the Borrower's knowledge that may be outstanding after giving effect to the Tender Offer) the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $500,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of Schedule II.

          (b) Liens. Part B of Schedule II is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the date hereof (or to the Borrower's knowledge that may be outstanding after giving effect to the Tender Offer) the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $500,000 and covering any Property of the Borrower or any of its Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part B of
     Schedule II.

          SECTION 4.15. Capitalization. The authorized capital stock of the Borrower consists, as at September 30, 1998, of an aggregate of 141,000,000 shares consisting of (i) 120,000,000 shares of Class A common stock, par value $.01 per share, of which 14,628,860 shares are duly and validly issued and outstanding and 3,183,605 shares are issued and held in treasury, each of which shares is fully paid and nonassessable, (ii) 20,000,000 shares of Class B common stock, par value $.01 per share, of which 3,248,187 shares are duly and validly issued and outstanding and 625,725 shares are issued and held in treasury, each of which shares is fully paid and nonassessable and (iii) 1,000,000 shares of preferred stock, par value $.01 per share, none of which are issued or are outstanding.

          As at September 30, 1998, 12.83% of such issued and outstanding shares of Class A common stock and 87.38% of such issued and outstanding shares of Class B common stock are owned beneficially and of record by (i) Marvin Sands, his spouse, his children, his grandchildren or the Mac and Sally Sands Foundation, Incorporated, (ii) trusts which are for the benefit of Marvin Sands, his spouse, his children or his grandchildren or Andrew Stern, which trusts are under the control of Marvin Sands, his spouse, his children or his grandchildren or (iii) partnerships which are controlled by (and a majority in interest of the partnership interests in which are owned by) Marvin Sands, his spouse, his children, his grandchildren, by a trust referred to in the foregoing clause (ii) or by a partnership that satisfies the conditions of this clause (iii). The percentage of Class A common stock set forth above does not include shares of Class A common stock (i) that may be acquired by Marvin Sands or his children through the exercise of any stock options or (ii) issuable pursuant to the conversion feature of the Class B common stock owned beneficially and of record by any of the persons, trusts and partnerships referred to in the foregoing clauses (i), (ii) and (iii).

          As of the date hereof, (x) except for conversion rights associated with the Class B common stock, purchase rights associated with the Employee Stock Purchase Plan, options associated with the Long-Term Stock Incentive Plan and options listed on Schedule V hereto, there are no outstanding Equity Rights with respect to the Borrower and (y) there are no outstanding obligations of the Borrower or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of capital stock of the Borrower nor, are there any outstanding obligations of the Borrower or any of its Subsidiaries to make payments to any Person, such as "phantom stock" payments, where the amount thereof is calculated with reference to the fair market value or equity value of the Borrower or any Subsidiary. The Borrower has heretofore delivered to the Administrative Agent a complete and correct copy of the Employee Stock Purchase Plan, the Long-Term Stock Incentive Plan and the Incentive Stock Option Plan, each as in effect on the date hereof.

          SECTION 4.16. Subsidiaries and Investments.

          (a) Subsidiaries. Set forth in Part A of Schedule IV is a complete and correct list of all of the Subsidiaries of the Borrower as of the date hereof, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Part A of Schedule IV, (x) each of the Borrower and its Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Documents and Liens securing the obligations under the 1997 Credit Agreement), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of
     Schedule IV, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

          (b) Investments. Set forth in Part B of Schedule IV is a complete and correct list of all Investments (other than Investments disclosed in Part A of Schedule IV and other than Investments of the types referred to in clauses (b), (c), (f) or (h) of Section 7.04) held by the Borrower or any of its Subsidiaries in any Person on the date hereof and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part B of Schedule IV, each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Liens created pursuant to the Security Documents and Liens securing the obligations under the 1997 Credit Agreement), all such Investments.

          (c) Restrictions on Subsidiaries. None of the Subsidiaries of the Borrower is, on the date hereof, subject to any indenture, agreement, instrument or other arrangement of the type described in Section 7.07 (and not permitted by clauses (i) through (v) of said Section).

          SECTION 4.17. Real Property. Except with respect to leased space which does not cost in excess of $25,000 per month in rental expense, set forth in
Schedule VI is a list, as of the date of this Agreement, of all the real Property interests held by the Borrower and its Subsidiaries, indicating in each case whether the respective Property is owned or leased, the identity of the owner or lessee and the location of the respective Property.

          SECTION 4.18. Year 2000 Issues. Any reprogramming required to permit the proper functioning, prior to, during and following the year 2000, of (i) the Borrower's computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which the Borrower's systems interface) and the testing of all such systems and equipment, as so reprogrammed, will be completed consistent with prudent operating practices. The cost to the Borrower of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Borrower (including reprogramming errors and the failure of others' systems or equipment) will not be material in amount.

          SECTION 4.19. Target Credit Facilities. The Borrower has heretofore delivered to the Administrative Agent a true and complete copy of each of the Target Credit Facilities. To the best knowledge of the Borrower, no event of default (or similar event), and no event that with notice or lapse of time would become such an event of default, has occurred and is continuing under any of the Target Credit Facilities, nor has any demand for payment been made under any thereof, it being understood that the Borrower makes no representation with respect to documents or agreements executed in connection with the Target Credit Facilities and referred to therein and makes no representation with respect to any default or event of default that might arise as a result of a "change of control" or similar provision in any of the Target Credit Facilities.


                                    ARTICLE V

                                   CONDITIONS

          SECTION 5.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Lender(s) to issue Letters of Credit hereunder shall not become effective until the date (herein, the "Effective Date") on which the Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 10.02):

          (a) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

          (b) Opinions of Counsel to the Obligors. Favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Nixon, Hargrave, Devans & Doyle LLP, counsel for the Obligors, substantially in the form of Exhibit E-1 to the Existing Credit Agreement (a copy of which form is annexed hereto as Exhibit E-1), and covering such other matters relating to the Obligors, this Agreement, any other Loan Document or the Transactions as the Required Lenders shall reasonably request and (ii) of McDermott, Will & Emory covering such matters relating to the Indentures as the Required Lenders shall reasonably request (and each Obligor hereby requests each such counsel to deliver such opinion to the Lenders).

          (c) Opinion of Special New York Counsel to Chase. An opinion, dated the Effective Date, of Milbank, Tweed, Hadley & McCloy, special New York counsel to Chase, substantially in the form of Exhibit F to the Existing Credit Agreement (a copy of which form is annexed hereto as Exhibit F) (and Chase hereby instructs such counsel to deliver such opinion to the Lenders).

          (d) Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Obligor, the authorization of the Transactions and any other legal matters relating to the Obligors, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

          (e) Officer's Certificate. A certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming that, on and as of the Effective Date, (i) the representations and warranties of the Borrower set forth in this Agreement, and of each Obligor in each of the other Loan Documents to which it is a party, are true and correct and (ii) no Default has occurred and be continuing.

          (f) Terms of Tender Offer. The terms of the Tender Offer as set forth in the joint press release to be issued by J. Henry Schroder & Co. Limited on behalf of the Borrower and U.K. Acquisition, which terms shall be satisfactory to the Administrative Agent.

          (g) Fees. All fees that the Borrower shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy, special New York counsel to Chase, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower).

          The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) on or prior to 3:00 p.m., New York City time, on November 13, 1998 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

          The parties hereto acknowledge and agree that the Administrative Agent has notified the Borrower that the foregoing conditions were satisfied on or prior to, and that the "Effective Date" for purposes of this Agreement occurred on, November 2, 1998.

          SECTION 5.02. Initial Funding Date . The obligations of the Lenders to make the initial Loans and of the Issuing Lender(s) to issue the initial Letters of Credit hereunder shall be subject to the satisfaction (or waiver in accordance with Section 10.02) of the following conditions precedent on the date of the making of such Loans or the issuance of such Letters of Credit, which date shall in any event be on or after December 11, 1998 (the date upon which such conditions are satisfied being herein called the "Initial Funding Date"):

          (a) Offer Documents; Terms of Tender Offer. The Administrative Agent shall have received copies of the Offer Documents, and of all other documents and materials filed or released publicly by the Borrower or U.K. Acquisition in connection with the Tender Offer, certified as true and correct copies thereof as of the Initial Funding Date by the President, a Vice President or a Financial Officer of the Borrower, and the conditions set forth in such documents shall conform to the conditions set forth in the Press Release as approved by the Administrative Agent on or before the Effective Date.

          (b) The Tender Offer. The Tender Offer shall have been declared wholly unconditional on behalf of U.K. Acquisition, without any amendment, supplement, modification or waiver or decision not to invoke any of the terms or conditions thereof contained in the Press Release and the related Tender Offer documentation, unless consented to by the Required Lenders, other than (i) any amendments, supplements, modifications, waivers or decisions not to invoke which in the aggregate are not material in the context of the Tender Offer (it being understood that mere extensions of the time periods with respect to the Tender Offer shall not be deemed to be material for these purposes, and that any increase in the aggregate purchase price shall in any event require the consent of the Required Lenders) and (ii) the failure to invoke a condition because the Panel has directed that it may not do so (the Lenders hereby acknowledging that, under the Takeovers Code, U.K. Acquisition may not invoke any condition of the Tender Offer so as to cause the Tender Offer to lapse unless the circumstances which give rise to the right to invoke such condition are of material significance to U.K. Acquisition in the context of the Tender Offer), provided that with respect to the minimum acceptance condition set forth in the Press Release and the related Tender Offer documentation, unless acceptances with respect to 90% of the Target Shares that are the subject of the Tender Offer have been received by U.K. Acquisition prior to the Initial Funding Date, the Borrower shall have demonstrated to the reasonable satisfaction of the Required Lenders that there is no reasonable basis to believe that the total number of acceptances that will be eventually received during the period beginning on the date when the Tender Offer documentation is posted to holders of Target Shares to and including the date falling four months thereafter will be less than 90% of the Target Shares that are the subject of the Tender Offer.

          (c) Repayment of 1997 Credit Agreement. The principal of and interest on, and all other amounts owing in respect of, the Indebtedness (other than in respect of letters of credit which, as provided in Section 2.06(l) are to become Letters of Credit hereunder) under the 1997 Credit Agreement, shall have been (or shall be simultaneously) paid in full and any commitments to extend credit thereunder shall have been (or shall be simultaneously) canceled or terminated.

          (d) Security Agreement; U.K. Pledge Agreements. The Administrative Agent shall have received (i) the Security Agreement, duly executed and delivered by the Borrower and the Subsidiary Guarantors, and the certificates identified under the name of such Obligor in Annex 1 thereto, in each case accompanied by undated stock powers executed in blank and (ii) the U.K. Pledge Agreements duly executed and delivered by the Borrower and U.K. Acquisition, respectively, together with certificates evidencing the shares of U.K. Acquisition.

          (e) Mortgage Modifications. With respect to each Mortgage, an instrument of Modification and Confirmation substantially in the form of Exhibits C-1 through C-7, pursuant to which such Mortgage shall have been amended to spread the Lien thereof to secure the obligations under this Agreement, in each case duly executed, acknowledged and delivered by the respective parties thereto, in recordable form.

          (f) Opinions of Counsel to the Obligors. The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Initial Funding Date) of
     (i) Nixon, Hargrave, Devans & Doyle LLP, counsel for the Obligors, substantially in the form of Exhibit E-2, (ii) Landels, Ripley and Diamond, LLP, special California counsel for the Obligors, substantially in the form of Exhibit E-3 and (iii) Fulton, Hubbard & Hubbard, special Kentucky counsel for the Obligors, substantially in the form of Exhibit E-4 (and each Obligor hereby requests each such counsel to deliver such opinion to the Lenders).

          (g) Representations and Warranties; No Defaults. The representations and warranties contained in Sections 4.01, 4.02, 4.09 and 4.13 of this Agreement, and in clauses (a), (b) and (c) of Section 2 of the Security Agreement, shall be true and correct, and no Default shall have occurred and be continuing under paragraph (b) of Article VIII and no Event of Default shall have occurred and be continuing under (i) paragraph (a) of
     Article VIII, (ii) paragraph (d) of Article VIII (only insofar as arising out of a failure to apply the proceeds of the Term Loans to the purposes enumerated in Section 6.08, the failure of U.K. Acquisition to be a Wholly Owned Subsidiary of the Borrower, a breach by U.K. Acquisition of any of the provisions of Article VII (excluding Section 7.08) where expressed to apply to a Subsidiary of the Borrower or a breach by the Borrower of
     Section 7.12(a) or 7.12(b)) or (iii) paragraph (h), (i) or (j) of Article VIII (insofar as relating to the Borrower or U.K. Acquisition).

          (h) Illegality. Such Borrowing and the use of the proceeds thereof shall not violate (i) any provision of the certificate of incorporation or by-laws or other organizational or governing documents of the Borrower or U.K. Acquisition, or any United States or United Kingdom law, treaty, rule or regulation or determination or injunction or similar order of an arbitrator or a court or other Governmental Authority having (in each case) the force of law, in each case applicable to or binding upon the Borrower or U.K. Acquisition, or any of the Property of the Borrower or U.K. Acquisition, or to which the Borrower or U.K. Acquisition or any of its Property is subject or (ii) any United States or United Kingdom law, treaty, rule or regulation or determination or injunction or similar order of an arbitrator or a court or other Governmental Authority having (in each case) the force of law, in each case applicable to or binding upon the Administrative Agent or the Lenders.

          (i) Officer's Certificate. The Administrative Agent shall have received a certificate, dated the Initial Funding Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming each of the matters set forth in paragraphs (g) and (h)(i) above.

Anything herein to the contrary notwithstanding, the aggregate amount of Loans that may be borrowed on the Initial Funding Date may not exceed the sum of (i) the aggregate amount required, on the Initial Funding Date, to repay in full the principal of and interest on and all other amounts owing under the 1997 Credit Agreement plus (ii) the aggregate purchase price of the Target Shares required to be paid on the Initial Funding Date plus
(iii) the aggregate amount of funds to be advanced to the Target and its Subsidiaries to repay or prepay Indebtedness of the Target and its Subsidiaries on the Initial Funding Date plus (iv) fees and expenses payable in connection with the Transactions. The Administrative Agent is authorized to deposit the proceeds of the Loans made on the Initial Funding Date and to be used to provide financing in connection with the Tender Offer in one or more accounts with Chase pending the remittance of such proceeds by Chase to an account of the Borrower with a receiving agent for the Tender Offer (which remittance shall occur no later than the Business Day next succeeding the Initial Funding Date).

          SECTION 5.03. Subsequent Tender Offer Loans. The obligations of the Lenders to make the Tranche I and Tranche II Term Loans after the Initial Funding Date, and to make any Revolving Loans the proceeds of which are to be applied to finance the purchase of Target Shares in the Tender Offer or the Compulsory Acquisition, shall be subject to the satisfaction (or waiver in accordance with Section 10.02) of the following conditions precedent on the date of the making of such Loans:

          (a) Representations and Warranties; No Defaults. The representations and warranties contained in Sections 4.01, 4.02, 4.09 and 4.13 of this Agreement, and in clauses (a), (b) and (c) of Section 2 of the Security Agreement, shall be true and correct, and no Default shall have occurred and be continuing under paragraph (b) of Article VIII and no Event of Default shall have occurred and be continuing under (i) paragraph (a) of
     Article VIII, (ii) paragraph (d) of Article VIII (only insofar as arising out of a failure to apply the proceeds of the Term Loans to the purposes enumerated in Section 6.08, the failure of U.K. Acquisition to be a Wholly Owned Subsidiary of the Borrower, a breach by U.K. Acquisition of any of the provisions of Article VII (excluding Section 7.08) where expressed to apply to a Subsidiary of the Borrower or a breach by the Borrower of
     Section 7.12(a) or 7.12(b)) or (iii) paragraph (h), (i) or (j) of Article VIII (insofar as relating to the Borrower or U.K. Acquisition).

          (b) Illegality. Such Borrowing and the use of the proceeds thereof shall not violate (i) any provision of the certificate of incorporation or by-laws or other organizational or governing documents of the Borrower or U.K. Acquisition, or any United States or United Kingdom law, treaty, rule or regulation or determination or injunction or similar order of an arbitrator or a court or other Governmental Authority having (in each case) the force of law, in each case applicable to or binding upon the Borrower or U.K. Acquisition, or any of the Property of the Borrower or U.K. Acquisition, or to which the Borrower or U.K. Acquisition or any of its Property is subject or (ii) any United States or United Kingdom law, treaty, rule or regulation or determination or injunction or similar order of an arbitrator or a court or other Governmental Authority having (in each case) the force of law, in each case applicable to or binding upon the Administrative Agent or the Lenders.

          (c) Officer's Certificate. The Administrative Agent shall have received a certificate, dated the date of such Loans and signed by the President, a Vice President or a

     Financial Officer of the Borrower, confirming each of the matters set forth in paragraph (a) and (b)(i) above.

          SECTION 5.04. Each Credit Event. Except with respect to the initial extension of credit hereunder (as to which the conditions precedent set forth in Section 5.02 shall be applicable) or with respect to the making of Tranche I and Tranche II Term Loans after the Initial Funding Date or Revolving Loans the proceeds of which are to be applied to finance the purchase of Target Shares in the Tender Offer or the Compulsory Acquisition (as to which the conditions precedent set forth in Section 5.03 shall be applicable), the obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

          (a) the representations and warranties of the Borrower set forth in this Agreement, and of each Obligor in each of the other Loan Documents to which it is a party, shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; and

          (b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.


                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that (in each case, subject to Section 10.17):

          SECTION 6.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

          (a) within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Arthur Andersen LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

          (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of operations, stockholders' equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

          (c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth calculations in form and detail satisfactory to the Administrative Agent demonstrating compliance with Sections 7.01(f), 7.01(g), 7.01(h), 7.04(e), 7.04(j), 7.04(k), 7.04(l) and 7.08, (iii) setting forth a calculation of the Debt Ratio as at the end of the respective fiscal period (and indicating which Category of Applicable Rate shall become effective upon the delivery of such financial statements as contemplated by the definition of the term "Applicable Rate" in Section 1.01) and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

          (d) concurrently with any delivery of financial statements under clause (a) of this Section, (i) a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines) and (ii) a calculation setting forth the amount of Excess Cash Flow for the relevant period for which such Excess Cash Flow is to be calculated under Section 2.11(b)(iii);

          (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally or to holders of Subordinated Indebtedness generally, as the case may be; and

          (f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

          SECTION 6.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

          (a) the occurrence of any Default;

          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000;

          (d) the assertion of any Environmental Claim by any Person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any Environmental Claim or alleged violation that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect; and

          (e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

          SECTION 6.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03.

          SECTION 6.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 6.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

          SECTION 6.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

          SECTION 6.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 6.08. Use of Proceeds and Letters of Credit. The proceeds of the Tranche I Revolving Loans and Tranche II Revolving Loans will be used solely to (a) repay on the Initial Funding Date Indebtedness owing under the 1997 Credit Agreement, (b) provide working capital for the Borrower and its Subsidiaries, (c) make Acquisitions as provided in the next succeeding sentence,
(d) pay the expenses relating to the consummation of the transactions contemplated hereby and (e) to provide funds for the other general corporate purposes (including Capital Expenditures) of the Borrower and its Subsidiaries. Subject to the foregoing, the proceeds of the Tranche I Revolving Loans, Tranche II Revolving Loans and Tranche III Revolving Loans will be used solely to make acquisitions permitted under Section 7.03, provided that, as provided in Section 7.03(d), the Borrower will not use more than $75,000,000 of the aggregate proceeds of the Tranche I Revolving Loans and Tranche II Revolving Loans to fund any transaction described therein (other than the Tender Offer and related fees and expenses) and/or pay any related fees or expenses referred to in said Section. The proceeds of the Tranche III Term Loans will be used solely to repay on the Initial Funding Date Indebtedness owing under the 1997 Credit Agreement. The proceeds of the Tranche I and Tranche II Term Loans will be used solely to provide financing in connection with the Tender Offer, the Compulsory Acquisition and the repayment of Indebtedness of the Target and its Subsidiaries, through investments in Dutch Acquisition, U.K. Acquisition and Target in the manner provided for in Section 7.04(d). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. Letters of Credit will be issued only to support general corporate purposes of the Borrower and its Subsidiaries.

          SECTION 6.09. Certain Obligations Respecting Subsidiaries; Further Assurances.

          (a) Subsidiary Guarantors. The Borrower will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries of the Borrower (other then Excluded Entities) are "Subsidiary Guarantors" hereunder. Without limiting the generality of the foregoing, in the event that the Borrower or any of its Subsidiaries shall acquire or form any new Subsidiary after the date hereof that the Borrower or the respective Subsidiary anticipates will not be an Excluded Entity (or, in the event that any Excluded Entity shall cease to be an Excluded Entity), the Borrower or the respective Subsidiary will cause such new Subsidiary (or such Excluded Entity which ceases to be an Excluded Entity) to

               (i) become a "Subsidiary Guarantor" hereunder, and an "Obligor" under the Security Agreement pursuant to a Guarantee Assumption Agreement,

               (ii) take such action (including delivering such shares of stock, executing and delivering such Uniform Commercial Code financing statements) as shall be necessary to create and perfect valid and enforceable first priority Liens on substantially all of the personal Property of such new Subsidiary as collateral security for the obligations of such new Subsidiary hereunder and

               (iii) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 5.01 on the Effective Date or as the Administrative Agent shall have requested.

          Without limiting the generality of the foregoing, the Borrower hereby agrees, on the Initial Funding Date (or as promptly as practicable thereafter), (A) to execute and deliver to the Administrative Agent a pledge agreement under Dutch law pursuant to which all of the shares of Dutch Acquisition would be pledged to the Administrative Agent as collateral security for the obligations of the Borrower hereunder and other the other instruments referred to in the definition of "Secured Obligations" in the Security Agreement and (B) to deliver an opinion of Dutch counsel with respect to this Agreement and the foregoing pledge agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent.

          (b) Ownership of Subsidiaries. The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries (other than Joint Venture Entities and Inactive Subsidiaries) is a Wholly-Owned Subsidiary. In the event that any additional shares of stock shall be issued by any Subsidiary, the respective Obligor agrees forthwith to deliver to the Administrative Agent pursuant to the Security Agreement the certificates evidencing such shares of stock, accompanied by undated stock powers executed in blank and to take such other action as the Administrative Agent shall request to perfect the security interest created therein pursuant to the Security Agreement, provided that, notwithstanding anything in this Agreement to the contrary, the Obligors shall not be required to pledge more than 65% of the outstanding shares of voting stock of any Foreign Subsidiary.

          (c) Further Assurances. The Borrower will, and will cause each of the other Obligors to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of the parties to this Agreement. In that connection, on the Initial Funding Date, the Borrower will deliver to the Administrative Agent
     (i) certificates of insurance evidencing the existence of all insurance required to be maintained by the Borrower pursuant to Section 6.05(b) and the designation of the Administrative Agent as the loss payee or additional named insured, as the case may be, thereunder to the extent required by
     Section 6.05(b), such certificates to be in such form and contain such information as is specified in Section 6.05(b) and (ii) a certificate of a Financial Officer of the Borrower setting forth the insurance obtained by it in accordance with the requirements of Section 6.05(b) and stating that such insurance is in full force and effect and that all premiums then due and payable thereon have been paid.

          Without limiting the generality of the foregoing, the Borrower will, and will cause each of its Subsidiaries (other than Excluded Entities, except with respect to any Foreign Subsidiary that is not an Inactive Subsidiary to the extent such action can be taken without resulting in adverse tax consequences under Section 956 of the Code) to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent to create, in favor of the Administrative Agent for the benefit of the Lenders, perfected security interests and Liens in substantially all of the Property of the Borrower and each of such Subsidiaries (except that with respect to real property in the State of New York, the Borrower and such Subsidiaries shall not be required to execute Mortgages on such property except to secure not more than $2,000,000 of the Term Loans hereunder).

          With respect to each Modification and Confirmation of a Mortgage executed and delivered pursuant to Section 5.02(e), the Borrower will (i) deliver on the Initial Funding Date mortgagee down-date continuation reports for the existing title policies issued pursuant to the 1997 Credit Agreement, subject only to such exceptions as are satisfactory to the Administrative Agent and, to the extent necessary under applicable law, for filing in the appropriate county land offices, Uniform Commercial Code financing statements covering fixtures, in each case appropriately completed and duly executed and (ii) will pay to the respective title companies all expenses of such title companies in connection with the issuance of such down-date continuation reports and an amount equal to the recording and stamp taxes payable in connection with recording the respective instruments of Modification and Confirmation in the appropriate county land offices.

          SECTION 6.10. Hedging Agreements. The Borrower will from time to time enter into such Hedging Agreements with one or more of the Lenders (and/or with a bank or other financial institution having capital, surplus and undivided profits of at least $500,000,000), that effectively enables the Borrower protect itself against interest rate and currency fluctuations in a manner to be agreed upon between the Borrower and the Required Lenders.

                                   ARTICLE VII

                               NEGATIVE COVENANTS

          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that (in each case subject to Section 10.17):

          SECTION 7.01. Indebtedness. Subject to Section 10.14, the Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

          (a) Indebtedness created hereunder;

          (b) Indebtedness existing on the date hereof and set forth in Part A of Schedule II (or, to the extent not meeting the minimum thresholds for required listing on said Schedule II pursuant to Section 4.14, in an aggregate amount not exceeding $1,000,000), provided that (i) the principal of and interest on, and all other amounts owing in respect of Indebtedness under the 1997 Credit Agreement (other than in respect of letters of credit which, as provided in Section 2.06(l) are to become Letters of Credit hereunder) shall in any event be repaid in full on the Initial Funding Date and (ii) to the extent provided in Section 7.12(c), the principal of and interest on, and all other amounts owing in respect of Indebtedness under the Target Credit Facilities shall be repaid as promptly as practicable following the Initial Funding Date (except to the extent such Indebtedness is permitted to be outstanding under clause (g) below);

          (c) Subordinated Indebtedness;

          (d) Indebtedness (i) of any Subsidiary to the Borrower or to any other Subsidiary or (ii) of the Borrower to any Subsidiary Guarantor or to any other Subsidiary (provided, that the aggregate principal amount of Indebtedness outstanding to such other Subsidiaries shall at no time exceed $50,000,000 (or its Sterling Equivalent) and such Indebtedness shall be subordinated to the obligations of the Borrower to pay principal of and interest on the Loans, the Reimbursement Obligations and all other amounts payable hereunder on terms and conditions reasonably satisfactory to the Administrative Agent);

          (e) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;

          (f) Guarantees by the Borrower or by any Subsidiary of Indebtedness of any Person (other than the Borrower or any of its Subsidiaries); provided that the aggregate principal amount of Indebtedness in respect of all such Guarantees shall not exceed $40,000,000 at any time outstanding;

          (g) Indebtedness of the Target and its Subsidiaries; provided that at the time of the creation, incurrence or assumption thereof and at any time after giving effect thereto the aggregate principal amount of such Indebtedness shall not exceed $15,000,000 (or its Sterling Equivalent); and

          (h) other Indebtedness (including Capital Lease Obligations) of the Borrower and its Subsidiaries, provided that at the time of the creation, incurrence or assumption thereof and at any time after giving effect thereto the aggregate principal amount of such Indebtedness shall not exceed $75,000,000.

          SECTION 7.02. Liens. Subject to Section 10.14, the Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

          (a) Liens created pursuant to the Security Documents (and, prior to the Initial Funding Date, Liens securing Indebtedness under the 1997 Credit Agreement);

          (b) Permitted Encumbrances;

          (c) any Lien on any Property or asset of the Borrower or any of its Subsidiaries existing on the date hereof and set forth in Part B of
     Schedule II (or, to the extent not meeting the minimum thresholds for required listing on said Schedule II pursuant to Section 4.14, in an aggregate amount not exceeding $500,000); provided that (i) no such Lien shall extend to any other Property or asset of the Borrower or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

          (d) any Lien upon tangible personal Property acquired after the date hereof by the Borrower or any of its Subsidiaries, which Lien either (A) existed on such Property before the time of its acquisition and was not created in anticipation thereof, or (B) was created solely for the purpose of securing Indebtedness permitted under Section 7.01(h) representing, or incurred to finance, refinance or refund, the cost of such Property; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other Property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition and extensions, renewals and replacements thereof permitted under clause (f) below;

          (e) any Lien on any Property or asset of the Target or any of its Subsidiaries securing Indebtedness permitted under Section 7.01(g), provided, however, that the Liens permitted hereunder shall not be spread to cover any Indebtedness or Property of the Borrower or any Subsidiary of the Borrower other than the Target or any of its Subsidiaries; and

          (f) any extension, renewal or replacement of the foregoing, provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or Property (other than a substitution of like Property).

          SECTION 7.03. Fundamental Changes. Subject to Section 10.14, the Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). Subject to Section 10.14, the Borrower will not, nor will it permit any of its Subsidiaries to, acquire any business or Property from, or capital stock of, or be a party to any acquisition of, any Person except purchases of inventory and other Property to be sold or used in the ordinary course of business, Investments permitted under
Section 7.04 and Capital Expenditures. Subject to Section 10.14, the Borrower will not, nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or Property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests, but excluding sales and other dispositions of (i) any inventory or other Property sold or disposed of in the ordinary course of business and on ordinary business terms and (ii) other Property so long as the amount of such other Property sold in any single fiscal year by the Borrower and its Subsidiaries shall have a fair market value not in excess of 3% of the Consolidated Tangible Assets as at the first day of such fiscal year).

          Notwithstanding the foregoing provisions of this Section:

          (a) any Subsidiary of the Borrower may be merged or consolidated with or into: (i) the Borrower if the Borrower shall be the continuing or surviving corporation, (ii) any Wholly-Owned Subsidiary of the Borrower that is not a Foreign Subsidiary or (iii) if such Subsidiary is a Foreign Subsidiary, any Wholly-Owned Subsidiary of the Borrower that is a Foreign Subsidiary; provided that in any such transaction, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation;

          (b) any such Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its Property (upon voluntary liquidation or otherwise) to
     (i) the Borrower, (ii) any Wholly-Owned Subsidiary of the Borrower that is not a Foreign Subsidiary or (iii) if such Subsidiary is a Foreign Subsidiary, any Wholly-Owned Subsidiary of the Borrower that is a Foreign Subsidiary;

          (c) the Borrower or any Subsidiary of the Borrower may merge or consolidate with any other Person if (i) in the case of a merger or consolidation of the Borrower, the Borrower is the surviving corporation and, in any other case, the surviving corporation is a Wholly-Owned Subsidiary of the Borrower that is not a Foreign Subsidiary or, if such merging or consolidating Subsidiary is a Foreign Subsidiary, any Wholly-Owned Subsidiary of the Borrower that is a Foreign Subsidiary and
     (ii) after giving effect thereto no Default would exist hereunder;

          (d) the Borrower may (either directly, or indirectly through its Wholly-Owned Subsidiaries) acquire the business or Property from, or capital stock of, or enter into a joint venture with, or be a party to an Acquisition of another Person, so long as at the time thereof and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing hereunder and the Borrower shall have delivered to the Administrative Agent a certificate of its chief financial officer to such effect; provided that the Borrower will not use more than $75,000,000 of the aggregate proceeds of the Tranche I Revolving Loans and Tranche II Revolving Loans to fund any such transaction and/or pay any related fees or expenses;

          (e) the Borrower may, through U.K. Acquisition in the manner contemplated under this Agreement, consummate the acquisition of Target Shares in one or more installments in open market purchases, pursuant to the Tender Offer or pursuant to the Compulsory Acquisition;

          (f) the Borrower may (either directly, or indirectly through its Wholly-Owned Subsidiaries) sell, lease, transfer or otherwise dispose of
     (i) the Bisceglia Winery facility located in Madera, California and (ii) the facility located in Taunton, England;

          (g) the Borrower may, for the purpose of transferring its jurisdiction of incorporation from Delaware to another state of incorporation, merge with and into a Wholly-Owned Subsidiary in a transaction constituting a tax-free reorganization under 368(a)(1)(F) of the Code, so long as:

               (x) the Borrower shall give the Lenders and the Administrative Agent at least 15 days prior written notice of the occurrence of such merger;

               (y) such Subsidiary shall execute and deliver an instrument in form and substance satisfactory to each Lender and the Administrative Agent pursuant to which such Subsidiary shall, effective upon such merger, assume all of the obligations of the Borrower hereunder and under the Security Documents (and execute and deliver such other instruments as the Administrative Agent shall request to ensure the continued perfection and priority of any Liens granted by the Borrower pursuant to the Security Documents); and

               (z) such Subsidiary shall deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section
          5.01 hereof upon the Effective Date or as any Lender or the Administrative Agent shall have requested; and

          (h) the Borrower may, for the purpose of making itself a Wholly-Owned Subsidiary of a newly-formed holding company (herein the "Holding Company"), enter into a transaction of merger or consolidation with another entity or transfer its assets to another entity (such entity, in either such case, being herein called the "New Company"), so long as:

               (u) the Borrower shall give the Lenders and the Administrative Agent at least 15 days prior written notice of the occurrence of such transaction (which notice shall specify the manner and timing in which such transaction is to occur);

               (v) in such transaction the shareholders of the Borrower shall receive in exchange for the shares of stock in the Borrower held by them immediately prior to such transaction newly-issued shares of stock in the Holding Company representing substantially the same respective percentage ownership interests in the Holding Company as such shareholders held in the Borrower immediately prior to such transaction;

               (w) immediately after giving effect to such transaction, the Borrower (or the New Company, as the case may be) shall be a Wholly-Owned Subsidiary of the Holding Company;

               (x) in the event that such transaction constitutes a merger with a New Company in which the Borrower is not the surviving entity or such transaction involves the transfer by the Borrower of its assets to a New Company, the New Company shall execute and deliver an instrument in form and substance satisfactory to each Lender and the Administrative Agent pursuant to which the New Company shall, effective upon such transaction, assume all of the obligations of the Borrower hereunder and under the Security Documents (and execute and deliver such other instruments as the Administrative Agent shall request to ensure the continued perfection and priority of any Liens granted by the Borrower pursuant to the Security Documents);

               (y) the Holding Company shall execute and deliver an instrument in form and substance satisfactory to each Lender and the Administrative Agent pursuant to which the Holding Company shall, effective upon such transaction, guarantee all of the obligations of the Borrower (or the New Company, as the case may be) hereunder and under the Security Documents and pledge all of the shares of stock held by it in the Borrower (or the New Company, as the case may be) and shall take such further action as the Administrative Agent shall request to ensure the perfection and priority of any Liens granted by the Holding Company pursuant to such instrument; and

               (z) the Holding Company and the Borrower (or the New Company, as the case may be) shall each deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section
          5.01 upon the Effective Date or as any Lender or the Administrative Agent shall have requested.

          SECTION 7.04. Investments. Subject to Section 10.14, the Borrower will not, nor will it permit any of its Subsidiaries to, make or permit to remain outstanding any Investments except:

          (a) Investments outstanding on the date hereof and identified in Part B of Schedule IV;

          (b) operating deposit accounts with banks;

          (c) Permitted Investments;

          (d) Investments in connection with the Tender Offer consisting of (i) Investments by the Borrower in U.K. Acquisition (whether directly, or indirectly through Dutch Acquisition) for the purpose of providing funds to purchase Target Shares in the Tender Offer and the Compulsory Acquisition,
     (ii) Investments by U.K. Acquisition consisting of the purchase of Target Shares in the Tender Offer and the Compulsory Acquisition and (iii) Investments by the Borrower in the Target (whether directly, or indirectly through Dutch Acquisition, U.K. Acquisition or otherwise) to enable the Target to repay any outstanding Indebtedness of the Target and its Subsidiaries;

          (e) additional Investments by the Borrower and its Wholly-Owned Subsidiaries in the Borrower and its Wholly-Owned Subsidiaries (i.e. Investments other than those described in paragraph (d) above), provided that the aggregate amount of such Investments in Foreign Subsidiaries, together with the aggregate amount of Investments in Joint Venture Entities under paragraph (j) below, shall not exceed $40,000,000 at any one time;

          (f) Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

          (g) Investments permitted pursuant to Section 7.03(d);

          (h) Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

          (i) the Senior Subordinated Note Guarantees, and any Guarantee of additional Subordinated Indebtedness that complies with the requirements
     Section 7.09(b);

          (j) Investments by the Borrower and its Subsidiaries in Joint Venture Entities (and Investments by Joint Venture Entities in other Persons), provided that the aggregate amount of such Investments in Joint Venture Entities, together with the aggregate amount of Investments in Foreign Subsidiaries, under paragraph (e) above, shall not exceed $40,000,000 at any one time;

          (k) additional Investments by the Borrower and its Subsidiaries in the Target, provided that the aggregate amount of such Investments shall not exceed $100,000,000 at any one time; and

          (l) additional Investments by the Borrower (excluding, however, Investments in Joint Venture Entities) up to but not exceeding $25,000,000 at any one time outstanding.

The aggregate amount of an Investment at any one time outstanding for purposes of clauses (e), (j) and (k) above shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of Property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment; the amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out.

          SECTION 7.05. Restricted Payments.

          (a) The Borrower will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower may (i) declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (ii) make Restricted Payments in respect of stock appreciation rights, or other stock-based awards, under any stock option plan of the Borrower (including without limitation the Long-Term Stock Incentive Plan) so long as no Default shall have occurred and be continuing or would result therefrom, (iii) cancel or terminate any warrants, options or any other rights to acquire any shares of capital stock of the Borrower in exchange for the issuance of any other warrants, options or rights to acquire shares of capital stock of the Borrower, (iv) repurchase its capital stock to the extent provided in paragraph (b) below and (v) declare and make Restricted Payments in cash, subject (in the case of this clause (v)) to the satisfaction of each of the following conditions on the date of such Restricted Payment and after giving effect thereto:

               (w) no Default shall have occurred and be continuing;

               (x) the aggregate amount of Restricted Payments made during any fiscal year, including the fiscal year ending February 28, 1998, shall not exceed an amount equal to 50% of consolidated net income of the Borrower and its Consolidated Subsidiaries for such fiscal year;

               (y) the Debt Ratio for the period of four consecutive fiscal quarters most recently ended prior to the date of any such Restricted Payment shall not exceed 2.00 to 1; and

               (z) the Borrower shall have delivered to the Administrative Agent, at least 10 Business Days (but not more than 20 Business Days) prior to the date of declaration of any such Restricted Payment, a certificate of a Financial Officer of the Borrower setting forth computations in reasonable detail demonstrating satisfaction of the foregoing conditions as at the date of such certificate and stating that such Financial Officer believes in good faith that none of such conditions will fail to be satisfied on the date of payment of such Restricted Payment, it being understood that to the extent the conditions specified in the foregoing clauses (w) through (y) are satisfied on the date of declaration of such Restricted Payment by the board of directors of the Borrower, such Restricted Payment may be made at any time within the 60-day period thereafter, regardless of whether such conditions continue to be satisfied.

          (b) The Borrower may make Restricted Payments consisting of repurchases of its capital stock, provided that:

               (i) the aggregate amount of all such Restricted Payments, together with the aggregate amount of prepayments of Subordinated Indebtedness pursuant to clause (iii) of the last paragraph of Section 7.09, made during the term of this Agreement shall not exceed $100,000,000;

               (ii) after giving effect to any such Restricted Payment, the Borrower shall be in compliance, on a pro forma basis, with Section
          7.08 during the four quarter period most-recently ended under the assumption that such Restricted Payment, and any related borrowing, shall have been made or incurred at the beginning of such period (and, to the extent requested by the Administrative Agent, the Borrower shall have delivered a calculation demonstrating such pro forma compliance satisfactory to the Administrative Agent); and

               (iii) the Borrower will not make any Restricted Payment under this paragraph (b) unless at the time thereof, and after giving effect thereto, no Default shall have occurred and be continuing.

          (c) Nothing in this Section shall be deemed to prohibit the payment of dividends by any Subsidiary of the Borrower to the Borrower or to any other Subsidiary of the Borrower.

          SECTION 7.06. Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates; provided that (x) any Affiliate who is an individual may serve as a director, officer or employee of the Borrower or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity and (y) the Borrower and its Subsidiaries may enter into transactions (other than extensions of credit by the Borrower or any of its Subsidiaries to an Affiliate) providing for the leasing of Property, the rendering or receipt of services or the purchase or sale of inventory and other Property in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Subsidiaries as the monetary or business consideration which would obtain in a comparable transaction with a Person not an Affiliate.

          During any period that the Borrower is a public company regulated by, and required to file regular periodic reports with, the Securities and Exchange Commission, any compensation paid to an executive officer of the Borrower (who is an Affiliate) which has been specifically approved by the board of directors of the Borrower (or by the Compensation Committee of the board of directors of the Borrower or other committee responsible for such approval) during such period will be deemed to be reasonable for purposes of the foregoing. Notwithstanding the foregoing, the Borrower may enter into so-called split-dollar life insurance agreements with Affiliates substantially in the form of Schedule VII, so long as the aggregate amount of premiums payable by the Borrower during any fiscal year pursuant to such agreements shall not exceed $2,000,000 in the aggregate.

          SECTION 7.07. Certain Restrictions on Subsidiaries. The Borrower will not permit any of its Subsidiaries (other then Joint Venture Entities) to enter into, after the date hereof, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of Property; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing pursuant to the Target Credit Facilities (as each such Target Credit Facility is in effect on the Initial Funding Date, excluding any such restriction or condition implemented in anticipation of the acquisition of the Target pursuant to the Tender Offer) or the Senior Subordinated Note Indentures (it being understood that the foregoing shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), or pursuant to any additional Subordinated Indebtedness to the extent that such restrictions are not less favorable to the Borrower than those contained in the Senior Subordinated Note Indentures, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder,
(iv) as applied to Liens, the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) as applied to Liens, the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

          SECTION 7.08. Certain Financial Covenants.

          (a) Debt Ratio. The Borrower will not permit the Debt Ratio to exceed the following respective ratios at any time during the following respective periods:

          Period                                      Ratio
     ---------------                                ---------
     From the date hereof
      through February 29, 2000                     4.50 to 1

     From March 1, 2000
      through February 28, 2001                     4.25 to 1

     From March 1, 2001
      and at all times thereafter                   3.75 to 1

          (b) Senior Debt Ratio. The Borrower will not permit the Senior Debt Ratio to exceed the following respective ratios at any time during the following respective periods:

          Period                                      Ratio
     ---------------                                ---------
     From the date hereof
      through February 29, 2000                     3.75 to 1

     From March 1, 2000
      through August 31, 2000                       3.50 to 1

     From September 1, 2000
      and at all times thereafter                   3.00 to 1

          (c) Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio to be less than the following respective ratios at any time during the following respective periods:

          Period                                      Ratio
     ----------------                               ---------
     From the date hereof
      through February 29, 2000                     2.50 to 1

     From March 1, 2000
      through February 28, 2001                     2.75 to 1

     From March 1, 2001
      through February 28, 2002                     3.00 to 1

     From March 1, 2002
       and at all times thereafter                  3.25 to 1

          (d) Fixed Charges Ratio. The Borrower will not permit the Fixed Charges Ratio to be less than 1.00 to 1 as at the last day of any fiscal quarter of each fiscal year.

          SECTION 7.09. Subordinated Indebtedness. The Borrower may after the date hereof incur additional Subordinated Indebtedness subject to the following conditions (each of which shall have been fulfilled in form and substance satisfactory to the Required Lenders):

          (a) such Indebtedness shall be subordinated to the obligations of the Borrower to pay principal of and interest on the Loans, the Reimbursement Obligations and all other amounts payable hereunder on terms and conditions no less favorable to the Lenders than the terms and conditions of the Senior Subordinated Note Indentures;

          (b) such Indebtedness shall be an obligation of the Borrower only, and none of its Subsidiaries shall be contingently or otherwise obligated in respect thereof, unless subordinated to the obligations of such Subsidiary to pay principal of and interest on the

     Loans, the Reimbursement Obligations and all other amounts payable hereunder on terms and conditions no less favorable to the Lenders than the terms and conditions of the Senior Subordinated Note Indentures;

          (c) to the extent required pursuant to Section 2.11(b)(v), proceeds of such Indebtedness shall be applied to prepay Loans in the manner provided in Section 2.11(b)(v);

          (d) the terms of such Indebtedness shall not provide for payment of any portion of the principal thereof prior to the date six months after the final maturity of the Loans hereunder;

          (e) terms in respect of financial and other covenants, events of default and mandatory prepayments applicable to such Indebtedness shall be terms that are at the time customary in the market for subordinated debt being incurred by borrowers, and in transactions, comparable to the Borrower and proposed debt issuance;

          (f) at the time of issuance of such Indebtedness, and after giving effect thereto, the Borrower shall be in compliance with Section 7.08 (the determination of such ratios to be calculated under the assumption that such Indebtedness was issued, at the beginning of the respective period and that any other Indebtedness to be retired with the proceeds thereof was in fact retired on such date of issuance), and the Borrower shall have delivered to the Administrative Agent a certificate of its chief financial officer to such effect setting forth in reasonable detail the computations necessary to determine such compliance; and

          (g) at the time of such issuance, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing hereunder and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer to such effect.

          Neither the Borrower nor any of its Subsidiaries shall purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for, the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Subordinated Indebtedness, except that the Borrower may (i) make payments on the regularly-scheduled payment dates with respect to the principal of and interest on the Subordinated Indebtedness as in effect on the date hereof (or, as to any Subordinated Indebtedness issued after the date hereof, as originally in effect), (ii) so long as no Default shall have occurred and be continuing (or will occur as a result of such payment), from the proceeds of Subordinated Indebtedness issued in accordance with the first paragraph of this Section, redeem Subordinated Indebtedness that is being refinanced with such proceeds and
(iii) the Borrower may prepay Subordinated Indebtedness, so long as (x) at the time thereof and after giving effect thereto no Default shall have occurred and be continuing and (y) the aggregate amount of all such prepayments, together with the aggregate amount of Restricted Payments made pursuant to section 7.05(b), shall not exceed $100,000,000. Neither the Borrower nor any of its Subsidiaries will consent to any modification, supplement or waiver of any of the provisions of any Subordinated Indebtedness without the prior consent of the Administrative Agent (with the approval of the Required Lenders).

          SECTION 7.10. Modifications of Certificate of Incorporation. Notwithstanding the provisions of clause (g) or (h) of Section 7.03, the Borrower will not modify or supplement its Certificate of Incorporation as in effect on the date hereof in any manner adverse to the interests of the Lenders without the prior consent of the Administrative Agent (with the approval of the Required Lenders).

          SECTION 7.11. Inventory Located in Off-Premises Warehouses. The Borrower will not, nor will it permit any of its Subsidiaries (other than Foreign Subsidiaries) to, maintain inventory at Off-Premises Warehouses in an amount in excess of $50,000,000 (as to the Borrower and all Subsidiaries) at any time unless the Borrower or such Subsidiary has taken such steps as are necessary to ensure that the Administrative Agent has a valid prior perfected security interest in such inventory (including, without limitation, the filing of an appropriate uniform commercial code financing statement in the respective jurisdiction in which such inventory is located naming the Borrower or such Subsidiary as "secured party" and the delivery of satisfactory evidence that such an arrangement constitutes a consignment or first priority perfected security interest under applicable law and that such security interest has been validly assigned to the Administrative Agent under the Security Agreement).

          SECTION 7.12. Certain Matters Relating to the Tender Offer, Etc.

          (a) Conduct of Tender Offer. In connection with the Tender Offer, the Borrower will cause U.K. Acquisition to:

               (i) comply in all material respects with the Financial Services Act 1986 and the Companies Act and all other applicable laws and regulations relevant in the context of the Tender Offer and use all reasonable measures to comply with the Takeovers Code in all material respects;

               (ii) except and to the extent that compliance with this clause
          (ii) would result in information being required to be made available to Target shareholders under the Takeovers Code, provide the Administrative Agent with such information regarding the progress of the Tender Offer as it may reasonably request or that is publicly available (including information with respect to any market purchases of shares in the Target made or agreed upon by U.K. Acquisition), and not approach the Panel seeking advice with respect to whether or not any condition to the Tender Offer has been satisfied, or whether U.K. Acquisition may invoke any such condition, without giving the Administrative Agent prior notice thereof (and permitting the Administrative Agent, if it so elects, a reasonable opportunity to participate in such approach to the Panel);

               (iii) subject to any requirements of the Takeovers Code or other law, not issue any press release or make any statement during the course of the Tender Offer that contains any information or statement concerning this Agreement or the Lenders without first obtaining the prior approval of the information or statement from the Administrative Agent or the Required Lenders;

               (iv) unless the Tender Offer is lapsed or otherwise withdrawn, not close the Tender Offer at a level of acceptances below the minimum level required to entitle U.K. Acquisition to consummate the Compulsory Acquisition of Target Shares, and related options, not then owned by U.K. Acquisition;

               (v) without limiting the generality of paragraph (b) below, after the date upon which the Tender Offer is declared wholly unconditional, use its commercially reasonable efforts (excluding, however, purchases in the open market at prices above the offer price stipulated in the Tender Offer) to acquire all outstanding Target Shares, and related options, as soon as practicable either pursuant to, or otherwise on the same terms as, the Tender Offer;

               (vi) ensure that at no time shall circumstances arise whereby a mandatory offer is required to be made by the terms of Rule 9 of the Takeovers Code in respect of the Target Shares;

               (vii) ensure that all of its obligations in connection with the Tender Offer are complied with and performed in all material respects;

               (viii) not acquire any shares in the Target in the market at a price above the offer price stipulated in the Tender Offer; or

               (ix) as soon as practicable after the acquisition by U.K. Acquisition of any of the Target Shares (whether or not pursuant to the Tender Offer or the Compulsory Acquisition), cause such Target Shares (if the same are not in certificated form) to be converted into certificated form, and to be delivered in pledge to the Administrative Agent pursuant to the U.K. Pledge Agreement executed and delivered by U.K. Acquisition, provided that in no event shall U.K. Acquisition be required to deliver and pledge to the Administrative Agent more than 65% of the issued outstanding Target Shares.

          (b) Consummation of Compulsory Acquisition. As promptly as reasonably practicable after the Initial Funding Date, the Borrower will cause U.K. Acquisition to consummate the Compulsory Acquisition of Target Shares, and related options, not then owned by U.K. Acquisition, provided that in any event the Borrower will cause U.K. Acquisition, not later than ten Business Days after it becomes entitled to apply the provisions of Part XIIIA of the Companies Act in relation to the holders of Target Shares, and related options, to deliver appropriate notices under Section 429 of the Companies Act to holders of Target Shares, and related options, that have not accepted the Tender Offer.

          (c) Target Credit Facilities. As promptly as practicable after the Initial Funding Date, the Borrower shall cause the Target to repay or prepay any Indebtedness then due and owing under the Target Credit Facilities (except to the extent such Indebtedness is permitted to be outstanding under Section 7.01(g)). At any time after the date that the Target is a Wholly-Owned Subsidiary of the Borrower, the Borrower shall not permit the Target to incur any additional Indebtedness under any of the Target Credit Facilities and, as loans, advances or other obligations under the Target Credit Facilities mature or otherwise become due and payable, will cause the Target to pay such amounts immediately.

          (d) Offer Documents. Except as otherwise permitted by Section 5.02, the Borrower will not enter into, or consent to, any modification, supplement or waiver of any of the provisions of any Offer Document (as in effect on the Initial Funding Date) without the prior written consent of the Required Lenders.

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

          If any of the following events ("Events of Default") shall occur:

          (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

          (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

          (c) subject to Section 10.17, any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect;

          (d) subject to Section 10.17, the Borrower shall fail to observe or perform any covenant or agreement contained in Section 6.02, 6.03 (with respect to the Borrower's existence), 6.08 or 6.09, or in Article VII;

          (e) subject to Section 10.17, any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 45 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

          (f) subject to Section 10.17, the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

          (g) subject to Section 10.17, any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property or assets securing such Indebtedness;

          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

          (i) the Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

          (j) the Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

          (k) one or more judgments for the payment of money in excess of $15,000,000 in the aggregate (regardless of insurance coverage) shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;

          (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

          (m) a reasonable basis shall exist for the assertion against the Borrower or any of its Subsidiaries of (or there shall have been asserted against the Borrower or any of its Subsidiaries) claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries or Affiliates, or any predecessor in interest of the Borrower or any of its Subsidiaries or Affiliates, or relating to any site or facility owned, operated or leased by the Borrower or any of its Subsidiaries or Affiliates, which claims or liabilities (insofar as they are payable by the Borrower or any of its Subsidiaries but after deducting any portion thereof which is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor), in the judgment of the Required Lenders are reasonably likely to be determined adversely to the Borrower or any of its Subsidiaries, and the amount thereof is, singly or in the aggregate, reasonably likely to have a Material Adverse Effect (determined without reference to the second sentence of the definition of such term);

          (n) common stock of the Borrower (after giving effect to the exercise of all outstanding Equity Rights, other than the conversion of shares of Class B common stock into shares of Class A common stock), which in the aggregate represents voting power to elect at least 50% (in number of votes) of the board of directors of the Borrower, shall cease to be owned or otherwise controlled by (i) Marvin Sands, his children, his grandchildren or any spouse of any of the foregoing persons, (ii) trusts for the benefit of Marvin Sands, his children, his grandchildren or any spouse of any of the foregoing persons, or any trust for the benefit of Andrew Stern, which trusts are under the control of Marvin Sands, his children, his grandchildren or any spouse of any of the foregoing persons, or (iii) partnerships which are controlled by (and a majority in interest of the partnership interests in which are owned by) Marvin Sands, his children, his grandchildren, any spouse of any of the foregoing persons, by a trust referred to in the foregoing clause (ii) or by any partnership that satisfies the conditions of this clause (iii); or

          (o) any Lien created by the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Administrative Agent for the benefit of the Lenders (excluding Liens on collateral with a fair market value of less than $3,000,000 in the aggregate), free and clear of all other Liens (other than Liens permitted under Section 7.02 or under the respective Security Documents), or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Obligor;

then,

               (A) in every such event (other than an event with respect to any Obligor described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and

               (B) in case of any event with respect to any Obligor described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

          Notwithstanding the foregoing, during the Term Loan Availability Period, if the applicable conditions precedent to any extension of credit set forth in Section 5.02 (or to any Term Loans set forth in Section 5.03) are satisfied, (x) no termination of the Commitments, and no declaration, pursuant to the foregoing paragraph (A) or any other circumstance shall relieve the Lenders of their obligations to make Tranche I Revolving Loans, Tranche II Revolving Loans or Term Loans (or to issue Letters of Credit) hereunder, (y) no declaration pursuant to the foregoing clause (A) shall apply to any outstanding Loans (whether such Loans were made before or after such declaration) to the extent that the proceeds thereof have not been disbursed to pay holders of Target Shares, or related options, for the purchase of Target Shares, or related options, pursuant to the Tender Offer (such undisbursed proceeds being herein called "Acquisition Funds") and (z) neither the Administrative Agent nor any Lender will take any enforcement action against any Acquisition Funds or otherwise seek to prevent the disbursement of any Acquisition Funds to pay holders of Target Shares, or related options, for the purchase of Target Shares, or related options, pursuant to the Tender Offer.

          In the event that any outstanding Tranche I Revolving Loans, Tranche II Revolving Loans or Swingline Loans are declared to be, or become, due and payable pursuant to this Article, the Administrative Agent shall calculate the Funding Percentages of the Tranche I Revolving Lenders and the Tranche II Revolving Lenders as of the date that such Loans are declared to be, or become, due and payable (the "Acceleration Date") and shall, on or prior to the Business Day next succeeding the Acceleration Date, provide notice of such Funding Percentages to all Tranche I Revolving Lenders and Tranche II Revolving Lenders, together with a calculation of any amounts required to be paid by the Underfunded Revolving Lenders as provided below. If on the Acceleration Date either (i) the Funding Percentage of the Tranche I

Revolving Lenders exceeds the Funding Percentage of the Tranche II Revolving Lenders or (ii) the Funding Percentage of the Tranche II Revolving Lenders exceeds the Funding Percentage of the Tranche I Revolving Lenders (such Revolving Lenders whose Funding Percentage is so in excess being referred to herein as the "Overfunded Revolving Lenders" and such other Revolving Lenders being referred to herein as the "Underfunded Revolving Lenders"), each Underfunded Revolving Lender shall be deemed to have acquired, on the Acceleration Date, a participation in each outstanding Revolving Loan or Swingline Loan (but not any Competitive Loan) made by, and in the LC Exposure of, each Overfunded Revolving Lender (on a pro rata basis based on the Applicable Percentage of such Underfunded Revolving Lender as of the Acceleration Date) such that, after giving effect thereto, the Funding Percentage of the Overfunded Revolving Lenders is equal to the Funding Percentage of the Underfunded Revolving Lenders.

          Each Tranche I Revolving Lender and Tranche II Revolving Lender hereby absolutely and unconditionally agrees that, if such Lender is an Underfunded Revolving Lender as provided above, upon receipt of notice from the Administrative Agent as provided above, such Revolving Lender shall on or prior to the date five Business Days after the Acceleration Date pay to the Administrative Agent, for the account of the Overfunded Revolving Lenders, an amount equal to the aggregate purchase price for all of the participations acquired by such Revolving Lender as provided above. Each Tranche I Revolving Lender and Tranche II Revolving Lender acknowledges and agrees that its obligation to acquire participations in Revolving Loans, Swingline Loans and LC Exposure pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or the reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Tranche I Revolving Lender and Tranche II Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section
2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Overfunded Revolving Lenders (as their interests may appear) the respective amounts so received by it from the Underfunded Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Loans and LC Exposure acquired pursuant to this paragraph. The purchase of participations in any Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.


                                   ARTICLE IX

                            THE ADMINISTRATIVE AGENT

          Each of the Lenders and the Issuing Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and as its trustee in relation to the U.K. Pledge Agreements and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative

Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

          The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein,
(iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for an Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a commercial bank having an office in New York City and capital and surplus of at least $500,000,000. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications described above. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and
Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

          Except as otherwise provided in Section 10.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release any collateral or otherwise terminate any Lien under any Security Document providing for collateral security, agree to additional obligations being secured by such collateral security (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Security Document, in which event the Administrative Agent may consent to such junior Lien provided that it obtains the consent of the Required Lenders thereto) or alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering Property that is the subject of either a disposition of Property permitted hereunder or a disposition to which the Required Lenders have consented.

          Without the authorization of the Required Lenders, neither the Administrative Agent nor any Lender shall send to the Borrower or the Trustee under the Senior Subordinated Note Indentures any notice of a Default or Event of Default hereunder if such notice would result in a payment block in respect of the Senior Subordinated Notes.

          The Administrative Agent in its capacity as trustee or otherwise under the UK Pledge Agreements:

          (a) shall not be liable for any failure, omission, or defect in perfecting the security constituted or created by either UK Pledge Agreement including, without limitation, any failure to (i) register the same in accordance with the provisions of any of the documents of title of the Chargor (as defined in such U.K. Pledge Agreement) to any of the assets thereby charged or (ii) effect or procure registration of or otherwise protect the security created by this deed under any registration laws in any jurisdiction;

          (b) may accept without inquiry such title as the Chargor (as defined in each U.K. Pledge Agreement) may have to the Shares (as so defined); and

          (c) shall not be under any obligation to hold any title deed or any other documents in connection with the UK Pledge Agreements or to take any steps to protect or preserve the same. The Administrative Agent may permit the Chargor (as defined in each U.K. Pledge Agreement) to retain all such title deeds and other documents in its possession.

          Except as otherwise provided in the U.K. Pledge Agreements, all moneys which under the trusts therein contained are received by the Administrative Agent in its capacity as trustee or otherwise may be invested in the name of or under the control of the Administrative Agent in any investment for the time being authorized by English law for the investment by trustees of trust money or in any other investments which may be selected by the Administrative Agent. Additionally, the same may be placed on deposit in the name of or under the control of the Administrative Agent at such bank or institution (including Chase) and upon such terms as the Administrative Agent may think fit.


                                    ARTICLE X

                                  MISCELLANEOUS

          SECTION 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (a) if to the Borrower or any Subsidiary Guarantor, to it at 300 Willowbrook Office Park, Fairport, New York 14450, Attention of Robert Sands, Esq. (Telecopy No. (716) 218-2160);

          (b) if to the Administrative Agent, to The Chase Manhattan Bank, 1 Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention Loan and Agency Services Group (Telecopy No. (212) 552-5658) (or, if such notice or other communication relates to borrowings of, or payments or prepayments of, or duration of Interest Periods for, Loans denominated in Sterling, to The Chase Manhattan Bank, Woolgate House, Coleman Street, London, England (Telecopy No. 44-171-777-2360), with a copy to The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, Attention of Elizabeth Iacoviello (Telecopy No. 212-270-6937);

          (c) if to either Issuing Lender, to it at such address as may be notified by it to the other parties hereto;

          (d) if to the Swingline Lender, to it at such address as may be notified by it to the other parties hereto; and

          (e) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          SECTION 10.02. Waivers; Amendments.

          (a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, either Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lenders and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or either Issuing Lender may have had notice or knowledge of such Default at the time.

          (b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied between or among the Lenders or Classes of Loans without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of the term "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) change any of the provisions of this Agreement in respect of the Tranche I Term Loan Sterling Commitments, the Tranche I Term Loans or Revolving Loans denominated in Sterling or the determination of amounts payable in Sterling hereunder without the written consent of Tranche I Term Loan Sterling Lenders representing at least 51% of the sum of the total Tranche I Term Loan Sterling Commitments and the Tranche I Term Loans denominated in Sterling at such time, or (vii) release any Subsidiary Guarantor from any of its guarantee obligations under Article III without the written consent of each Lender; and provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, either Issuing Lender or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Lender or the Swingline Lender, as the case may be, and (y) that any modification or supplement of Article III shall require the consent of each Subsidiary Guarantor.

          Anything in this Agreement to the contrary notwithstanding, no waiver or modification of any provision of this Agreement that has the effect (either immediately or at some later time) of enabling the Borrower to satisfy a condition precedent to the making of a Tranche I Revolving Loan, Tranche II Revolving Loan or Tranche II Term Loan of any Series, shall be effective against the Lenders of such Class for purposes of the respective Tranche I Revolving Commitments, Tranche II Revolving Commitments or Tranche III Revolving Commitments or Tranche II Term Loan Commitments of such Series, as applicable, unless the Required Lenders of such Class shall have concurred with such waiver or modification, and no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification.

          SECTION 10.03. Expenses; Indemnity; Damage Waiver.

          (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by either Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, either Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, either Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iv) and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

          (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

          (c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, an Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Lender or the Swingline Lender, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Lender or the Swingline Lender in its capacity as such.

          (d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

          (e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

          SECTION 10.04. Successors and Assigns.

          (a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Obligor without such consent shall be null and void), provided that any merger or consolidation involving any Obligor permitted under Section 7.03 shall not be deemed to be an assignment for purposes of this paragraph (a). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Assignments by Lenders. Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that:

               (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, and except during the period prior to the completion of the general syndication of the Commitments and Loans hereunder (in respect of any assignment by Chase), each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender's obligations in respect of its LC Exposure or Swingline Exposure, the respective Issuing Lender and the Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld),

               (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment(s), the amount of the Commitment(s) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent,

               (iii) each partial assignment of the Loans or Commitments of any Class shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement in respect of such Class (provided that (x) Tranche I Term Loan Sterling Commitments and Tranche I Term Loans denominated in Sterling may be assigned separately from Tranche I Term Loan Dollar Commitments and Tranche I Term Loans denominated in Dollars and (y) this clause (iii) shall not apply to rights in respect of outstanding Competitive Loans),

               (iv) except in the case of an assignment to an Affiliate of a Lender, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and

               (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

     provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause
     (h) or (i) of Article VIII has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

          (c) Maintenance of Register by Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, either Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (d) Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (e) Participations. Any Lender may, without the consent of the Borrower, the Administrative Agent, either Issuing Lender or the Swingline Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15,
     2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

          (f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

          (g) Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

          (h) No Assignments to Obligors or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or LC Exposure held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

          SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, either Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 3.03 and 10.03 and
Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

          SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Obligor against any of and all the obligations of any Obligor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

          SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process.

          (a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

          (b) Submission to Jurisdiction. Each Obligor hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, either Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Obligor or its properties in the courts of any jurisdiction.

          (c) Waiver of Venue. Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in
     Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 10.10. Waiver Of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER

AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          SECTION 10.12. Treatment of Certain Information; Confidentiality.

          (a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

          (b) Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to bank examiners (or any other regulatory authority having jurisdiction over any Lender or the Administrative Agent), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process,
     (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent, either Issuing Lender or any Lender on a nonconfidential basis from a source other than an Obligor. For the purposes of this paragraph, "Information" means all information received from any Obligor or any of its Subsidiaries or Joint Venture Entities relating to any Obligor, its business or any such Subsidiary or Joint Venture Entity, other than any such information that is available to the Administrative Agent, either Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by an Obligor. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such

     Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          Unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any Information (A) by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or (B) pursuant to legal process, and will permit the Borrower (to the extent the same would not adversely affect such Lender or the Administrative Agent) to pursue available remedies to resist such disclosure and or obtain a protective order limiting such disclosure.

          SECTION 10.13. "Credit Agreement" under Senior Subordinated Indentures. It is the intention of the parties hereto that this Agreement constitutes one of the successive renewals, substitutions, refinancings or replacements of the Credit Agreement dated as of June 29, 1993 between the Borrower, the Subsidiaries of the Borrower identified on the signature pages thereof under the caption "Subsidiary Guarantors", the lenders named therein and The Chase Manhattan Bank, as agent, referred to in the definition of "Credit Agreement" in Section 101 of the Senior Subordinated Note Indentures and that, accordingly, this Agreement constitutes the "Credit Agreement" under and as defined in the Senior Subordinated Notes Indentures.

          SECTION 10.14. Exceptions to Certain Covenants. To the extent that the covenants set forth in Section 7.01, 7.02, 7.03 or 7.04 would, as applied to the Subsidiaries of the Borrower, be deemed to violate the provisions of Section
7.07 of the 1997 Credit Agreement, such covenants shall be deemed inapplicable until the Initial Funding Date.

          SECTION 10.15. European Monetary Union.

          (a) Definitions. In this Section 10.15 and in each other provision of this Agreement to which reference is made in this Section 10.15 (whether expressly or impliedly), the following terms have the meanings given to them in this Section 10.15:

               "Commencement of the Third Stage of EMU" means the date of commencement of the third stage of EMU (on the date hereof expected to be January 1, 1999) or the date on which circumstances arise which (in the opinion of the Required Lenders of the relevant Class providing such Loan in Sterling hereunder) have substantially the same effect and result in substantially the same consequences as commencement of the third stage of EMU as contemplated by the Treaty on European Union.

               "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

               "EMU Legislation" means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU.

               "Euro" means the single currency of Participating Member States of the European Union, which shall be a Currency under this Agreement.

               "Euro Unit" means a currency unit of the Euro.

               "National Currency Unit" means a unit of any Currency (other than a Euro Unit) of a Participating Member State.

               "Participating Member State" means each state so described in any EMU Legislation.

               "Target Operating Day" means any day that is not (i) a Saturday or Sunday, (ii) Christmas Day or New Year's Day or (iii) any other day on which the Trans-European Real-time Gross Settlement Operating System (or any successor settlement system) is not operating (as determined by the Administrative Agent).

               "Treaty on European Union" means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.

          (b) Effectiveness of Provisions. The provisions of paragraphs (c) through (h) below shall be effective at and from the Commencement of the Third Stage of EMU, provided, that if and to the extent that any such provision relates to any state (or the currency of such state) that is not a Participating Member State on the Commencement of the Third Stage of EMU, such provision shall become effective in relation to such state (and the currency of such state) at and from the date on which such state becomes a Participating Member State.

          (c) Redenomination and Alternative Currencies. Each obligation under this Agreement of a party to this Agreement which has been denominated in the National Currency Unit of a Participating Member State shall be redenominated into the Euro Unit in accordance with EMU Legislation, provided, that if and to the extent that any EMU Legislation provides that following the Commencement of the Third Stage of EMU an amount denominated either in the Euro or in the National Currency Unit of a Participating Member State and payable within the Participating Member State by crediting an account of the creditor can be paid by the debtor either in the Euro Unit or in that National Currency Unit, any party to this Agreement shall be entitled to pay or repay any such amount either in the Euro Unit or in such National Currency Unit.

          (d) Payments by the Administrative Agent Generally. With respect to the payment of any amount denominated in the Euro or in a National Currency Unit, the Administrative Agent shall not be liable to the Borrower or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in the Euro Unit or, as the case may be, in a National Currency
     Unit) to the account of any Lender in the Principal Financial Center in the Participating Member State which such Borrower or, as the case may be, such Lender shall have specified for such purpose. In this paragraph (d), "all relevant steps" means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments of the Euro.

          (e) Determination of LIBO Rate. For the purposes of determining the date on which the applicable rate for Eurocurrency Borrowings is determined under this Agreement for any Borrowing or Loan denominated in the Euro (or any National Currency Unit) for any Interest Period therefor, references in this Agreement to Business Days shall be deemed to be references to Target Operating Days. In addition, if the Administrative Agent determines that there is no LIBO Rate displayed on the applicable Telerate screen page for deposits denominated in the National Currency Unit in which any Borrowings or Loans are denominated, the LIBO Rate for such Borrowings or Loans shall be based upon the rate displayed on the applicable Telerate screen page for the offering of deposits denominated in Euro Units.

          (f) Basis of Accrual. If the basis of accrual of interest or fees expressed in this Agreement with respect to the Currency of any state that becomes a Participating Member State shall be inconsistent with any convention or practice in the applicable interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State, provided, that if any Borrowing or Loan in the Currency of such state if outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing or Loan, at the end of the then current Interest Period.

          (g) Rounding. Without prejudice and in addition to any method of conversion or rounding prescribed by the EMU Legislation, each reference in this Agreement to a minimum amount (or a multiple thereof) in a National Currency Unit to be paid to or by the Administrative Agent shall be replaced by a reference to such reasonably comparable and convenient amount (or a multiple thereof) in the Euro Unit as the Administrative Agent may from time to time specify.

          (h) Other Consequential Changes. Without prejudice to the respective liabilities of the Borrowers to the Lenders and the Lenders to the Borrowers under or pursuant to this Agreement, except as expressly provided in this Section 10.15, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to the Euro in Participating Member States. Without limiting the generality of the foregoing, if Sterling is at any time a National Currency Unit, the relevant display page on the Telerate screen used to determine the Eurocurrency Rate for applicable Borrowings or Loans in Sterling shall be determined by the Administrative Agent.

          SECTION 10.16. Judgment Currency. This is an international loan transaction in which the specification of Dollars or Sterling, as the case may be (the "Specified Currency"), and any payment in New York County or the country of the Specified Currency, as the case may be

(the "Specified Place"), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Borrower under this Agreement shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the "Second Currency"), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding that on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be due hereunder in the Second Currency to the Administrative Agent or such Lender, as the case may be, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Administrative Agent or such Lender, as the case may be, against, and to pay the Administrative Agent or such Lender, as the case may be, on demand in the Specified Currency, any difference between the sum originally due to the Administrative Agent or such Lender, as the case may be, in the Specified Currency and the amount of the Specified Currency so purchased and transferred.

          SECTION 10.17. Cleanup Period. The Lenders and the Administrative Agent acknowledge and agree that if, at any time during the period (herein, the "Cleanup Period") commencing on the Effective Date through but not including the forty-sixth day following the date on which the Tender Offer is declared wholly unconditional by U.K. Acquisition, the Borrower shall fail to cause the Target or any of its Subsidiaries to comply with any of the covenants herein or in any of the other Loan Documents, or if any of the representations or warranties made herein or in any of the other Loan Documents (or in any report, financial statement, certificate or other document furnished in connection herewith or therewith) by or on behalf of the Target or any of its Subsidiaries shall prove to have been incorrect in any material respect, then, notwithstanding anything herein to the contrary, such failure to comply with covenants (other than any such failure that is caused or authorized by the Borrower, it being understood that mere knowledge of a failure to comply shall not constitute authorization for purposes hereof) and any such incorrectness with respect to representations or warranties shall not constitute a Default or Event of Default hereunder until after the expiration of the Cleanup Period (and then only to the extent that the same is continuing).

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                            CANANDAIGUA BRANDS, INC.



                                            By: /s/Thomas S. Summer
                                               Title:  Chief Financial Officer



                              SUBSIDIARY GUARANTORS

BATAVIA WINE CELLARS, INC.
CANANDAIGUA EUROPE LIMITED
CANANDAIGUA WINE COMPANY, INC
POLYPHENOLICS, INC.
ROBERTS TRADING CORP.


By: /s/Thomas S. Summer
    Title: Treasurer



BARTON INCORPORATED
BARTON BRANDS, LTD.
BARTON BEERS, LTD.
BARTON BRANDS OF CALIFORNIA, INC.
BARTON BRANDS OF GEORGIA, INC.
BARTON DISTILLERS IMPORT CORP.
BARTON FINANCIAL CORPORATION
MONARCH IMPORT COMPANY
STEVENS POINT BEVERAGE CO.
THE VIKING DISTILLERY, INC.



By /s/Thomas S. Summer
    Title: Vice President

CANANDAIGUA LIMITED


By /s/Thomas S. Summer
    Title: Director



CANANDAIGUA B.V.


By /s/Thomas S. Summer
    Title:

                                            LENDERS

                                            THE CHASE MANHATTAN BANK,
                                              individually, as Swingline Lender
                                              and as Administrative Agent


                                            By: /s/Bruce S. Borden
                                              Title: Vice President



                                            THE BANK OF NOVA SCOTIA


                                            By: /s/J. Alan Edwards
                                              Title: Authorized Signatory



                                            CREDIT SUISSE FIRST BOSTON


                                            By: /s/Kristin Lepri
                                              Title: Associate


                                            By: /s/Thomas G. Muoio
                                              Title: Vice President



                                            FLEET NATIONAL BANK


                                            By: /s/Martin K. Birmingham
                                              Title: Vice President

                                            COOPERATIEVE CENTRALE RAIFFEISEN-
                                              BOERENLEENBANK B.A. "RABOBANK
                                              NEDERLAND", NEW YORK BRANCH


                                            By: /s/Angelo J. Balestrieri
                                              Title: Vice President


                                            By: /s/W. Pieter C. Kodde
                                              Title: Vice President



                                            CREDIT LYONNAIS, NEW YORK BRANCH


                                            By: /s/Vladimir Labun
                                              Title: First Vice President,
                                                     Manager



                                            FIRST NATIONAL BANK OF CHICAGO


                                            By: /s/Juan J. Duarte
                                              Title: Vice President



                                            FIRST UNION NATIONAL BANK
                                            (successor to CoreStates Bank, N.A.)


                                            By: /s/Irene Rosen Marks
                                              Title: Vice President

                                            NATIONSBANK, N.A.


                                            By: /s/Kathryn W. Robinson
                                               Title: Senior Vice President



                                            SUNTRUST BANK, ATLANTA


                                            By: /s/Robert V. Honeycutt
                                              Title: Vice President


                                            By: /s/Hugh E. Brown
                                              Title: Banking Officer



                                          WELLS FARGO BANK, NATIONAL ASSOCIATION


                                            By: /s/Clifford S. Lawrence
                                              Title: Vice President



                                            BARCLAYS BANK PLC


                                            By: /s/T. Bullock
                                               Title: Vice President



                                            CIBC INC


                                            By:/s/Katherine Bass
                                               Title: Executive Director

                                            COBANK, ACB


                                            By: /s/Brian J. Klatt
                                               Title: Vice President



                                            CREDIT AGRICOLE INDOSUEZ


                                            By: /s/W. Leroy Startz
                                              Title: First Vice President


                                            By: /s/Katherine L. Abbott
                                              Title: First Vice President



                                            DEUTSCHE BANK, NEW YORK and/or
                                               CAYMAN ISLANDS BRANCH


                                            By: /s/Stephan A. Wiedemann
                                               Title: Director

                                            By: /s/Hans-Josef Thiele
                                               Title:  Director


                                            MANUFACTURERS AND TRADERS TRUST
                                              COMPANY


                                            By: /s/Philip M. Smith
                                              Title: Regional Senior
                                                     Vice President



                                            MARINE MIDLAND BANK


                                            By: /s/Gina Sidorsky
                                               Title: Authorized Signatory

                                            BANK AUSTRIA CREDITANSTALT
                                               CORPORATE FINANCE, INC.


                                            By: /s/Kevin B. McGinn
                                               Title: Senior Vice President


                                            By: /s/Robert TenHave
                                               Title: Senior Vice President


                                            BANK UNITED


                                            By: /s/Phil Green
                                               Title: Director Commercial
                                                      Syndications


                                            BANQUE NATIONALE DE PARIS


                                            By: /s/Richard L. Sted
                                               Title: Senior Vice President


                                            By: /s/Richard Pace
                                               Title: Vice President
                                                      Corporate Banking Division



                                            HARRIS TRUST AND SAVINGS BANK


                                            By: /s/Edwin A. Adams, Jr.
                                               Title: Vice President

                                            KEY BANK NATIONAL ASSOCIATION


                                            By: /s/Lawrence A. Mack
                                              Title: Senior Vice President



                                            NATIONAL CITY BANK


                                            By: /s/Robert C. Rowe
                                               Title: Vice President



                                            STATE STREET BANK AND TRUST COMPANY


                                            By: /s/Christopher Del Signore
                                               Title: Vice President



                                            USTRUST


                                            By: /s/Thomas F. Macina
                                              Title: Vice President



                                            WACHOVIA BANK, N.A.


                                            By: /s/Fitzhugh L. Wickham III
                                               Title: Vice President

                                            IMPERIAL BANK,
                                             a California Banking Corporation


                                            By: /s/Ray Vadalma
                                               Title: Senior Vice President

The Registrant has omitted from this filing the Schedules and Exhibits listed below. The Registrant will furnish supplementally to the Commission, upon request, a copy of such Schedules and Exhibits.


SCHEDULE I        -        Commitments
SCHEDULE II       -        Material Agreements and Liens
SCHEDULE III      -        Disclosed Matters
SCHEDULE IV       -        Subsidiaries and Investments
SCHEDULE V        -        Stock Options
SCHEDULE VI       -        Real Property
SCHEDULE VII      -        Life Insurance Agreements
SCHEDULE VIII     -        Calculation of MCR Cost
SCHEDULE IX       -        Certain Non-Recurring Charges

EXHIBIT A         -        Form of Assignment and Acceptance
EXHIBIT B-1       -        Form of Security Agreement
EXHIBIT B-2       -        Form of U.K. Pledge Agreement (Borrower)
EXHIBIT B-3       -        Form of U.K. Pledge Agreement (U.K. Acquisition)
EXHIBIT C-1       -        Form of Mortgage Modification (Gonzalez)
EXHIBIT C-2       -        Form of Mortgage Modification (Madera/Vintners)
EXHIBIT C-3       -        Form of Mortgage Modification (Madera/Canandaigua)
EXHIBIT C-4       -        Form of Mortgage Modification (Bardstown)
EXHIBIT C-5       -        Form of Mortgage Modification (Canandaigua)
EXHIBIT C-6       -        Form of Mortgage Modification (Naples/Ontario Co.)
EXHIBIT C-7       -        Form of Mortgage Modification (Naples/Yates Co.)
EXHIBIT D         -        Form of Guarantee Assumption Agreement
EXHIBIT E-1       -        Form of Opinion of Counsel to the Obligors
                           (Effective Date)
EXHIBIT E-2       -        Form of Opinion of Counsel to the Obligors
                           (Initial Funding Date)
EXHIBIT E-3       -        Form of Opinion of Special California Counsel to the
                           Obligors
EXHIBIT E-4       -        Form of Opinion of Special Kentucky Counsel to the
                           Obligors
EXHIBIT F         -        Form of Opinion of Special New York Counsel to Chase